    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 2004

                                                 REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                CTS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                  INDIANA                                      3670                                     35-0225010
      (State or Other Jurisdiction of              (Primary Standard Industrial                      (I.R.S. Employer
      Incorporation or Organization)                Classification Code Number)                   Identification Number)

                             ---------------------
                            905 WEST BOULEVARD NORTH
                             ELKHART, INDIANA 46514
                                 (574) 293-7511
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                             RICHARD G. CUTTER, III
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                CTS CORPORATION
                            905 WEST BOULEVARD NORTH
                            ELKHART, INDIANA, 46514
                                 (574) 293-7511
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   COPIES TO:

                    LYLE G. GANSKE, ESQ.                                     CHRISTOPHER J. HEWITT, ESQ.
                         JONES DAY                                                    JONES DAY
                        NORTH POINT                                                  NORTH POINT
                    901 LAKESIDE AVENUE                                          901 LAKESIDE AVENUE
                 CLEVELAND, OHIO 44114-1190                                   CLEVELAND, OHIO 44114-1190
                       (216) 586-3939                                               (216) 586-3939

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger of Cardinal Acquisition, Inc. with and into SMTEK International, Inc. pursuant to the merger agreement described in the enclosed document have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED             REGISTERED(1)         PER UNIT(2)       OFFERING PRICE(3)           FEE
---------------------------------------------------------------------------------------------------------------------------------
Common shares, without par value(4)..........      7,142,761          Not applicable         $2,618,973              $332
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The maximum number of shares of common stock of CTS Corporation that may be registered is based on the maximum number of shares issuable upon consummation of the merger described in this document.

(2) Not included pursuant to Rule 457(o).

(3) Based upon the average high and low prices in the consolidated reporting system of the common stock, par value $0.01 per share, of SMTEK International, Inc. on The Nasdaq SmallCap Market on December 8, 2004, multiplied by the maximum number of shares of common stock of SMTEK International, Inc. presently outstanding or issuable or expected to be issued in connection with the consummation of the merger described in this document (2,700,745 shares), less $34,556,782, which is the total cash consideration expected to be paid by CTS Corporation for the outstanding common stock of SMTEK International, Inc. upon consummation of the merger described in this document, in accordance with Rules 457(c) and (f), and estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457.

(4) One preferred share purchase right will attach to and trade with each share of common stock. Those rights are also covered by this registration statement and the value attributed to them, if any, is reflected in the market price of the common stock of CTS Corporation.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                PRELIMINARY COPY

                 SUBJECT TO COMPLETION, DATED           , 2004

                           (SMTEK INTERNATIONAL LOGO)

                           SMTEK INTERNATIONAL, INC.
                               200 SCIENCE DRIVE
                           MOORPARK, CALIFORNIA 93021
                                 (805) 532-2800

Dear SMTEK Stockholder:

     You are invited to attend a special meeting of stockholders of SMTEK
International, Inc. The meeting will be held at [     ] a.m., Pacific Time, on
[          ], [          ] [  ], 2005, at our corporate offices located at 200
Science Drive, Moorpark, California 93201, unless postponed or adjourned to a later date. At the meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement. If the merger contemplated by the merger agreement is completed, SMTEK will become a wholly owned subsidiary of CTS Corporation. We cannot complete the merger unless SMTEK stockholders first vote to adopt the merger agreement.

     Upon successful completion of the merger, you will receive a combination of cash and CTS common stock in exchange for your shares of SMTEK common stock. Pursuant to the merger, each share of SMTEK common stock will be converted into
the right to receive $10.725 in cash and $[     ] in CTS common stock. In one
limited circumstance, we may have the ability to have CTS pay the merger consideration in all cash instead of cash and CTS common stock. A detailed description of this circumstance is included in this document. Shares of CTS common stock are listed on the New York Stock Exchange under the symbol "CTS." Upon completion of the merger, SMTEK common stock, which is listed on The Nasdaq SmallCap Market under the symbol "SMTI," will be delisted.

     The SMTEK board of directors has approved the merger agreement and has determined that the merger agreement and the merger are advisable and in the best interest of SMTEK and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF SMTEK UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     YOUR VOTE IS VERY IMPORTANT. In light of the importance of the proposed merger, we urge you to attend the special meeting in person or participate by proxy. Whether or not you plan to attend, after carefully reading and considering the accompanying materials, please vote your shares as soon as possible. Please vote by completing, signing and dating the enclosed proxy card(s) and mailing the proxy card(s) to us, whether or not you plan to attend the special meeting. Returning your proxy card(s) will not affect your right to vote in person if you choose to attend the special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the adoption of the merger agreement at the special meeting. If you do not return your card, or if you do not specifically instruct your broker how to vote any shares held for you in "street name," your shares will not be voted at the special meeting.

     This document is a prospectus relating to the issuance of shares of CTS common stock in the merger. It is also a proxy statement by SMTEK for its use in soliciting proxies for the special meeting. This document answers questions about the proposed merger and the special meeting and includes a summary description of the merger. We urge you to review this entire document carefully. IN PARTICULAR, YOU SHOULD ALSO CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 19.

     We are very excited about the opportunities the proposed merger brings to the SMTEK stockholders, and we thank you for your consideration and continued support.

                                         Sincerely,

                                         (KIRK A. WALDRON SIGNATURE)

                                         KIRK A. WALDRON
                                         Interim President, Senior Vice
                                         President,
                                         Chief Financial Officer and Secretary

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
         This proxy statement/prospectus is dated [          ], 200[ ],
   and is first being mailed to SMTEK stockholders on or about [          ],
                                    200[ ].

                      REFERENCES TO ADDITIONAL INFORMATION

     Except where we indicate otherwise, as used in this document, "CTS" refers to CTS Corporation and its consolidated subsidiaries and "SMTEK" refers to SMTEK International, Inc. and its consolidated subsidiaries. This document incorporates important business and financial information about CTS and SMTEK from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this document. For a list of documents incorporated by reference into this document, see "Where You Can Find More Information" beginning on page 103.

     This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document by accessing the Securities and Exchange Commission's website maintained at "www.sec.gov."

     In addition, CTS' Securities and Exchange Commission filings are available to the public on CTS' website, www.ctscorp.com, and SMTEK's filings with the Securities and Exchange Commission are also available to the public on SMTEK's website, www.smtek.com. Information contained on CTS' website and SMTEK's website is not incorporated by reference into this document, and you should not consider information contained on those websites as part of this document.

     CTS WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO CTS, WITHOUT CHARGE, IF YOU REQUEST THEM IN WRITING OR BY TELEPHONE FROM:

                                CTS Corporation
                            905 West Boulevard North
                             Elkhart, Indiana 46514
                         Attention: Investor Relations
                                 (574) 293-7511

     SMTEK WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO SMTEK, WITHOUT CHARGE, IF YOU REQUEST THEM IN WRITING OR BY TELEPHONE FROM:

                           SMTEK International, Inc.
                               200 Science Drive
                           Moorpark, California 93021
                         Attention: Investor Relations
                              (805) 532-2800 x111

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [          ] IN
ORDER TO RECEIVE THEM BEFORE THE SMTEK SPECIAL MEETING.

     CTS has supplied all information contained in or incorporated by reference in this document relating to CTS, and SMTEK has supplied all information contained in or incorporated by reference in this document relating to SMTEK.

     Accompanying this document are copies of SMTEK's Annual Report on Form 10-K for the fiscal year ended June 25, 2004, SMTEK's Annual Report on Form 10-K for the fiscal year ended June 25, 2004, as amended, and SMTEK's Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2004.

                           SMTEK INTERNATIONAL, INC.
                               200 SCIENCE DRIVE
                           MOORPARK, CALIFORNIA 93021

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of SMTEK International, Inc. ("SMTEK")
will be held at [          ] a.m., Pacific Time, on [          ], [          ],
2005 at SMTEK's corporate offices located at 200 Science Drive, Moorpark, California 93201, unless postponed or adjourned to a later date. The SMTEK special meeting will be held for the following purposes:

          1. To adopt the Agreement and Plan of Merger, dated as of November 16, 2004 (the "merger agreement"), by and among SMTEK, CTS Corporation, and Cardinal Acquisition, Inc., a wholly owned subsidiary of CTS Corporation, pursuant to which Cardinal Acquisition, Inc. will merge with and into SMTEK on and subject to the terms contained in the merger agreement. A copy of the merger agreement is attached as Annex A of the accompanying proxy statement/prospectus.

          2. To consider and vote upon a proposal to approve adjournments or postponements of the SMTEK special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the SMTEK special meeting to approve the above proposal.

          3. To consider and take action upon any other business that may properly come before the SMTEK special meeting or any reconvened meeting following an adjournment or postponement of the SMTEK special meeting.

     SMTEK'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF SMTEK AND ITS STOCKHOLDERS. SMTEK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SMTEK'S STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     Only stockholders of record at the close of business on December 22, 2004 are entitled to notice of SMTEK's special meeting and to vote at the SMTEK special meeting and any adjournments or postponement of the SMTEK special meeting. Whether or not you plan to attend the SMTEK special meeting in person, please complete, date, sign and return the enclosed proxy card(s) as promptly as possible in the enclosed postage-paid envelope.

     Under Delaware law, appraisal rights will be available to SMTEK stockholders of record. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in the accompanying proxy statement/prospectus.

                                          -s- Kirk A. Waldron
                                          KIRK A. WALDRON
                                          Interim President, Senior Vice
                                          President,
                                          Chief Financial Officer and Secretary
                                          SMTEK International, Inc.

     PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD(S).
                             ----------------------

                         If you have questions, contact
                                  Kirk Waldron
                      Call Toll-Free: (877) 376-2595 x111
                             ----------------------

     Moorpark, California, [          ], 200[  ]

                            YOUR VOTE IS IMPORTANT.

   PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD(S) AT YOUR EARLIEST
                                  CONVENIENCE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE
  MERGER....................................................     1
  The Merger................................................     1
  Procedures................................................     3
  General...................................................     4
SUMMARY.....................................................     5
  Information about CTS.....................................     5
  Information about SMTEK...................................     5
  The Merger................................................     5
  Recommendation of SMTEK's Board of Directors to SMTEK
     Stockholders...........................................     6
  Opinion of SMTEK's Financial Advisor......................     6
  Share Ownership of Directors and Executive Officers of
     SMTEK..................................................     7
  Interests of SMTEK's Directors and Executive Officers in
     the Merger.............................................     7
  Conditions to Completion of the Merger....................     7
  Termination of the Merger Agreement.......................     7
  Termination Fees and Expenses.............................     8
  No Solicitation by SMTEK..................................     9
  The Stockholder's Agreements..............................    10
  Accounting Treatment......................................    10
  Comparison of Rights of Stockholders......................    10
FINANCIAL SUMMARY...........................................    11
  CTS Market Price Data and Dividends.......................    11
  SMTEK's Market Price Data and Dividends...................    12
  Selected Historical Financial Data of CTS.................    13
  Selected Historical Financial Data of SMTEK...............    14
  Selected Unaudited Condensed Combined Pro Forma Financial
     Data of CTS............................................    15
  Comparative Per Share Information.........................    16
  Comparative Market Value Information......................    18
RISK FACTORS................................................    19
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    30
THE SPECIAL MEETING.........................................    30
  Date, Time and Place of the Special Meeting...............    30
  Record Date and Voting Rights.............................    31
VOTING BY PROXY.............................................    32
  Voting Your Proxy.........................................    32
  How to Vote...............................................    32
  Revoking Your Proxy.......................................    32
  Other Voting Matters......................................    33
  Proxy Solicitations.......................................    33
  Other Business, Adjournment and Postponements.............    33
THE MERGER..................................................    34
  Background of the Merger..................................    34
  Reasons for the Merger....................................    37

                                                              PAGE
                                                              ----
  Fairness Opinion of Duff & Phelps.........................    39
  Interests of SMTEK's Directors and Executive Officers in
     the Merger.............................................    45
  Financial Projections.....................................    45
  Accounting Treatment......................................    46
  Dissenters' Appraisal Rights of SMTEK Stockholders........    47
  Delisting and Deregistration of SMTEK Common Stock........    49
  Federal Securities Laws Consequences; Resale
     Restrictions...........................................    50
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......    50
THE MERGER AGREEMENT........................................    51
  The Merger; Closing.......................................    51
  Directors and Officers....................................    51
  Merger Consideration......................................    51
  Exchange Procedures.......................................    52
  Exchange of Shares........................................    52
  Representations and Warranties............................    53
  Covenants and Agreements..................................    54
  Conditions to Completion of the Merger....................    58
  Termination of the Merger Agreement.......................    59
  Termination Fees and Expenses.............................    60
  No Solicitation by SMTEK..................................    61
THE STOCKHOLDER'S AGREEMENTS................................    63
  Agreement To Vote and Proxy...............................    63
  Restrictions on Transfer..................................    64
  No Solicitation...........................................    64
  Standstill................................................    65
  Termination of the Stockholder's Agreements...............    65
  Options...................................................    65
INFORMATION ABOUT CTS.......................................    66
  Business..................................................    66
  Strategy..................................................    66
  Intellectual Property.....................................    68
  Recent Developments.......................................    69
  Recent Restructuring Activities...........................    69
  Directors of CTS..........................................    70
  Executive Officers of CTS.................................    72
  Report of the Executive Compensation Committee............    73
  Compensation Committee Interlocks and Insider
     Participation..........................................    75
  Executive Compensation....................................    75
  Certain Business Relationships............................    79
  Stock Performance Graph...................................    79
  Beneficial Ownership of CTS Common Stock..................    79
INFORMATION ABOUT SMTEK.....................................    81
  Business..................................................    81
  Industry Overview.........................................    82

                                                              PAGE
                                                              ----
  Markets and Customers.....................................    83
  Backlog...................................................    84
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    84
PRO FORMA FINANCIAL DATA UNAUDITED CONDENSED COMBINED PRO
  FORMA FINANCIAL STATEMENTS................................    86
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET AT
  SEPTEMBER 26, 2004 FOR CTS AND SEPTEMBER 24, 2004 FOR
  SMTEK.....................................................    87
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
  FOR THE YEAR ENDED DECEMBER 31, 2003 FOR CTS AND THE
  TWELVE MONTHS ENDED DECEMBER 31, 2003 FOR SMTEK...........    88
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
  FOR THE NINE MONTHS ENDED SEPTEMBER 26, 2004 FOR CTS AND
  THE NINE MONTHS ENDED SEPTEMBER 24, 2004 FOR SMTEK........    89
NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL
  STATEMENTS................................................    90
DESCRIPTION OF CTS CAPITAL STOCK............................    93
  Common Stock..............................................    93
  Preferred Stock...........................................    93
  Indiana Business Corporation Law, Rights Agreement and the
     Articles of Incorporation and Bylaws...................    94
COMPARISON OF RIGHTS OF STOCKHOLDERS........................    96
  Authorized Capital Stock..................................    96
  Voting Rights.............................................    97
  Shareholder Meetings......................................    97
  Matters Relating to the Board of Directors................    98
  Anti-Takeover Matters.....................................    99
  Dissenters' Rights........................................   100
  Amendments to Constituent Documents.......................   100
  Dividends and Repurchase of Shares........................   100
  Limitation of Liability of Directors and Officers.........   101
LEGAL MATTERS...............................................   102
EXPERTS.....................................................   102
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS..................   102
WHERE YOU CAN FIND MORE INFORMATION.........................   103
  CTS Securities and Exchange Commission Filings............   104
  SMTEK Securities and Exchange Commission Filings..........   105
ANNEXES
Agreement and Plan of Merger................................     A
Thomas M. Wheeler Trust Stockholder's Agreement.............     B
The Gene Haas Trust Stockholder's Agreement.................     C
Duff & Phelps, LLC Opinion..................................     D
Section 262 of the General Corporation Law of the State of
  Delaware..................................................     E

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

     The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all the information that is important to you. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you. We have included page references in this summary to direct you to a more detailed description of each topic presented elsewhere in this document.

THE MERGER

Q:  WHEN IS THE SMTEK SPECIAL MEETING?

A:  The SMTEK special meeting will be held on [          ], 2005 at the location
    and time indicated on the cover of this document. See page 30.

Q:  ON WHAT ARE SMTEK STOCKHOLDERS BEING ASKED TO VOTE?

A: SMTEK stockholders are being asked to adopt the merger agreement at the special meeting. See page 30.

Q:  WHO IS ELIGIBLE TO VOTE AT THE SMTEK SPECIAL MEETING?

A: SMTEK stockholders are eligible to vote at the SMTEK special meeting if they were stockholders of record at the close of business on December 22, 2004. See page 31.

Q:  WHAT IS THE POSITION OF SMTEK'S BOARD OF DIRECTORS REGARDING THE MERGER?

A: SMTEK's board of directors has unanimously approved the merger agreement and determined that the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SMTEK and its stockholders. SMTEK's board of directors unanimously recommends that SMTEK stockholders vote FOR the proposal to adopt the merger agreement at the special meeting. See page 32.

Q: WHAT VOTE IS NEEDED BY SMTEK STOCKHOLDERS TO ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING?

A: The adoption of the merger agreement requires the approval of at least a majority of the votes entitled to be cast by the holders of outstanding shares of SMTEK common stock. If a SMTEK stockholder does not vote, it will have the same effect as a vote against the adoption of the merger agreement.

     In connection with the merger, each of SMTEK's two largest stockholders entered into an agreement pursuant to which each agreed to vote in favor of adoption of the merger agreement. These stockholders own approximately 32.65% and 9.94%, respectively, of the SMTEK common stock outstanding and entitled to vote at the special meeting. See page 63.

Q:  WHAT WILL HAPPEN IN THE PROPOSED MERGER?

A: In the proposed merger, SMTEK will merge with a newly formed subsidiary of CTS. After the merger, SMTEK will no longer be a public company and will become a wholly owned subsidiary of CTS. See page 51.

Q:  WHAT WILL SMTEK STOCKHOLDERS RECEIVE IN THE MERGER?

A: In the merger, SMTEK stockholders will receive for each share of SMTEK common stock:

     -  $10.725 in cash, without interest; and

     -  $[     ] in CTS common stock. In one limited circumstance, we may have the ability to have CTS pay the merger consideration in all cash instead of cash and CTS common stock. A detailed description of this circumstance is included in this document. See page 51.

Q.  WHAT HAPPENS AS THE MARKET PRICE OF CTS COMMON STOCK CHANGES?

A. The exchange ratio, and therefore the number of shares of CTS common stock that you will receive in the merger, is based on the average CTS share price over a twenty-day trading period and not on the actual

CTS share price on the effective date of the merger or the date on which your SMTEK shares are exchanged for CTS shares. Therefore, the value of the CTS common stock you will receive in the merger in exchange for each share of SMTEK
     common stock you own may be greater than or less than $[          ] per
     share due to changes in the CTS share price both during and after the measurement period.

Q.  HOW WILL I KNOW WHAT THE ACTUAL EXCHANGE RATIO IS?

A. We will issue a press release and file a Current Report on Form 8-K with the SEC immediately prior to the special meeting that will disclose the exchange ratio, assuming that the closing of the merger occurs on the same day as the special meeting. If the closing of the merger is delayed for any reason, then the announced exchange ratio could change. Additionally, you can call D.F. King & Co., Inc., the proxy solicitor, to receive hypothetical information about the exchange ratio updated as of the Friday immediately preceding the week of your call.

Q.  WHAT WILL HAPPEN TO SMTEK IF WE DO NOT COMPLETE THE MERGER?

A. If we do not complete the merger, SMTEK will remain an independent company and may be required to pay CTS a termination fee of $900,000. In addition, SMTEK would have to absorb significant costs associated with the proposed merger, such as legal, accounting and financial advisor fees. Also, the price of SMTEK common stock may decline to the extent that its current market price reflects a market assumption that we will complete the merger.

Q:  DO SMTEK STOCKHOLDERS HAVE DISSENTERS' APPRAISAL RIGHTS?

A: Yes. SMTEK stockholders who do not vote in favor of the merger agreement and otherwise comply with the requirements of Delaware law will be entitled to dissenters' appraisal rights to receive the statutorily determined "fair value" of their shares of SMTEK common stock. See page 47.

Q:  WILL THE RIGHTS OF SMTEK STOCKHOLDERS CHANGE AS A RESULT OF THE MERGER?

A: Yes. Unless SMTEK elects to convert the merger consideration to all cash in the circumstance described in this document, SMTEK stockholders will become CTS stockholders and their rights as CTS stockholders will be governed by Indiana law and CTS' articles of incorporation and bylaws. A description of those rights begins on page 96. For a copy of CTS' articles of incorporation or bylaws, see "Where You Can Find More Information" beginning on page 103.

Q:  WHERE DOES CTS COMMON STOCK TRADE?

A: Shares of CTS common stock trade on the New York Stock Exchange under the symbol "CTS." See page 93.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: If the merger agreement is adopted at the special meeting, we expect to complete the merger as soon as possible after the satisfaction of the conditions to the merger. We currently anticipate that the merger will be completed in the first quarter of 2005. See page 51.

Q: WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SMTEK STOCKHOLDERS?

A: Generally, each SMTEK stockholder will recognize capital gain or loss equal to the difference, if any, between the amount by which the sum of the amount of cash received and the fair market value of the shares of CTS common stock received as of the effective time of the merger exceeds the stockholder's adjusted tax basis in the stockholder's shares of SMTEK common stock. We encourage SMTEK stockholders to consult their own tax advisors regarding the tax consequences of the merger to them based on their particular circumstances. See "Material United States Federal Income Tax Consequences" beginning on page 50.

PROCEDURES

Q:  WHAT SHOULD I DO NOW?

A: You should read this document carefully and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope as soon as possible so that your shares will be represented and voted at the special meeting. You may vote your shares by signing, dating and mailing the enclosed proxy card(s). A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in "street name" to direct their vote by the internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this document. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See page 32.

Q:  IF I AM GOING TO ATTEND THE SPECIAL MEETING, SHOULD I RETURN MY PROXY
    CARD(S)?

A: Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. See page 32.

Q:  HOW WILL MY PROXY BE VOTED?

A: If you complete, sign and date your proxy card(s), or, if available, vote by telephone or the internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your shares will be voted FOR the adoption of the merger agreement at the special meeting. If you vote for the adoption of the merger agreement at the SMTEK special meeting, you will lose the dissenters' appraisal rights to which you would otherwise be entitled. See page 47.

Q: CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD(S) OR, IF AVAILABLE, VOTE BY TELEPHONE OR THE INTERNET?

A: Yes. If you are a record holder of SMTEK common stock, you can change your vote by:

     - sending a written notice to the corporate secretary of SMTEK that is received prior to the special meeting and states that you revoke your proxy;

     - signing and dating a new proxy card(s) or, if available, vote by telephone or the internet and submitting your proxy so that it is received prior to the special meeting; or

     - attending the special meeting and voting in person.

Q:  WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER?

A: YOUR BROKER WILL VOTE YOUR SHARES WITH RESPECT TO THE PROPOSALS AT THE SPECIAL MEETING ONLY IF YOU PROVIDE WRITTEN INSTRUCTIONS TO YOUR BROKER ON HOW TO VOTE. You should instruct your broker using the instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of Nasdaq, your broker will not be authorized to vote with respect to the proposals relating to the merger at the special meeting. If you hold your shares in your broker's name and wish to vote in person at the special meeting, you must contact your broker and request a document called a "legal proxy." You must bring this legal proxy to the special meeting in order to vote in person. See page 32.

Q:  WHAT IF I ABSTAIN FROM VOTING OR DO NOT INSTRUCT MY BROKER TO VOTE MY
    SHARES?

A: If you do not vote or do not instruct your broker how to vote your shares of SMTEK common stock held in street name, it will have the same effect as a vote against the adoption of the merger agreement. See page 32.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A: The preliminary voting results of the special meeting will be announced at the special meeting. In addition, SMTEK will publish a press release regarding the final voting results of the special meeting and post a copy of the press release on its website. See "Where You Can Find More Information" beginning on page 103.

GENERAL

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, you will be sent written instructions for sending in your stock certificates. See page 53.

Q:  WHAT DOES IT MEAN IF I RECEIVE MULTIPLE PROXY CARDS?

A: Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card you receive, or, if available, vote using the telephone or the internet as described in the instructions included with your proxy card(s). See page 32.

Q:  WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A: If you have any questions about the merger or the special meeting, need assistance in voting your shares, or need additional copies of this document or the enclosed proxy card(s) or voting instructions, you should contact:

     D.F. King & Co., Inc.
     77 Water Street
     New York, New York 10005
     Telephone: (800) 290-6431
     SMTEK International, Inc.
     200 Science Drive
     Moorpark, California 93201
     Attention: Investor Relations
     Telephone: (805) 532-2800 x111

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT CTS AND SMTEK?

A: You can find more information about CTS and SMTEK from various sources described under "Where You Can Find More Information" beginning on page 103.

                                    SUMMARY

     This summary of the material information contained in this document may not include all the information that is important to you. To understand fully the proposed merger, and for a more detailed description of the terms and conditions of the merger, you should read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" beginning on page 103. We have included page references parenthetically in this summary to direct you to a more detailed description of each topic presented in this summary.

INFORMATION ABOUT CTS (BEGINNING ON PAGE 66)

     CTS, an Indiana corporation, designs and manufactures electronic components and sensors and provides electronics manufacturing services to Original Equipment Manufacturers (OEMs) primarily in the automotive, computer and communications markets. CTS manufactures products in North America, Europe and Asia. CTS is headquartered in Elkhart, Indiana and currently employs approximately 5,070 people.

                                CTS Corporation
                            905 West Boulevard North
                             Elkhart, Indiana 46514
                         Attention: Investor Relations
                                 (574) 293-7511

INFORMATION ABOUT SMTEK (BEGINNING ON PAGE 81)

     SMTEK, a Delaware corporation, is an electronics manufacturing services provider serving OEMs in the medical, industrial instrumentation, telecommunications, security, financial services automation, aerospace and defense industries, including integrated solutions across the entire product life cycle, from design to manufacturing to end-of-life services. SMTEK has four facilities located in Moorpark and Santa Clara, California, Marlborough, Massachusetts, and the Ayutthya Province in Thailand. SMTEK is headquartered in Moorpark, California and currently employs approximately 780 full-time and temporary people.

                           SMTEK International, Inc.
                               200 Science Drive
                           Moorpark, California 93201
                         Attention: Investor Relations
                              (805) 532-2800 x111

THE MERGER (BEGINNING ON PAGE 34)

  GENERAL

     On November 16, 2004, the board of directors of SMTEK approved the merger of Cardinal Acquisition, Inc., a newly formed and wholly owned subsidiary of CTS, with and into SMTEK, on the terms and subject to the conditions of the merger agreement. We refer to Cardinal Acquisition, Inc. throughout this document as Acquisition Sub. SMTEK will be the surviving company of the merger and will be a wholly owned subsidiary of CTS. The separate corporate existence of Acquisition Sub will cease at the effective time of the merger.

     We encourage you to read the merger agreement, which governs the merger and is attached as Annex A to this document, because it sets forth the terms of the merger of Acquisition Sub with and into SMTEK.

  MERGER CONSIDERATION

     Holders of SMTEK common stock (other than SMTEK, CTS and dissenting SMTEK stockholders who properly exercise their appraisal rights) will be entitled to receive for each share of SMTEK common stock:

     - $10.725 in cash, without interest; and

     - $[     ] in CTS common stock. The actual number of shares of CTS common stock you will receive will be determined by an exchange ratio, which
       equals the $[     ] value of the stock component of the merger
       consideration divided by the volume weighted average price of CTS common stock for the 20 consecutive trading day period ending on the trading day immediately prior to the closing of the merger (referred to in this document as the closing VWAP). In one limited circumstance, SMTEK may have the ability to have CTS pay the merger consideration in all cash instead of cash and CTS common stock.

     Under the merger agreement, CTS is not required to issue a number of new shares of its common stock that would require CTS to obtain stockholder approval for the issuance of CTS common stock in the merger. CTS stockholder approval would be required under Indiana law if CTS were to issue a number of shares greater than 20% of the number of shares of CTS common stock outstanding at the effective time of the merger. To ensure a CTS stockholder vote is not required, the merger agreement provides that CTS is not required to issue a number of shares of CTS common stock that would equal or exceed 19.9% of the number of shares of CTS common stock outstanding at the effective time of the merger. This limitation is referred to in this document as the issuance cap. If the exchange ratio without the issuance cap would have resulted in CTS issuing a number of shares of CTS common stock equal to or in excess of the issuance cap, then SMTEK may elect to proceed with the merger subject to the issuance cap, convert the stock component of the merger consideration to cash or terminate the merger agreement. If SMTEK elects to convert the stock component to cash, CTS may then elect to pay a $3,500,000 cash termination fee to SMTEK and terminate the merger agreement. As of December 6, 2004, there were approximately 35,892,972 shares of CTS common stock outstanding. Therefore, CTS could issue up to approximately 7,142,701 shares of CTS common stock without needing stockholder approval. Based on the number of shares of CTS and SMTEK common stock outstanding as of December 6, 2004 for CTS and November 30, 2004 for SMTEK, approximately 35,892,972 and 2,700,745, respectively, the maximum exchange ratio would be approximately 2.64.
Based on the $[     ] value of the stock component of the merger consideration, the closing VWAP of CTS common stock would have to be equal to or less than
$[     ] before the issuance cap is triggered. The closing price of CTS common stock on December 7, 2004 was $13.09. See "The Merger Agreement -- Merger Consideration."

     No fractional shares of CTS common stock will be issued in the merger. All fractional shares of CTS common stock that a SMTEK stockholder is entitled to receive will be aggregated. Any fractional shares of CTS common stock resulting from this aggregation will be paid in cash, without interest, in an amount equal to the fractional share interest multiplied by the closing VWAP of CTS common stock.

RECOMMENDATION OF SMTEK'S BOARD OF DIRECTORS TO SMTEK STOCKHOLDERS (PAGE 32)

     SMTEK's board of directors has unanimously approved the merger agreement and determined that the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of SMTEK and its stockholders. SMTEK's board of directors unanimously recommends that SMTEK stockholders vote FOR the proposal to adopt the merger agreement at the special meeting.

OPINION OF SMTEK'S FINANCIAL ADVISOR (BEGINNING ON PAGE 39)

     In deciding to approve the merger agreement, SMTEK's board of directors considered an opinion from its financial advisor, Duff & Phelps, LLC, as to the fairness, from a financial point of view, to holders of SMTEK common stock of the consideration to be paid by CTS to SMTEK stockholders pursuant to the merger agreement. The opinion is attached as Annex D to this document. We encourage you to read the opinion in its entirety.

     Pursuant to a letter agreement dated September 14, 2004, Duff & Phelps, LLC received from SMTEK a fee of approximately $100,000. In addition, SMTEK agreed to reimburse Duff & Phelps, LLC for all of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify Duff & Phelps, LLC against certain liabilities that may arise out of its engagement.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF SMTEK (BEGINNING ON PAGE
84)

     At the close of business on the record date for the SMTEK special meeting, directors and executive officers of SMTEK and their affiliates were entitled to vote approximately 2.82% of the shares of SMTEK common stock outstanding on that date. SMTEK's directors and executive officers holding shares of SMTEK common stock on the record date have indicated that they intend to vote their SMTEK common stock for the proposal to adopt the merger agreement at the special meeting.

INTERESTS OF SMTEK'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 45)

     When considering the recommendation of SMTEK's board of directors with respect to the merger, SMTEK stockholders should be aware that some of SMTEK's directors and executive officers have interests in the merger that are different from, or in addition to, their interests as SMTEK stockholders and the interests of SMTEK stockholders generally. SMTEK's board of directors was aware of these arrangements during its deliberations on the merits of the merger and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting.

CONDITIONS TO COMPLETION OF THE MERGER (BEGINNING ON PAGE 58)

     Completion of the merger depends on a number of conditions being satisfied or waived. In addition to customary conditions relating to material compliance by each party with its covenants in the merger agreement, these conditions include the following:

     - adoption of the merger agreement at the SMTEK special meeting by at least a majority of the votes entitled to be cast by the holders of outstanding shares of SMTEK common stock;

     - receipt of any required consents and approvals of governmental entities;

     - absence of any judgment, order, decree, statute, law, ordinance, rule or regulation preventing the consummation of the merger, which we refer to as "restraints," or limiting the ownership or operation by CTS or SMTEK of any material portion of their businesses or assets or compelling CTS or SMTEK to dispose of or hold separate any material portion of their businesses or assets as a result of the merger, which we refer to as "competitive restraints," so long as the parties have used their reasonable best efforts to prevent or remove any such restraint;

     - approval for listing of the shares of CTS common stock to be issued in the merger on the New York Stock Exchange upon official notice of issuance;

     - continued effectiveness of the registration statement of which this document is a part and the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement; and

     - accuracy of each party's representations and warranties in the merger agreement, except as would not have a material adverse effect on the party making the representations.

TERMINATION OF THE MERGER AGREEMENT (BEGINNING ON PAGE 59)

     Before the effective time of the merger, the merger agreement may be terminated:

     - by the mutual written consent of CTS and SMTEK;

     - by either CTS or SMTEK if:

      -- the parties fail to consummate the merger on or before April 29, 2005 or such later date, if any, as CTS and SMTEK may agree, which we refer to as the "termination date," unless the failure is the result of a breach of the merger agreement by the party seeking the termination;

      -- the SMTEK special meeting has concluded and the adoption of the merger agreement by SMTEK stockholders was not obtained; or

      -- any restraint preventing the consummation of the merger or a competitive restraint has become final and nonappealable, provided that the right to terminate the merger agreement is not available to a party whose breach of the merger agreement results in or causes the restraint;

     - by CTS if:

      -- SMTEK has breached or failed to perform any of its covenants or other agreements in all material respects or has breached its representations and warranties relating to its capital structure in any respect or has breached any of its other representations and warranties and the breach would reasonably be expected to have or result in a material adverse effect on SMTEK, and in each case the breach and failure to perform is not cured within 30 days after receipt of written notice or is incapable of being cured by the termination date;

      -- SMTEK's board of directors or any committee of SMTEK's board of directors has:

        - withdrawn or modified in any manner adverse to CTS, or publicly proposed to withdraw or modify in a manner adverse to CTS, its approval of the merger agreement or its recommendation to SMTEK stockholders regarding the merger; or

        - recommended, adopted or approved or proposed publicly to recommend, adopt or approve, any company takeover proposal (as defined in the merger agreement);

      -- a tender or exchange offer relating to SMTEK's securities has been commenced and SMTEK's board of directors does not recommend rejection of the tender or exchange offer within ten business days;

      -- SMTEK has breached its obligations set forth in the merger agreement not to solicit a competing transaction to the merger; or

      -- SMTEK has elected to convert the merger consideration to all cash in the event the exchange ratio, without regard to the issuance cap, would have required CTS to issue a number of shares of CTS common stock in excess of the issuance cap;

     - by SMTEK if:

      -- CTS has breached or failed to perform any of its covenants or other agreements in all material respects or has breached any of its representations or warranties and the breach would reasonably be expected to have or result in a material adverse effect on CTS, and in each case the breach or failure to perform is not cured within 30 days after receipt of written notice or is incapable of being cured by the termination date; or

      -- the exchange ratio, without regard to the issuance cap, would have required CTS to issue a number of shares of CTS common stock in excess of the issuance cap.

TERMINATION FEES AND EXPENSES (BEGINNING ON PAGE 60)

  SMTEK

     SMTEK must pay CTS a $900,000 termination fee if the merger agreement is terminated by CTS because of, or the merger agreement is terminated by either CTS or SMTEK for any reason at a time when CTS could have terminated the merger agreement because of, the following:

     - SMTEK's board of directors or any committee of SMTEK's board of directors has:

      -- withdrawn or modified in any manner adverse to CTS or publicly proposed to withdraw or modify in a manner adverse to CTS its approval of the merger agreement or its recommendation to SMTEK stockholders regarding the merger; or

      -- recommended, adopted or approved or proposed publicly to recommend, adopt or approve any company takeover proposal;

     - a tender or exchange offer relating to SMTEK's securities has been commenced and SMTEK's board of directors does not recommend rejection of the tender or exchange offer within ten business days; or

     - SMTEK has breached its obligations set forth in the merger agreement not to solicit a competing transaction to the merger.

     In addition, SMTEK must pay CTS a $900,000 termination fee if prior to the termination, a third party publicly announced an intention to make a company takeover proposal and within 12 months of the termination SMTEK enters into a definitive agreement with respect to, or consummates, any company takeover proposal and the merger agreement was terminated:

     - by either CTS or SMTEK because the parties failed to consummate the merger on or before the termination date (other than because of the failure of the continued effectiveness of the registration statement of which this document is a part, the registration statement is subject to a stop order or a proceeding seeking a stop order suspending the effectiveness of the registration statement or the NYSE fails to approve for listing the shares of CTS common stock to be issued in the merger);

     - by either CTS or SMTEK because the SMTEK special meeting has concluded and the adoption of the merger agreement by SMTEK stockholders was not obtained; or

     - by CTS because SMTEK breached or failed to perform any of its covenants or other agreements in all material respects or breached its representations and warranties relating to its capital structure in any respect or breached any of its other representations and warranties and the breach would reasonably be expected to have or result in a material adverse effect on SMTEK, and in each case the breach or failure to perform was not cured within 30 days after receipt of written notice or was incapable of being cured by the termination date.

  CTS

     CTS must pay SMTEK a $900,000 termination fee if:

     - SMTEK terminates the merger agreement because, or SMTEK or CTS terminate the merger agreement for any reason at any time that, the exchange ratio, without regard to the issuance cap, would have required CTS to issue shares of CTS common stock in excess of the issuance cap, provided, however, that SMTEK has not elected to convert the merger consideration to all cash; or

     - SMTEK terminates the merger agreement because the parties failed to consummate the merger by the termination date because of the failure of the continued effectiveness of the registration statement of which this document is a part, the registration statement is subject to a stop order or proceeding seeking a stop order suspending the effectiveness of the registration statement or the NYSE fails to approve for listing the shares of CTS common stock to be issued in the merger.

     CTS must pay SMTEK a $3,500,000 termination fee if CTS terminates the merger agreement because SMTEK elects to convert the merger consideration to all cash in the event that the exchange ratio, without regard to the issuance cap, would have required CTS to issue a number of shares of CTS common stock equal to or exceeding the issuance cap and the merger agreement is not then otherwise terminable by CTS.

     In general, each of CTS and SMTEK will bear its own expenses in connection with the merger agreement and the related transactions except that CTS and SMTEK will share equally the costs and expenses in connection with filing, printing and mailing of the registration statement and this document.

NO SOLICITATION BY SMTEK (BEGINNING ON PAGE 61)

     The merger agreement restricts the ability of SMTEK to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in SMTEK. However, if SMTEK receives an acquisition proposal from a third party that SMTEK's board of directors determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes a superior proposal or would reasonably be expected to lead to a superior proposal and SMTEK complies with specified procedures contained in the merger agreement, SMTEK may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions.

THE STOCKHOLDER'S AGREEMENTS (BEGINNING ON PAGE 63)

     In connection with the merger, each of the Thomas M. Wheeler Trust U/T/D 4/9/86 and The Gene Haas Trust DTD 3-9-99 entered into agreements with CTS whereby each of them agreed to vote and to grant CTS an irrevocable proxy to vote their respective shares of SMTEK common stock:

     - in favor of adoption of the merger agreement;

     - against the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of SMTEK in the merger agreement or that would delay or hinder the consummation of the merger or that would preclude the fulfillment of a condition precedent to the closing of the merger; and

     - against any action, agreement or proposal made in opposition to or in competition with the merger, including any company takeover proposal or superior proposal.

     As of December 22, 2004, the record date for the SMTEK special meeting, the Thomas M. Wheeler Trust and The Gene Haas Trust were entitled to vote approximately 32.65% and 9.94%, respectively, of the shares of SMTEK common stock outstanding and entitled to vote at the special meeting. The Thomas M. Wheeler Trust's obligations under its stockholder's agreement, including voting and restrictions on transfer, are subject to options to purchase 97,000 of the trust's shares of SMTEK common stock granted by the trust to third parties prior to the execution of the stockholder's agreement.

     In addition, each of the stockholder's agreements restricts the ability of the trusts from soliciting or engaging in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in SMTEK and prevents the trusts from acquiring any shares of CTS common stock.

ACCOUNTING TREATMENT (PAGE 46)

     The merger will be accounted for as a business combination using the "purchase" method of accounting. CTS will be the acquirer for financial accounting purposes.

COMPARISON OF RIGHTS OF STOCKHOLDERS (BEGINNING ON PAGE 96)

     As a result of the merger, the holders of SMTEK common stock will become holders of CTS common stock, unless SMTEK elects to convert the merger consideration to all cash in the limited circumstance described above. Unlike SMTEK, which is a Delaware corporation, CTS is an Indiana corporation and is governed by Indiana law. Following the merger, the rights of SMTEK stockholders will be governed by Indiana law and the articles of incorporation and bylaws of CTS.

     For a summary of the material differences between the rights of SMTEK stockholders and CTS stockholders, see "Comparison of Rights of Stockholders" beginning on page 96.

                               FINANCIAL SUMMARY

CTS MARKET PRICE DATA AND DIVIDENDS

     CTS common stock is traded on the New York Stock Exchange under the symbol "CTS." The following table shows for the periods indicated the high and low sales prices for CTS common stock as reported on the New York Stock Exchange.

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
FISCAL YEAR ENDED                                              HIGH     LOW
-----------------                                             ------   ------
DECEMBER 31, 2002:
  First Quarter.............................................  $17.60   $12.90
  Second Quarter............................................   19.56    10.80
  Third Quarter.............................................   12.50     4.30
  Fourth Quarter............................................    9.00     3.65
DECEMBER 31, 2003:
  First Quarter.............................................  $ 8.85   $ 4.90
  Second Quarter............................................   11.10     5.50
  Third Quarter.............................................   14.71    10.01
  Fourth Quarter............................................   14.94    10.75
DECEMBER 31, 2004:
  First Quarter.............................................  $15.85   $11.60
  Second Quarter............................................   14.80     9.90
  Third Quarter.............................................   12.99    10.10
  Fourth Quarter
     (through December 8, 2004).............................   13.92    12.25

     The last reported sales prices of CTS common stock on the New York Stock Exchange on November 16, 2004 and December 8, 2004 were $13.45 and $13.05, respectively. November 16, 2004 was the last full trading day prior to the public announcement of the merger. December 8, 2004 was the last full trading day prior to the filing of this document with the Securities and Exchange Commission.

     The CTS board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are based on compliance with agreements governing CTS' indebtedness, earnings, cash requirements, results of operations, cash flows, financial condition and other factors that the board of directors considers important. CTS' credit facility permits it to pay regular quarterly dividends in amounts not in excess of $0.03 per share, which CTS has paid each quarter for the prior three fiscal years. Although CTS currently anticipates that dividends consistent with its past practice will continue, it cannot assure you that dividends will be paid in future periods in any particular amount, or at all.

SMTEK'S MARKET PRICE DATA AND DIVIDENDS

     SMTEK common stock is traded on The Nasdaq SmallCap Market under the symbol "SMTI." The following table shows for the periods indicated the high and low sales prices for SMTEK common stock on The Nasdaq SmallCap Market.

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
FISCAL YEAR ENDED                                              HIGH     LOW
-----------------                                             ------   ------
JUNE 27, 2003:
  First Quarter.............................................  $ 1.80   $ 0.75
  Second Quarter............................................    1.30     0.48
  Third Quarter.............................................    1.12     0.69
  Fourth Quarter............................................    1.05     0.52
JUNE 25, 2004:
  First Quarter.............................................  $ 1.80   $ 0.70
  Second Quarter............................................    9.82     2.99
  Third Quarter.............................................   10.67     6.83
  Fourth Quarter............................................    8.25     5.62
JUNE 24, 2005:
  First Quarter.............................................   12.95     6.50
  Second Quarter
     (through December 8, 2004).............................   15.00    11.02

     The last reported sales prices of SMTEK common stock on The Nasdaq SmallCap Market on November 16, 2004 and December 8, 2004 were $13.07 and $13.76, respectively. November 16, 2004 was the last full trading day prior to the public announcement of the merger. December 8, 2004 was the last full trading day prior to the filing of this document with the Securities and Exchange Commission.

     SMTEK historically has not paid dividends on its common stock. In addition, SMTEK's bank covenants and the merger agreement prohibit it from paying cash dividends on SMTEK common stock.

     On March 1, 2004, SMTEK issued warrants to purchase 15,000 shares of common stock at an exercise price of $7.95 per share to Silverman Heller Associates in consideration of investor relations services to be rendered over the following 14 months. Each of these warrants will be converted into an amount in cash equal to the value of the merger consideration minus the $7.95 per share exercise price of the warrants. Silverman Heller Associates has represented that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. In issuing these securities, SMTEK relied on an exemption from the registration requirements pursuant to Rule 506 under Section 4(2) of the Securities Act.

                   SELECTED HISTORICAL FINANCIAL DATA OF CTS

     The following table shows selected historical consolidated financial data for CTS. The data as of and for each of the five years ended December 31, 2003 were derived from CTS' audited consolidated financial statements. The data as of September 26, 2004 and September 28, 2003 and for the nine months ended September 26, 2004 and September 28, 2003 were derived from CTS' unaudited consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. The results of operations for the nine months ended September 26, 2004 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2004.

     Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 included in CTS' Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on February 20, 2004, and the unaudited consolidated interim balance sheet as of September 26, 2004 and the related unaudited consolidated statements of operations and cash flows for the nine months ended September 26, 2004 and September 28, 2003 included in CTS' Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2004, filed on October 19, 2004 and the unaudited consolidated interim balance sheet as of September 28, 2003 included in CTS' Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2003, filed on October 29, 2003, incorporated by reference in this document. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in CTS' Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and CTS' Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2004, and with CTS' historical consolidated financial statements, including the related notes, in each case incorporated by reference in this document. See "Where You Can Find More Information" beginning on page 103. This information should also be read in conjunction with the unaudited condensed combined pro forma financial statements of CTS, which you can find beginning on page 86.

                                                                                                   NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                      -----------------------------
                               ----------------------------------------------------------    SEPTEMBER 26,   SEPTEMBER 28,
                                 2003        2002         2001         2000        1999          2004            2003
                               --------    --------     --------     --------    --------    -------------   -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales..................  $462,987    $457,804     $577,654     $866,523    $677,076      $388,820        $330,962
  Earnings (loss) from
    continuing operations....    12,575     (17,850)     (45,375)      84,331      51,468        13,338           8,628
  Net loss from discontinued
    operations...............        --          --           --         (529)         --            --              --
                               --------    --------     --------     --------    --------      --------        --------
  Net earnings (loss)........  $ 12,575(1) $(17,850)(2) $(45,375)(3) $ 83,802    $ 51,468(4)   $ 13,338        $  8,628(1)
                               ========    ========     ========     ========    ========      ========        ========
BALANCE SHEET DATA:
  Total assets...............  $482,250    $490,032     $567,931     $672,929    $522,652      $510,443        $482,973
  Long-term obligations,
    including long-term
    debt.....................    87,013      78,501      132,287      189,069     176,164        98,079          93,038
  Shareholders' equity.......   294,191     265,020      242,873      246,357     164,764       303,619         285,552
OTHER DATA:
EARNINGS (LOSS) PER SHARE --
  DILUTED:
  Continuing operations......  $   0.36    $  (0.54)    $  (1.61)    $   2.94    $   1.80      $   0.37        $   0.25(1)
  Discontinued operations....        --          --           --     $  (0.02)         --            --              --
                               --------    --------     --------     --------    --------      --------        --------
  Net earnings (loss) per
    share -- diluted.........  $   0.36    $  (0.54)    $  (1.61)    $   2.92    $   1.80      $   0.37        $   0.25(1)
DIVIDENDS PER COMMON SHARE...  $   0.12    $   0.12     $   0.12     $   0.12    $   0.12      $   0.09        $   0.09(1)

---------------

1. The 2003 results include an asset impairment charge of $4.6 million pre-tax, or $3.4 million after-tax. The 2003 results also include a $7.9 million favorable income tax adjustment resulting from the reversal of reserves that were no longer required following the expirations of statutory deadlines.

2. The 2002 results include restructuring, asset impairment, and related charges of $19.6 million pre-tax, or $14.7 million after tax. The 2002 results also include customer reimbursements for expenses incurred of approximately $3.1 million pre-tax, or $2.3 million after-tax.

3. The 2001 results include restructuring, asset impairment, and related charges of $50.7 million pre-tax, or $38.1 million after-tax.

4. The 1999 results include a one-time, noncash write-off of $12.9 million pre-tax, or $8.6 million after-tax, for acquired in-process research and development, related to the acquisition of Motorola's Components Products Division.

                  SELECTED HISTORICAL FINANCIAL DATA OF SMTEK

     The following table shows selected historical consolidated financial data for SMTEK. The data as of and for each of the five years ended June 25, 2004 were derived from SMTEK's audited consolidated financial statements. The data as of September 24, 2004 and September 26, 2003 and for the three months ended September 24, 2004 and September 26, 2003 were derived from SMTEK's unaudited consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. The results of operations for the three months ended September 24, 2004 are not necessarily indicative of the results to be expected for the fiscal year ended July 1, 2005.

     Detailed historical financial information is included in the audited consolidated balance sheets as of June 25, 2004 and June 27, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 25, 2004 included in SMTEK's Annual Report on Form 10-K for the fiscal year ended June 25, 2004, filed on September 2, 2004, and the unaudited consolidated interim balance sheet as of September 24, 2004 and the related unaudited consolidated statements of operations and cash flows for the three months ended September 24, 2004 and September 26, 2003 included in SMTEK's Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2004, filed on November 8, 2004 and the unaudited consolidated interim balance sheet as of September 26, 2003 included in SMTEK's Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2003, filed on October 31, 2003, incorporated by reference in this document. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in SMTEK's Annual Report on Form 10-K for the fiscal year ended June 25, 2004 and SMTEK's Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2004, and with SMTEK's historical consolidated financial statements, including the related notes, in each case incorporated by reference in this document. See "Where You Can Find More Information" beginning on page 103. This information should also be read in conjunction with the unaudited condensed combined pro forma financial statements of CTS, which you can find beginning on page 86.

                                                                                                  THREE MONTHS ENDED
                                                       FISCAL YEAR ENDED                     -----------------------------
                                      ----------------------------------------------------   SEPTEMBER 24,   SEPTEMBER 26,
                                       2004       2003        2002        2001      2000         2004            2003
                                      -------    -------     -------     -------   -------   -------------   -------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................  $93,283    $70,723     $64,558     $73,772   $50,107      $29,855         $20,692
                                      -------    -------     -------     -------   -------      -------         -------
Earnings (loss) from continuing
  operations........................    2,953     (3,002)     (5,158)      2,014       398        1,337           1,314
Net loss from discontinued
  operations........................       --     (1,300)       (826)       (216)     (378)          --              --
Gain (loss) on sale of discontinued
  operations........................       --        106          --          --      (661)          --              --
                                      -------    -------     -------     -------   -------      -------         -------
Income (loss) before cumulative
  effect
of change in accounting principle...    2,953     (4,196)     (5,984)      1,798      (641)       1,337           1,314
Cumulative effect of change in
  accounting principle..............       --       (420)         --          --        --           --              --
                                      -------    -------     -------     -------   -------      -------         -------
Net earnings (loss)                   $ 2,953    $(4,616)(1) $(5,984)(2) $ 1,798   $  (641)     $ 1,337         $ 1,314(3)
                                      =======    =======     =======     =======   =======      =======         =======
BALANCE SHEET DATA:
Total assets........................  $34,503    $27,806     $34,834     $35,932   $38,528      $40,609         $30,411
Long term debt......................   11,912     11,127      10,071      10,418     4,997       13,857          11,332
Stockholders' equity................    4,741        878       5,425      11,220     9,475        6,284           2,717
OTHER DATA:
EARNINGS (LOSS) PER
  SHARE -- DILUTED:
Continuing operations...............  $  1.07    $ (1.31)    $ (2.26)    $  0.85   $ (0.18)     $  0.45         $  0.56
Loss from discontinued operations...       --      (0.57)      (0.36)      (0.09)    (0.17)          --              --
Gain (loss) on sale of discontinued
  operations........................       --       0.04          --          --     (0.29)          --              --
Cumulative effect of change in
  accounting principle..............       --      (0.18)         --          --        --           --              --
Earnings (loss) per
  share -- diluted..................  $  1.07    $ (2.02)    $ (2.62)    $  0.76   $ (0.28)     $  0.45         $  0.56
                                      -------    -------     -------     -------   -------      -------         -------

---------------

(1) Included in net loss for fiscal 2003 are costs incurred in connection with the closure and transition of SMTEK's San Diego facility of approximately $1.6 million consisting of severance cost of $0.3 million, write-off of leasehold improvements of $0.4 million and accrual of remaining lease obligation of $4.0 million, less projected sublease income of $3.0 million

(2) Included in the net loss for fiscal 2002 were severance costs of $0.6 million, expenses of $0.8 million related to the lease at SMTEK's Thousand Oaks facility and the recognition of $0.3 million bad debt provision.

(3) Included in net income for the three months ended September 26, 2003 are $0.8 million gain on extinguishment of debt and currency translation gain of $0.1 million.

     SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA OF CTS

     We derived the unaudited condensed combined results of operations pro forma financial data for the twelve months ended December 31, 2003 from CTS' audited consolidated financial statement for the year ended December 31, 2003 and SMTEK's historical statements of operations for the twelve months ended June 27, 2003 less the six months ended December 31, 2002 plus the six months ended December 31, 2003. We derived the unaudited condensed combined results of operations pro forma financial data for the nine months ended September 26, 2004 for CTS from CTS' unaudited condensed consolidated financial statement for the nine months ended September 26, 2004 and for the nine months ended September 24, 2004 for SMTEK from the historical statements of operations for the twelve months ended June 25, 2004 less the six months ended December 31, 2003 plus the three months ended September 24, 2004. We derived the unaudited condensed combined balance sheet pro forma financial data from CTS' unaudited condensed consolidated financial statements as of September 26, 2004 and from SMTEK's unaudited condensed consolidated financial statements as of September 24, 2004. The financial data has been prepared as if the proposed merger had occurred on January 1, 2003 for the results of operations data and as of September 26, 2004 for the balance sheet data. The process of valuing SMTEK's tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the preliminary stages. Material revisions to CTS' current estimates could be necessary as the valuation process and accounting policy review are finalized. THE UNAUDITED PRO FORMA RESULTS OF OPERATIONS DATA AND BALANCE SHEET DATA SET FORTH BELOW IS NOT NECESSARILY INDICATIVE OF THE RESULTS THAT ACTUALLY WOULD HAVE BEEN ACHIEVED HAD THE PROPOSED MERGER BEEN CONSUMMATED ON JANUARY 1, 2003 FOR THE RESULTS OF OPERATIONS DATA AND AS OF SEPTEMBER 26, 2004 FOR THE BALANCE SHEET DATA, OR THAT MAY BE ACHIEVED IN THE FUTURE. See "Risk Factors -- The unaudited condensed combined pro forma financial data included in this document is preliminary and CTS' actual financial position and results of operations may differ significantly from the unaudited condensed combined pro forma financial data included in this document beginning on page 20. The unaudited condensed combined pro forma financial statements do not reflect any benefits from potential cost savings or revenue changes resulting from the proposed merger nor do they reflect any additional costs that may be incurred as a consequence of the merger or subsequent integration of SMTEK operations into CTS. You should read this information in conjunction with CTS' "Management's Discussion and Analysis of Financial Condition and Results of Operations," CTS' consolidated financial statements and the notes thereto, SMTEK's "Management's Discussion and Analysis of Financial Condition and Results of Operations," SMTEK's consolidated financial statements and notes thereto and the "Unaudited Condensed Combined Pro Forma Financial Data" included in this document or included in CTS' and SMTEK's Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q incorporated by reference into this document.

                                                       YEAR ENDED          NINE MONTHS ENDED
                                                    DECEMBER 31, 2003      SEPTEMBER 26, 2004
                                                       FOR CTS AND            FOR CTS AND
                                                 THE TWELVE MONTHS ENDED   NINE MONTHS ENDED
                                                    DECEMBER 31, 2003      SEPTEMBER 24, 2004
                                                        FOR SMTEK              FOR SMTEK
                                                 -----------------------   ------------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS DATA:
Net sales......................................         $541,490                $471,134
Earnings from continuing operations............           13,521                  15,065
Diluted earnings per share from continuing
  operations...................................             0.38                    0.41

                                                               AT SEPTEMBER 26, 2004
                                                                    FOR CTS AND
                                                                SEPTEMBER 24, 2004
                                                                     FOR SMTEK
                                                               ---------------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets................................................         $557,759
Long-term obligations.......................................          122,120
Total stockholders' equity..................................          313,292

                       COMPARATIVE PER SHARE INFORMATION

     The following table presents income from continuing operations and book value per common share data separately for CTS and SMTEK on a historical basis, and CTS and SMTEK on an unaudited pro forma combined basis per CTS common share and on an unaudited pro forma combined basis per SMTEK equivalent share. The unaudited pro forma earnings per share data for the nine months ended September 26, 2004 for CTS and nine months ended September 24, 2004 for SMTEK and the year ended December 31, 2003 for CTS and the twelve months ended December 31, 2003 for SMTEK reflect the assumption that the merger was effective as of January 1, 2003. The unaudited pro forma per share data gives effect to the proposed merger as a purchase under generally accepted accounting principles in the United States.

     The unaudited pro forma CTS income per share data is based upon the historical weighted average number of CTS common shares outstanding, adjusted to include the number of CTS common shares that would be issued in the proposed merger based upon an assumed hypothetical exchange ratio of 0.266. We have calculated the unaudited equivalent pro forma per share data for SMTEK based on the unaudited pro forma CTS per share data and an assumed hypothetical exchange
ratio of 0.266. The exchange ratio is calculated by dividing the $[       ]
stock value portion of the merger consideration by the volume weighted average price of CTS common stock for the 20 trading day period ending on the trading day immediately prior to the closing date of the merger. The hypothetical exchange ratio was calculated by assuming this 20 trading day average price was $[13.45], the volume weighted average price of CTS common stock in the 20 trading day period ending on the trading day immediately prior to the filing of this document with the SEC.

     You should read the information below together with the historical financial statements and related notes of CTS and SMTEK contained in each company's periodic filings with the Securities and Exchange Commission and incorporated into this document by reference. See "Where You Can Find More Information" beginning on page 103. The unaudited pro forma combined data below is presented for illustrative purposes only. The companies may have performed differently had they actually been combined during the periods presented below. YOU SHOULD NOT RELY ON THIS INFORMATION AS BEING INDICATIVE OF THE HISTORICAL RESULTS THAT WOULD HAVE BEEN ACHIEVED HAD THE COMPANIES ALWAYS BEEN COMBINED OR THE FUTURE RESULTS THAT THE COMBINED COMPANY WILL EXPERIENCE AFTER THE PROPOSED MERGER. See "Risk Factors -- The unaudited condensed combined pro forma financial data included in this document is preliminary and CTS' actual financial position and results of operations may differ significantly from the unaudited condensed combined pro forma financial data included in this document" on page 20.

                                                                              PRO FORMA
                                                              SMTEK           COMBINED         SMTEK
                                         CTS HISTORICAL     HISTORICAL      DATA PER CTS     EQUIVALENT
                                         PER SHARE DATA   PER SHARE DATA   COMMON SHARE(1)   PRO FORMA
                                         --------------   --------------   ---------------   ----------
AT OR FOR THE NINE MONTHS ENDED
  SEPTEMBER 26, 2004 FOR CTS AND THE
  NINE MONTHS ENDED SEPTEMBER 24, 2004
  FOR SMTEK:
Income from continuing operations per
  common shares:
  Basic................................      $0.37            $1.03             $0.41          $0.11
  Diluted..............................       0.37             0.93              0.41           0.11
Cash dividends declared per share......       0.09               --              0.09           0.02
Book value per common share............       8.46             2.33              8.55           2.27

                                                                              PRO FORMA
                                                              SMTEK           COMBINED         SMTEK
                                         CTS HISTORICAL     HISTORICAL      DATA PER CTS     EQUIVALENT
                                         PER SHARE DATA   PER SHARE DATA   COMMON SHARE(1)   PRO FORMA
                                         --------------   --------------   ---------------   ----------
AT OR FOR THE YEAR ENDED DECEMBER 31,
  2003 FOR CTS AND THE TWELVE MONTHS
  ENDED DECEMBER 31, 2003 FOR SMTEK:
Income from continuing operations per
  common shares:
  Basic................................      $0.36            $1.00             $0.38          $0.10
  Diluted..............................       0.36             0.94              0.38           0.10
Cash dividends declared per share......       0.12               --              0.12           0.03

---------------

(1) Please read "Pro Forma Financial Data: Unaudited Condensed Combined Pro Forma Financial Statements" beginning on page 86.

                      COMPARATIVE MARKET VALUE INFORMATION

     The following table presents:

     - the closing prices per share and aggregate market value of CTS common stock and SMTEK common stock, in each case based on closing prices for those shares on the New York Stock Exchange and The Nasdaq SmallCap Market, respectively, on November 16, 2004, the last trading day prior to the public announcement of the proposed merger, and December 7, 2004, the last trading day for which this information could be calculated prior to the date of this document; and

     - the equivalent price per share and equivalent market value of shares of SMTEK common stock, based on a hypothetical exchange ratio of 0.266 and the closing price for CTS common stock on the New York Stock Exchange on November 16, 2004 and based on a hypothetical exchange ratio of 0.266 and the closing price for CTS common stock on the New York Stock Exchange on December 7, 2004.

                                                         CTS         SMTEK          SMTEK
                                                      HISTORICAL   HISTORICAL   EQUIVALENT(1)
                                                      ----------   ----------   -------------
NOVEMBER 16, 2004
  Closing price per common share....................   $  13.45     $ 13.07        $13.86
  Market value of common shares (in thousands)(2)...   $482,744     $35,299           N/A

DECEMBER 7, 2004
  Closing price per common share....................   $  13.09     $ 13.90        $14.06
  Market value of common shares (in thousands)(3)...   $469,843     $37,540           N/A

---------------

(1) The SMTEK equivalent price per share reflects the fluctuating value of CTS common stock that SMTEK stockholders would receive for each share of SMTEK common stock if the merger was completed on either November 16, 2004 or December 7, 2004. The SMTEK equivalent price per share is equal to the sum of (i) $10.725 and (ii) the closing price of CTS common stock on the applicable date multiplied by the hypothetical exchange ratio, which has been calculated as described under the heading "Comparative Per Share Information".

(2) Based on 35,891,734 shares of CTS common stock and 2,700,745 shares of SMTEK common stock outstanding as of November 16, 2004.

(3) Based on 35,893,272 shares of CTS common stock and 2,700,745 shares of SMTEK common stock outstanding as of December 7, 2004 and November 30, 2004, respectively.

                                  RISK FACTORS

     In deciding whether to adopt the merger agreement at the special meeting, we urge you to carefully consider all of the information we have included and incorporated by reference in this document. See "Where You Can Find More Information" beginning on page 103. In addition, we urge you to carefully consider the following material risks relating to the merger and the business of the combined company.

  CTS' FAILURE TO SUCCESSFULLY INTEGRATE SMTEK ON A TIMELY BASIS INTO CTS' OPERATIONS COULD REDUCE CTS' PROFITABILITY.

     CTS expects that the acquisition of SMTEK will result in certain synergies, business opportunities and growth prospects. CTS, however, may never realize these expected synergies, business opportunities and growth prospects. CTS may experience increased competition that limits its ability to expand its business, CTS may not be able to capitalize on expected business opportunities including retaining SMTEK's current customers, assumptions underlying estimates of expected cost savings may be inaccurate, or general industry and business conditions may deteriorate. In addition, integrating operations will require significant efforts and expenses on the part of both CTS and SMTEK. Personnel may leave or be terminated because of the merger. CTS' management may have its attention diverted while trying to integrate SMTEK. If these factors limit CTS' ability to integrate the operations of SMTEK successfully or on a timely basis, CTS' expectations of future results of operations, including certain cost savings and synergies expected to result from the merger, may not be met. In addition, CTS' growth and operating strategies for SMTEK's business may be different from the strategies that SMTEK currently is pursuing. If CTS' strategies are not the proper strategies for SMTEK, it could have a material adverse effect on the business, financial condition and results of operations of CTS.

  THE MERGER IS SUBJECT TO CERTAIN CLOSING CONDITIONS THAT, IF NOT SATISFIED OR WAIVED, WILL RESULT IN THE MERGER NOT BEING COMPLETED, WHICH MAY CAUSE THE MARKET PRICE OF CTS COMMON STOCK OR SMTEK COMMON STOCK TO DECLINE.

     The merger is subject to customary conditions to closing, including the receipt of required approvals of the stockholders of SMTEK. If any condition to the merger is not satisfied or, if waiver is permissible, if any condition is not waived, the merger will not be completed. In addition, CTS and SMTEK may terminate the merger agreement in certain circumstances. If CTS and SMTEK do not complete the merger, the market price of CTS common stock or SMTEK common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. CTS and SMTEK will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed. Further, in specified circumstances, SMTEK and CTS may be required to pay to the other a termination fee if the merger agreement is terminated.

  CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF SMTEK HAVE INTERESTS AND ARRANGEMENTS THAT ARE DIFFERENT FROM SMTEK STOCKHOLDERS AND THAT MAY HAVE INFLUENCED THEIR DECISION TO SUPPORT OR APPROVE THE MERGER.

     When considering the recommendation of SMTEK's board of directors with respect to the merger, SMTEK stockholders should be aware that some of SMTEK's directors and executive officers have interests in the merger that are different from, or in addition to, their interests as SMTEK stockholders and the interests of SMTEK stockholders generally. See "The Merger -- Interests of SMTEK's Directors and Executive Officers in the Merger" on page 45.

     As a result, those directors and executive officers may be more likely to support and to vote to adopt the merger agreement than if they did not have these interests. SMTEK stockholders should consider whether these interests may have influenced those directors and officers to support or recommend adoption of the merger agreement. As of the close of business on the record date for the SMTEK special meeting, these directors and executive officers were entitled to vote approximately 2.82% of the then-outstanding shares of SMTEK common stock.

  THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA INCLUDED IN THIS DOCUMENT IS PRELIMINARY AND CTS' ACTUAL FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY DIFFER SIGNIFICANTLY FROM THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA INCLUDED IN THIS DOCUMENT.

     CTS is still in the preliminary stages of the process of valuing SMTEK's tangible and intangible assets and liabilities and evaluating SMTEK's accounting policies. CTS may need to revise materially its current estimates of those assets and liabilities as the valuation process and accounting policy review are finalized. The unaudited condensed combined pro forma operating data contained in this document is not necessarily indicative of the results that actually would have been achieved had the proposed merger been consummated on the dates indicated, or that may be achieved in the future. CTS can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.

  THE NUMBER OF SHARES OF CTS COMMON STOCK THAT WILL BE ISSUED TO SMTEK STOCKHOLDERS IN THE MERGER DEPENDS ON THE EXCHANGE RATIO, WHICH WILL NOT BE DETERMINABLE UNTIL AFTER THE SPECIAL MEETING.

     The exchange ratio for the portion of the merger consideration to be paid in CTS common stock is based on the volume weighted average price of CTS common stock for the 20 consecutive trading days ending on the trading day immediately preceding the closing date of the merger (referred to in this document as the closing VWAP). Accordingly, the exchange ratio will not be determinable at the time of the special meeting.

  THE VALUE OF THE CTS COMMON STOCK THAT YOU RECEIVE IN THE MERGER MAY BE LESS THAN THE MARKET PRICE AT THE TIME THE MERGER IS COMPLETED.

     The exchange ratio for CTS common stock to be issued in the merger is based on the closing VWAP. The price of CTS stock will change during this period and will continue to fluctuate until you receive your shares. Therefore, the price of CTS common stock at the time you receive your shares may be higher or lower than the price determined using the closing VWAP.

  SMTEK STOCKHOLDERS MAY NOT KNOW WHETHER THEY WILL RECEIVE ALL CASH WHEN THEY VOTE AT THE SPECIAL MEETING.

     Under the merger agreement, SMTEK may elect to convert the merger consideration to all cash if the exchange ratio, without any limitation, would have required CTS to issue a number of shares of common stock equal to or exceeding 19.9% of the shares of CTS common stock outstanding immediately prior to the closing of the merger. As discussed above, the exchange ratio will not be determined until after the special meeting. Therefore, it is possible that SMTEK stockholders will not know when they vote at the special meeting whether they will receive cash and shares of CTS common stock or all cash upon the closing of the merger.

  THE MARKET PRICE FOR SHARES OF CTS COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING SHARES OF SMTEK COMMON STOCK, AND THE MARKET VALUE OF CTS COMMON STOCK MAY DECREASE AFTER THE CLOSING DATE OF THE MERGER.

     Upon completion of the merger, the holders of SMTEK common stock will become holders of CTS common stock, unless SMTEK elects to receive the merger consideration in all cash in the limited circumstance described above. CTS is involved in more businesses and markets than SMTEK and the results of CTS' operations after the merger may be affected by factors different from those currently affecting the results of SMTEK's operations. The market value of the shares of CTS common stock that you receive in the merger could decrease following the closing date of the merger. For a discussion of the businesses of CTS and SMTEK and factors to consider in connection with those businesses, please see the documents incorporated by reference into this document and listed under the section captioned "Where You Can Find More Information," beginning on page 103.

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

  THE PRICE OF CTS COMMON STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE YOU TO LOSE A SIGNIFICANT PORTION OF YOUR INVESTMENT.

     The market price for CTS common stock has been and may continue to be volatile. From January 1, 2002 to December 7, 2004 the sale price of CTS common stock ranged from a low of $3.65 per share to a high of $19.56 per share. CTS common stock may continue to be subject to fluctuations as a result of a variety of factors, including factors beyond its control. These include:

     - changing conditions in CTS' industries and its customers' businesses such as competition, demand for products and services, and technological advances;

     - changes in CTS' revenues and earnings, including changes as a result of restructuring programs;

     - changes in market valuations of related companies;

     - announcements by CTS or its competitors of new products or technical innovations or of significant acquisitions, strategic partnerships or joint ventures;

     - general conditions in equity markets, particularly in CTS' industries;

     - general U.S. and worldwide economic conditions;

     - changes in CTS' customer base, including any loss of a major customer, a significant increase or decrease in business from a major customer or changes in CTS' contracts with customers;

     - introduction and market acceptance of CTS' customers' new products and changes in demand for CTS' customers' existing products;

     - effectiveness in managing CTS' manufacturing processes and related assets, including its inventory and fixed assets;

     - adverse or unfavorable publicity regarding CTS or its products or services;

     - additions or departures of key personnel;

     - changes in financial estimates by securities analysts and deviations in revenues or earnings from levels expected by securities analysts; and

     - future sales of CTS common stock.

     CTS may fail to meet expectations of its stockholders or of analysts at some time in the future, and its stock price could decline as a result. In addition, sales of a substantial number of shares of CTS common stock in the public market or the appearance that these shares are available for sale could adversely affect the market price for CTS common stock.

  ANTI-TAKEOVER PROVISIONS COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL OF CTS EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO CTS STOCKHOLDERS.

     CTS is an Indiana corporation subject to Indiana state law. Some provisions of Indiana law could interfere with or restrict takeover bids or other change in control events affecting CTS. One statutory provision prohibits, except under specified circumstances, CTS from engaging in any mergers, sale of assets, recapitalizations and reverse stock splits with any stockholder who owns 10% or more of CTS common stock or any affiliate of the stockholder. Also, provisions in CTS' articles of incorporation, bylaws, and other agreements to which CTS is a party, could delay, deter or prevent a change in control of CTS, even if a change in control would be beneficial to stockholders. CTS has opted out of Indiana's "control share acquisition" provisions, which restrict the voting rights of shares acquired in transactions which cause the beneficial owner of the shares to exceed specified ownership thresholds. CTS could, however, by action of its board of directors, elect to have those provisions apply. In addition, CTS has a shareholder rights agreement that under certain circumstances would significantly impair the ability of third parties to acquire control of CTS without prior approval of CTS' board of directors. In addition, CTS' articles of incorporation allow it to issue up to an additional 22.4 million shares of common stock and 25.0 million shares of preferred stock without stockholder approval. CTS' board of directors has the authority to determine the price and terms under which the additional common or preferred stock may be issued. Issuance of this common and preferred stock could make it more difficult for a third party to acquire control of CTS.

  BECAUSE CTS CURRENTLY DERIVES A SIGNIFICANT PORTION OF ITS REVENUES FROM A SMALL NUMBER OF CUSTOMERS, ANY DECREASE IN ORDERS FROM THESE CUSTOMERS COULD HAVE AN ADVERSE EFFECT ON CTS' BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     CTS depends on a small number of customers for a large portion of its business, and changes in the level of its customers' orders have, in the past, had a significant impact on its results of operations. CTS' 15 largest customers represent a substantial portion of its sales, approximately 71% of net sales in 2003, 73% of net sales in 2002 and 75% of net sales in 2001. CTS' two largest customers are Hewlett-Packard Company and Motorola, Inc., which represented approximately 33% and 13%, respectively, of its net sales in 2003. If a major customer significantly cancels, delays or reduces the amount of business it does with CTS, there could be an adverse effect on CTS' business, financial condition and operating results. Such adverse effect likely would be material if one of CTS' largest customers significantly reduced its amount of business. Significant pricing and margin pressures exerted by a key customer could also materially adversely affect CTS' operating results. In addition, CTS generates significant accounts receivable from sales to its major customers. If one or more of CTS' largest customers were to become insolvent or otherwise unable to pay or were to delay payment for services, CTS' business, financial condition and operating results could be materially adversely affected.

  CTS' CUSTOMERS HAVE CANCELED AND MAY IN THE FUTURE CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR LOCATIONS OR DELAY PRODUCTION.

     CTS generally does not obtain firm, long-term purchase commitments from its customers, and has often experienced reduced lead times in customer orders. Customers cancel their orders, change production quantities and delay production for a number of reasons. Uncertain economic and geopolitical conditions have resulted, and may continue to result, in some of CTS' customers delaying the delivery of some of the products CTS manufactures for them and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer or by a group of customers have harmed, and may continue to harm, CTS' results of operations by reducing the volumes of products manufactured by CTS, as well as by causing a delay in the recovery of its expenditures for inventory in preparation for customer orders and lower asset utilization resulting in lower gross margins. In addition, customers may require that manufacturing of their products be transitioned from one facility to another to achieve cost and other objectives. Such transfers result in inefficiencies and costs due to resulting excess capacity and overhead at one facility and capacity constraints and the inability to fulfill all orders at another. In addition, CTS makes significant decisions, including determining the levels of orders that it will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on its estimates of customer requirements. The short-term nature of CTS' customers' commitments and the changes in demand for their products reduce CTS' ability to estimate accurately future customer requirements. This makes it difficult to schedule production and maximize utilization of CTS' manufacturing capacity. Anticipated orders may not materialize and delivery schedules may be deferred as a result of changes in demand for CTS' products or its customers' products. CTS often increases staffing and capacity, and incurs other expenses to meet the anticipated demand of its customers, which cause reductions in its gross margins if customer orders are delayed or canceled. On occasion, customers require rapid increases in production, which may stress CTS' resources and reduce margins. CTS may not have sufficient capacity at any given time to meet its customers' demands. In addition, because many of CTS' costs and operating expenses are relatively fixed over the short term, a reduction in customer demand harms its gross profit and operating income until such time as adjustments can be made to activity or operating levels and structural costs.

  BECAUSE CTS DERIVES A SUBSTANTIAL PORTION OF ITS REVENUES FROM CUSTOMERS IN THE AUTOMOTIVE, COMPUTER AND COMMUNICATIONS INDUSTRIES, IT IS SUSCEPTIBLE TO TRENDS AND FACTORS AFFECTING THOSE INDUSTRIES AS WELL AS THE SUCCESS OF ITS CUSTOMERS' PRODUCTS.

     Net sales to the automotive, computer and communications industries represent a substantial portion of CTS' revenues. Factors negatively affecting these industries and the demand for products also negatively affect CTS' business, financial condition and operating results. Any adverse occurrence, including industry slowdown, recession, political instability, costly or constraining regulations, armed hostilities, terrorism, excessive inflation, prolonged disruptions in one or more of CTS' customers' production schedules or labor disturbances, that results in significant decline in the volume of sales in these industries, or in an overall downturn in the business and operations of CTS' customers in these industries, could materially adversely affect CTS' business, financial condition and operating results. For example, the trend toward consolidation in the computer and communications industries could result in a lower level of acceptance of CTS' products, reduced product requirements, purchasing delays by combined entities or the loss of one or more customers. Also, the automotive industry is generally highly unionized and some of CTS' customers have, in the past, experienced labor disruptions. Furthermore, the automotive industry is highly cyclical in nature and sensitive to changes in general economic conditions, consumer preferences and interest rates. CTS' customers are primarily original equipment manufacturers, or OEMs, in the automotive, computer and communications industries. CTS' future sales are dependent on the success of its customers. CTS' customers may discontinue or modify their products containing products that CTS manufactures or develop products requiring new manufacturing processes. In addition, the computer and communications industries are subject to rapid technological change and changes in demand for CTS' products. If CTS' customers are unable to develop products that keep pace with the changing technological environment, its customers' products could lose market acceptance, and the demand for CTS' products could decline significantly. If CTS is unable to offer technologically advanced, easily adaptable and cost-effective products in response to changing customer requirements, demand for its products will decline.

  CTS MAY BE UNABLE TO COMPETE EFFECTIVELY AGAINST COMPETITORS IN ITS COMPONENTS AND SENSORS SEGMENT.

     CTS' components and sensors segment operates in highly competitive industries that are characterized by price erosion and rapid technological change. CTS competes against many domestic and foreign companies, some of which have substantially greater manufacturing, financial, research and development and marketing resources than CTS. Additionally, many of CTS' customers are seeking to consolidate their business among one or more preferred or qualified suppliers. If any customer becomes dissatisfied with CTS' prices, quality or timeliness of delivery, among other things, it could award future business or even move existing business to CTS' competitors. Moreover, some of CTS' customers could choose to manufacture and develop particular products themselves rather than purchase them from CTS. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could materially adversely affect CTS' business, financial condition and operating results. In addition, some of CTS' competitors have engaged, and may in the future engage, in merger and acquisition transactions. Consolidations by competitors are likely to create entities with increased market share, customer bases, proprietary technology, marketing expertise and sales force size. These developments may materially adversely affect CTS' ability to compete against these competitors. CTS cannot assure you that its products will continue to compete successfully with its competitors' products, including OEMs, many of which are significantly larger than CTS and have greater financial and other resources than CTS.

  CTS IS SUBJECT TO INTENSE COMPETITION IN THE EMS INDUSTRY.

     CTS competes against many providers of electronics manufacturing services. Some of its competitors have substantially greater manufacturing and financial resources and in some cases have more geographically diversified international operations than CTS. CTS' competitors, such as Benchmark Electronics, Inc., Solectron, Inc., Sanmina -- SCI Corporation and Teradyne, Inc., include both large global EMS providers and smaller EMS companies that often have a regional, product, service or industry specific focus. CTS also faces competition from the manufacturing operations of its current and future OEM customers, which may elect to manufacture their own products internally rather than outsource the manufacturing to EMS providers. In addition, CTS could face competition in the future from other large global EMS providers, such as Celestica, Inc., Flextronics International Ltd. and Jabil Circuit, Inc., which currently provide services to some of CTS' largest customers for different products, as well as competition from smaller EMS companies such as Plexus Corp., Reptron Electronics, Inc. and LaBarge, Inc. CTS may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those with significant offshore facilities located where labor and other costs are lower. Competition may intensify further if more companies enter the markets in which CTS' operates. CTS' failure to compete effectively could materially adversely affect its business, financial condition and operating results.

  CTS MAY BE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES THAT COULD MAKE SOME OF ITS PRODUCTS OR PROCESSES OBSOLETE BEFORE IT REALIZES A RETURN ON ITS INVESTMENT.

     The technologies relating to some of CTS' products have undergone, and are continuing to undergo, rapid and significant changes. Specifically, end markets for electronic components and assemblies are characterized by technological change, frequent new product introductions and enhancements, changes in customer requirements and emerging industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render CTS' existing products obsolete and unmarketable before CTS can recover any or all of its research, development and commercialization expenses on capital investments. Furthermore, the life cycles of CTS' products and the products CTS manufactures for others vary, may change and are difficult to estimate. CTS' future success will depend upon its ability to develop and introduce new products and product enhancements on a timely basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated requirements of CTS' customers. CTS has incurred, and expects to continue to incur, expenses typical of the electronics industry associated with research and development activities and the introduction and promotion of new products. There can be no assurance that the expenses incurred will not exceed research and development cost estimates or that new products will achieve market acceptance and generate sales sufficient to offset development costs. CTS also cannot assure you that it will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products or product enhancements or that CTS' new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. There can be no assurance that products or technologies developed by others will not render CTS' products non-competitive or obsolete. If CTS is unable, for technological or other reasons, to develop and market new products or product enhancements in a timely and cost-effective manner, CTS' business, financial condition and operating results could be materially adversely affected.

  CTS SELLS PRODUCTS TO CUSTOMERS IN CYCLICAL INDUSTRIES, WHICH ARE SUBJECT TO SIGNIFICANT DOWNTURNS THAT COULD MATERIALLY ADVERSELY AFFECT CTS' BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     CTS sells products to customers in cyclical industries, which have experienced economic and industry downturns. These markets for CTS' electronic components and sensors and electronics manufacturing services products have softened in the past and may again soften in the future. CTS incurred sizeable net losses in each of 2001 and 2002 of approximately $45.4 million and $17.9 million, respectively, due in part to economic and industry downturns. CTS may face reduced end-customer demand, underutilization of CTS' manufacturing capacity, changes in CTS' revenue mix and other factors that could adversely affect CTS' results of operations in the near term. CTS cannot predict whether it will achieve profitability in future periods. Deterioration of revenues and earnings, beyond current levels, could have a negative effect on CTS' business, financial condition and operating results. This could also have a negative effect on the price of CTS common stock and could also make it difficult for CTS to service its debt. Violation of the covenants in CTS' credit facility could require substantial fees to CTS' banks until the violation is corrected. In the event the violation cannot be corrected, all of the indebtedness under CTS' credit facility, its 6 1/2% convertible subordinated debentures and notes, as well as certain other indebtedness, may be accelerated. If CTS' indebtedness is accelerated, CTS cannot be certain that it will have sufficient funds to pay the accelerated indebtedness or that it will have the ability to refinance the accelerated indebtedness on terms favorable to CTS or at all.

  CTS' OPERATING RESULTS VARY SIGNIFICANTLY FROM PERIOD TO PERIOD.

     CTS experiences fluctuations in its operating results. Some of the principal factors that contribute to these fluctuations are:

     - changes in demand for CTS' products;

     - CTS' effectiveness in managing manufacturing processes, costs and timing of CTS' component purchases so that components are available when needed for production, while mitigating the risks of purchasing inventory in excess of immediate production needs;

     - the degree to which CTS is able to utilize its available manufacturing capacity;

     - changes in the cost and availability of components, which often occur in the electronics manufacturing industry and which affect CTS' margins and its ability to meet delivery schedules;

     - general economic and served industry conditions; and

     - local conditions and events that may affect CTS' production volumes, such as labor conditions and political instability.

In addition, due to the significant differences in the operating income margins in CTS' two reporting segments, the mix of sales between CTS' components and sensors segment and CTS' EMS segment affect CTS' operating results from period to period. In addition, although CTS' restructuring activities and relocation of some of its manufacturing operations to Asia should result in improved operating income margins in CTS' components and sensors segment, CTS can provide no assurances that this will occur.

  CTS MAY FURTHER RESTRUCTURE ITS OPERATIONS, WHICH MAY MATERIALLY ADVERSELY AFFECT CTS' BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     In 2001, 2002 and 2003, CTS recorded restructuring and impairment charges of $40.0 million, $18.3 million and $4.6 million, respectively, relating to costs incurred to effect operational improvements and related organizational realignments, primarily in CTS' components and sensors segment. CTS completed these restructuring actions, including the relocation of certain manufacturing operations, in 2003. CTS may incur additional restructuring and impairment charges in the future if circumstances warrant. If CTS restructures its operations in the future and is unsuccessful in implementing restructuring plans, CTS may experience disruptions in its operations and higher ongoing costs, which may materially adversely affect CTS' business, financial condition and operating results.

  CTS FACES RISKS RELATING TO ITS INTERNATIONAL OPERATIONS.

     Because CTS has significant international operations, its operating results and financial condition could be materially adversely affected by economic, political, health, regulatory and other factors existing in foreign countries in which CTS operates. CTS' international operations are subject to inherent risks, which may materially adversely affect CTS, including:

     - political and economic instability in countries in which CTS' products are manufactured;

     - expropriation or the imposition of government controls;

     - changes in government regulations;

     - export license requirements;

     - trade restrictions;

     - earnings expatriation restrictions;

     - exposure to different legal standards;

     - less favorable intellectual property laws;

     - health conditions and standards;

     - currency controls;

     - fluctuations in exchange rates;

     - increases in the duties and taxes CTS pays;

     - high levels of inflation or deflation;

     - greater difficulty in collecting CTS' accounts receivable and longer payment cycles;

     - changes in labor conditions and difficulties in staffing and managing CTS' international operations;

     - limitations on insurance coverage against geopolitical risks, natural disasters and business operations; and

     - communication among and management of international operations.

In addition, these same factors may also place CTS at a competitive disadvantage to some of CTS' foreign competitors. To respond to competitive pressures and customer requirements, CTS may further expand internationally at low cost locations, particularly in Asia. If CTS continues to expand in these locations, CTS may incur additional capital expenditures. CTS cannot assure you that it will realize the anticipated strategic benefits of CTS' international operations or that its international operations will contribute positively to, and not adversely affect, CTS' business, financial condition and operating results. Furthermore, because a significant portion of CTS' products are manufactured in Asia, primarily in China and Taiwan, any conflict or uncertainty in these countries, including public health or safety concerns, such as Severe Acute Respiratory Syndrome (SARS), or natural disasters, such as earthquakes, could have a material adverse effect on CTS' business, financial condition and operating results. In addition, if the government of any country in which CTS' products are manufactured or sold sets technical standards for products made in or imported into their country that are not widely shared, some of CTS' customers may suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards or disrupt cross-border manufacturing partnerships, which, in each case, could materially adversely affect CTS' business, financial condition and operating results.

  CTS IS EXPOSED TO FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES THAT HAVE ADVERSELY AFFECTED, AND MAY CONTINUE TO ADVERSELY AFFECT, CTS' BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     CTS transacts business in various foreign countries. CTS presents its consolidated financial statements in U.S. dollars, but a portion of CTS' revenues and expenditures are transacted in other currencies. As a result, CTS is exposed to fluctuations in foreign currencies. CTS has currency exposure arising from both sales and purchases denominated in currencies other than the U.S. dollar. Volatility in the exchange rates between the foreign currencies and the U.S. dollar could harm CTS' business, financial condition and operating results. Furthermore, to the extent CTS sells its products in foreign markets, currency fluctuations may result in CTS' products becoming too expensive for foreign customers. For example, CTS' EMS business located in the United Kingdom sells primarily in U.S. dollars while most of the operating expenses and some material purchases are made in UK pound sterling. Accordingly, when the U.S. dollar weakens against the UK pound sterling, CTS' EMS segment operating results generally worsen. As the U.S. dollar strengthens against the UK pound sterling and the Euro, CTS' components and sensors segment operating results generally worsen. CTS also manufactures products in China, most of which CTS sells in U.S. dollars. An appreciation of the Chinese RMB against the U.S. dollar would increase CTS' expenses when translated into U.S. dollars.

  IF CTS IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY OR IT INFRINGES, OR IS ALLEGED TO INFRINGE, ON ANOTHER PERSON'S INTELLECTUAL PROPERTY, CTS' BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

     The success of CTS' business depends, in part, upon CTS' ability to protect trade secrets, copyrights and patents, obtain or license patents and operate without infringing on the intellectual property rights of others.

CTS relies on a combination of trade secrets, copyrights, patents, nondisclosure agreements and technical measures to protect CTS' proprietary rights in its products and technology. The steps taken by CTS in this regard may not be adequate to prevent misappropriation of CTS' technology. In addition, the laws of some foreign countries in which CTS operates do not protect CTS' proprietary rights to the same extent as do the laws of the United States. Although CTS continues to evaluate and implement protective measures, CTS cannot assure you that these efforts will be successful. CTS' inability to protect its intellectual property rights could diminish or eliminate the competitive advantages that CTS derives from its technology, cause CTS to lose sales or otherwise harm CTS' business.

     CTS believes that patents will continue to play an important role in its business. However, CTS cannot assure you that it will be successful in securing patents for claims in any pending patent application or that any issued patent will provide CTS with any competitive advantage. CTS also cannot assure you that the patents will not be challenged by third parties or that the patents of others will not materially adversely affect CTS' ability to do business. CTS may become involved in litigation in the future to protect its intellectual property or because others may allege that CTS infringes on their intellectual property. These claims and any resulting lawsuit could subject CTS to liability for damages and invalidate CTS' intellectual property rights. If an infringement claim is successfully asserted by a holder of intellectual property rights, CTS may be required to cease marketing or selling certain products, pay a penalty for past infringement and spend significant time and money to develop a non-infringing product or process or to obtain licenses for the technology, process or information from the holder. CTS may not be successful in the development of a non-infringing alternative, or licenses may not be available on commercially acceptable terms, if at all, in which case CTS may lose sales and profits. In addition, any litigation could be lengthy and costly and could materially adversely affect CTS even if CTS is successful in the litigation.

  CTS IS SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS AND REGULATIONS THAT EXPOSE CTS TO POTENTIAL FINANCIAL LIABILITY.

     CTS' operations are regulated by a number of federal, state, local and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for CTS because it uses hazardous materials in its manufacturing processes. If CTS violates environmental laws or regulations, CTS could be held liable for substantial fines, damages, and costs of remedial actions. CTS' environmental permits could also be revoked or modified, which could require CTS to cease or limit production at one or more of its facilities, thereby materially adversely affecting CTS' business, financial condition and operating results. Environmental laws and requirements, including environmental laws in the European Union and other foreign jurisdictions, have generally become more stringent over time and could continue to do so, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also could materially affect CTS' business, financial condition and operating results. In addition, because CTS is a generator of hazardous wastes, even if CTS fully complies with applicable environmental laws and requirements, CTS may be subject to financial exposure for costs, including costs of investigation and any remediation, associated with contaminated sites at which hazardous substances from CTS' operations have been stored, treated or disposed of. CTS may also be subject to exposure for such costs at sites that CTS currently owns or operates or formerly owned or operated. Such exposure may be joint and several, so that CTS may be held responsible for more than its share of the contamination or even for the entire contamination. CTS has been notified by the Environmental Protection Agency, state environmental agencies and, in some cases, generator groups that CTS is or may be a potentially responsible party regarding hazardous substances at several sites not owned or operated by CTS, as well as several sites that CTS owns. Although CTS estimates its potential liability with respect to environmental violations or alleged violations and other environmental liabilities and reserves for such matters, CTS cannot assure you that its reserves will be sufficient to cover the actual costs that it incurs as a result of these matters. CTS also cannot assure you that additional contamination will not be found in the future, either at sites currently known to CTS or at other sites. Any liability CTS may have for such matters could materially adversely affect CTS' business, financial condition and operating results.

  CTS INTENDS TO EXPLORE ACQUISITIONS, JOINT VENTURES AND OTHER TRANSACTIONS THAT COMPLEMENT OR EXPAND CTS' BUSINESS. CTS MAY NOT BE ABLE TO COMPLETE THESE TRANSACTIONS AND THESE TRANSACTIONS, IF EXECUTED, POSE SIGNIFICANT RISKS AND MAY MATERIALLY ADVERSELY AFFECT CTS' BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     CTS intends to explore opportunities to buy other businesses or technologies that could complement, enhance or expand CTS' current business or product lines or that might otherwise offer CTS growth opportunities. CTS may have difficulty finding these opportunities or, if CTS does identify these opportunities, CTS may not be able to complete the transactions for reasons including a failure to secure financing. Any transactions that CTS is able to identify and complete may involve a number of risks, including:

     - the diversion of CTS' management's attention from CTS' existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

     - possible adverse effects on CTS' operating results during the integration process; and

     - CTS' possible inability to achieve the intended objectives of the transaction.

In addition, CTS may not be able to successfully or profitably integrate, operate, maintain and manage CTS' newly acquired operations or employees. CTS may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies. In addition, future acquisitions may result in dilutive issuances of equity securities or the incurrence of additional debt.

  CTS MAY EXPERIENCE RAW MATERIAL SHORTAGES AND SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS, WHICH COULD CAUSE CTS TO DELAY SHIPMENTS TO CUSTOMERS AND REDUCE CTS' BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     In the past, from time to time, there have been shortages in certain raw materials used in the manufacture of CTS' components and sensors and certain electronic components purchased by CTS and incorporated into assemblies and subassemblies. Unanticipated raw material or electronic component shortages may prevent CTS from making scheduled shipments to customers. CTS' inability to make scheduled shipments could cause CTS to experience a shortfall in revenue, increase CTS' costs and adversely affect CTS' relationship with affected customers and CTS' reputation as a reliable service provider. Raw material and electronic component shortages may also increase CTS' cost of goods sold because CTS may be required to pay higher prices for raw materials or electronic components in short supply and order these raw materials or electronic components in greater quantities to compensate for variable delivery times. As a result, raw material or electronic component shortages could adversely affect CTS' operating results for a particular period due to the resulting revenue shortfall and increased costs.

  CTS' INDEBTEDNESS MAY ADVERSELY AFFECT ITS FINANCIAL HEALTH.

     As of November 30, 2004, CTS' debt balance was $94.6 million, consisting of $60.0 million of 2.125% convertible senior subordinated notes, $25.0 million of 6 1/2% convertible subordinated debentures, $9.0 million of borrowings under CTS' revolving credit facility and $0.6 million of borrowings under a foreign credit facility. The level of CTS' indebtedness could, among other things:

     - increase CTS' vulnerability to general economic and industry conditions, including recessions;

     - require CTS to use cash flow from operations to service its indebtedness, thereby reducing its ability to fund working capital, capital expenditures, research and development efforts and other expenses;

     - limit CTS' flexibility in planning for, or reacting to, changes in its business and the industries in which it operates;

     - place CTS at a competitive disadvantage compared to competitors that have less indebtedness; and

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

     - limit CTS' ability to borrow additional funds that may be needed to operate and expand its business.

  CTS' CREDIT FACILITY AND THE AGREEMENTS GOVERNING CTS' 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES CONTAIN PROVISIONS THAT COULD MATERIALLY RESTRICT CTS' BUSINESS.

     CTS' credit facility contains a number of significant covenants that, among other things, limit CTS' ability to:

     - dispose of assets;

     - incur additional debt (including pursuant to capital leases);

     - guarantee third-party obligations;

     - repay other debt or amend subordinated debt instruments;

     - create liens on assets;

     - make investments, loans or advances;

     - make acquisitions or engage in mergers or consolidations;

     - make capital expenditures; and

     - engage in certain transactions with CTS' subsidiaries and affiliates.

In addition, under CTS' credit facility, CTS is required to meet a number of financial ratios and tests. The agreements governing CTS' 6 1/2% convertible subordinated debentures contain covenants that, among other things, limit CTS' ability to:

     - pay dividends on, redeem or repurchase capital stock;

     - make payments with respect to any indebtedness that ranks junior to CTS' 6 1/2% convertible subordinated debentures; and

     - engage in certain transactions with CTS' subsidiaries and affiliates.

The restrictions contained in CTS' credit facility and in the agreements governing CTS' 6 1/2% convertible subordinated debentures could limit CTS' ability to plan for or react to market conditions or meet capital needs or could otherwise restrict CTS' activities or business plans. These restrictions could adversely affect CTS' ability to finance its operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that could be in CTS' interests. CTS' ability to comply with these covenants may be affected by events beyond its control. If CTS breaches any of these covenants or restrictions, it could result in an event of default under CTS' credit facility, the agreements governing CTS' 6 1/2% convertible subordinated debentures, the indenture for the notes or documents governing any other existing or future indebtedness. A default, if not cured or waived, may permit acceleration of CTS' indebtedness. In addition, CTS' lenders could terminate their commitments to make further extensions of credit under CTS' credit facility. If CTS' indebtedness is accelerated, CTS cannot be certain that it will have sufficient funds to pay the accelerated indebtedness or that it will have the ability to refinance accelerated indebtedness on terms favorable to CTS or at all.

  LOSS OF CTS' KEY MANAGEMENT AND OTHER PERSONNEL, OR AN INABILITY TO ATTRACT KEY MANAGEMENT AND OTHER PERSONNEL, COULD MATERIALLY AFFECT CTS' BUSINESS.

     CTS depends on its senior executive officers and other key personnel to run its business. CTS does not have long-term retention contracts with its key personnel. The loss of any of these officers or other key personnel could adversely affect CTS' operations. Competition for qualified employees among companies that rely heavily on engineering and technology is at times intense, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the operation and expansion of CTS' business could hinder CTS' ability to conduct research activities successfully and develop marketable products.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document, including information incorporated by reference into this document, contains forward-looking statements relating to the businesses of CTS and SMTEK, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.

     You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this document, including those set forth under the heading "Risk Factors" beginning on page 19 and the following important factors and assumptions, could affect the future results of CTS following the merger, or the future results of CTS and SMTEK if the merger does not occur, and could cause actual results to differ materially from those expressed in the forward-looking statements:

     - the ability of CTS to integrate the SMTEK businesses with CTS' businesses and achieve the expected synergies from the merger;

     - the adoption of the merger agreement at the SMTEK special meeting;

     - the timing of the completion of the proposed merger;

     - the actual financial position and results of operations of CTS following the merger, which may differ significantly from the pro forma financial data contained in this document;

     - risks commonly encountered in international trade, including trade and tariff barriers, exchange rates and political and geopolitical risks;

     - the impact of competitive products and pricing;

     - reliance on key customers;

     - the impact of rapid technological change;

     - the ability to protect intellectual property;

     - general market conditions in the automotive, communications and computer industries;

     - the level of capital resources required for future acquisitions and operations; and

     - changes in laws and regulations.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting of SMTEK stockholders will be held at [          ]
a.m., Pacific Time, on [          ], [          ], 2005 at SMTEK's corporate
offices located at 200 Science Drive, Moorpark, California 93021, for the following purposes:

     - to consider and vote upon a proposal to adopt the merger agreement;

     - to consider and vote upon a proposal to approve adjournments or postponements of the SMTEK special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the SMTEK special meeting to approve the above proposal;

     - to consider and take action upon any other business that may properly come before the SMTEK special meeting or any reconvened meeting following an adjournment or postponement of the SMTEK special meeting.

RECORD DATE AND VOTING RIGHTS

     The SMTEK board of directors has fixed December 22, 2004 as the record date for determining the stockholders of SMTEK who are entitled to notice of, and to vote at the SMTEK special meeting. Therefore, only SMTEK stockholders of record at the close of business on December 22, 2004 will receive notice of, and be able to vote, at the SMTEK special meeting or any adjournments or postponements of the SMTEK special meeting. At the close of business on the record date there were 2,745,745 shares of SMTEK common stock outstanding. Holders of SMTEK common stock are entitled to one vote per share.

     A majority of these shares must be present at the SMTEK special meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Shares of SMTEK common stock with respect to which the holders are present in person at the SMTEK special meeting, but not voting, and shares of SMTEK common stock for which SMTEK has received proxies but with respect to which holders of the shares have abstained will be counted as present at the SMTEK special meeting for purposes of determining whether a quorum exists. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed to vote on a particular proposal and the broker or nominee does not have discretionary voting power) will also be counted for purposes of determining whether a quorum exists.

     Adoption of the merger agreement requires the approval of the holders of at least a majority of the votes entitled to be cast by the holders of outstanding shares of SMTEK common stock. Approval of adjournments or postponements of the SMTEK special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the SMTEK special meeting to approve the above proposal requires the affirmative vote of a majority of shares present in person or by proxy at the SMTEK special meeting and actually voted on the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the SMTEK special meeting, if necessary, to permit further solicitation of proxies.

     As of the record date for the SMTEK special meeting, SMTEK's directors and executive officers had the right to vote approximately 77,309 shares of the then outstanding SMTEK common stock at the SMTEK special meeting. As of the record date of the SMTEK special meeting, these shares represented approximately 2.82% of the SMTEK common stock outstanding and entitled to vote at the meeting. SMTEK's directors and executive officers holding shares of SMTEK common stock on the record date have indicated that they intend to vote their shares for the proposal to adopt the merger agreement at the special meeting.

     In connection with the merger, SMTEK's two largest stockholders, the Thomas
M. Wheeler Trust U/D/T 4/9/86 and The Gene Haas Trust 3-9-99, entered into agreements with CTS whereby each of them agreed to vote and to grant CTS an irrevocable proxy to vote their respective shares of SMTEK common stock:

     - for the adoption of the merger agreement;

     - against the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of SMTEK in the merger agreement or that would delay or hinder the consummation of the merger or that would preclude the fulfillment of a condition precedent to the closing of the merger; and

     - against any action, agreement or proposal made in opposition to or in competition with the merger, including any company takeover proposal or superior proposal.

     As of the record date for the SMTEK special meeting these stockholders had the right to vote approximately 881,812 and 268,369 shares, respectively, of SMTEK common stock at the SMTEK special meeting. As of the record date these shares represented approximately 32.65% and 9.94%, respectively, of the SMTEK common stock outstanding and entitled to vote at the meeting. The Thomas M. Wheeler Trust's obligations under its stockholder's agreement, including voting and restrictions on transfer, are subject to options to purchase 97,000 of the trust's shares of SMTEK common stock granted by the trust to third parties prior to the execution of the stockholder's agreement.

                                VOTING BY PROXY

VOTING YOUR PROXY

     You may vote in person at the SMTEK special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote if you attend the special meeting.

     You may vote by proxy by completing and mailing the enclosed proxy card(s). If you properly complete, sign, date and return your proxy card(s) in time to vote, one of the individuals named as your proxy will vote your shares of SMTEK common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

HOW TO VOTE

     Complete, sign, date and return your proxy card(s) in the enclosed envelope. If you hold shares of SMTEK common stock through a broker or other custodian, please follow the voting instructions provided by that firm. If you do not sign, date and return your proxy card(s), or if your shares are held in a stock brokerage account or held by a bank, broker or other nominee, or, in other words, in "street name" and you do not instruct your bank, broker or other nominee on how to vote those shares, those shares will not be voted at the special meeting.

     A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in "street name" to direct their vote by the internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this document. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the internet or telephone through such a program must be received by 11:59 p.m., New York City
time, on [          ], 2005. Requesting a legal proxy prior to the deadline
described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in street name at the special meeting.

     If you submit your proxy but do not make specific choices, your proxy will be voted FOR each of the proposals presented.

     SMTEK'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF SMTEK AND ITS STOCKHOLDERS. SMTEK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SMTEK STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AT THE SPECIAL MEETING.

REVOKING YOUR PROXY

     If you are a record holder of shares of SMTEK common stock, you can change your vote by:

     - sending a written notice to the corporate secretary of SMTEK that is received prior to the special meeting and states that you revoke your proxy;

     - signing and dating a new proxy card(s), or, if available, voting by telephone or the internet and submitting your proxy so that it is received prior to the special meeting; or

     - attending the special meeting and voting in person.

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

     If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

OTHER VOTING MATTERS

  VOTING IN PERSON

     If you plan to attend the SMTEK special meeting and wish to vote in person, we will give you a ballot at the special meeting. However, if your shares of SMTEK common stock are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the SMTEK special meeting.

  PEOPLE WITH DISABILITIES

     We can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and how you plan to attend. Please call or write to SMTEK's corporate secretary at least two weeks before the special meeting at the number or address provided on the inside front cover page of this document.

PROXY SOLICITATIONS

     In addition to this mailing, SMTEK's directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. SMTEK will bear the entire cost of soliciting proxies. SMTEK has also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. SMTEK will pay this firm $5,500 plus $4.00 per completed call to retail holders of SMTEK common stock and certain other customary fees and expenses. SMTEK will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of SMTEK common stock. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your completed proxy card(s) without delay by mail.

     SMTEK STOCKHOLDERS SHOULD NOT SUBMIT ANY SMTEK STOCK CERTIFICATES WITH THEIR PROXY CARDS.

OTHER BUSINESS, ADJOURNMENT AND POSTPONEMENTS

     We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment.

     Any adjournment may be made from time to time by approval of the stockholders holding a majority of the voting power present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment of the SMTEK special meeting is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each SMTEK stockholder of record entitled to vote at the SMTEK special meeting. If a quorum is not present at the SMTEK special meeting, SMTEK stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is not present at the SMTEK special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn or postpone the special meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of SMTEK common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In early February 2004, CTS approached SMTEK to discuss a potential business combination. On February 2, 2004, CTS and SMTEK signed a Confidentiality Agreement in which each party agreed to keep certain information received from the other party confidential in order to conduct due diligence investigations regarding any potential business transaction between the parties. The parties conducted very preliminary discussions before determining that they could not reach a mutually agreeable transaction at that time.

     On August 11, 2004, Donald Schwanz, CTS' Chairman and Chief Executive Officer, and Edward Smith, then Chief Executive Officer and President of SMTEK, met in Boston, Massachusetts to discuss the merits of a possible strategic transaction between CTS and SMTEK.

     During the week of August 22, 2004, representatives of CTS' management met with representatives of SMTEK's management at SMTEK's Moorpark, California headquarters to conduct further discussions regarding a possible strategic transaction between CTS and SMTEK.

     On August 25, 2004, Messrs. Schwanz and Vinod Khilnani, Senior Vice President and Chief Financial Officer of CTS, met with two independent members of SMTEK's Board, James P. Burgess, SMTEK's Chairman of the Board, and Steve Waszak, at a hotel in Detroit, Michigan to conduct further discussions regarding a possible strategic transaction between CTS and SMTEK. The representatives of CTS' management and the independent members of SMTEK's Board discussed CTS' background and its strategy with respect to its components and sensors and EMS divisions, SMTEK's background and its current strategic plans, recent financial performance, SMTEK's management team and plans for continued discussions.

     On August 26, 2004, Mr. Schwanz met with Mr. Smith at SMTEK headquarters in Moorpark, California to conduct further discussions regarding a possible strategic transaction between CTS and SMTEK.

     On August 31, 2004, SMTEK announced that Mr. Smith would resign as Chief Executive Officer and President of SMTEK effective September 20, 2004.

     On September 2, 2004, CTS and SMTEK entered into a Confidentiality Agreement that superseded the February 2, 2004 Confidentiality Agreement. This Confidentiality Agreement contained standstill provisions restricting CTS, for a period of two years, from taking any action to acquire SMTEK's assets or stock, or control SMTEK's Board or management, without a specific invitation from SMTEK.

     From September 7, 2004, until the merger agreement was executed, representatives of CTS and SMTEK conducted certain business, financial and legal due diligence on the other party.

     On September 8, 2004, SMTEK's Board of Directors met telephonically and appointed a Special Committee of the Board consisting of three independent SMTEK directors, Messrs. Burgess, Waszak and Kimon Anemogiannis, to evaluate and consider a potential strategic transaction with CTS and to report back to the Board of Directors. During that meeting, the Board authorized management to retain Duff & Phelps, LLC as the company's financial advisor and to perform a limited market check. After the telephonic Board of Directors' meeting, SMTEK's three independent directors met telephonically in executive session. During that call, the Special Committee discussed commencing a market check to determine if there were other companies interested in pursuing discussions for a strategic transaction with SMTEK.

     Effective September 18, 2004, SMTEK's Board of Directors appointed Kirk Waldron, SMTEK's then Senior Vice President and Chief Financial Officer, as interim President of SMTEK, replacing Mr. Smith, who remained a SMTEK Board member.

     Between September 15, 2004, and October 18, 2004, SMTEK's Special Committee, Board of Directors and management and certain representatives of Duff & Phelps and certain representatives of SMTEK's outside legal counsel met periodically to discuss the status of issues related to a potential strategic transaction between CTS and SMTEK. At certain of these meetings, Duff & Phelps presented preliminary financial analyses regarding SMTEK to the Special Committee. In addition, during this period, members of SMTEK's

Special Committee and representatives of Duff & Phelps met periodically with representatives of CTS, including CTS' financial advisor, to discuss various issues related to a possible transaction.

     During a call on October 18, 2004, among SMTEK's Special Committee, Mr. Waldron and certain of SMTEK's legal and financial advisors, the Special Committee discussed Duff & Phelps' preliminary financial analysis of SMTEK. Based on this discussion, the Special Committee determined to discontinue strategic transaction discussions with CTS.

     On October 21, 2004, SMTEK's Board of Directors met telephonically with Mr. Waldron and a representative of SMTEK's legal advisors. Mr. Waldron addressed the status of Duff & Phelps' financial analysis and the ongoing limited market check being conducted.

     On October 25, 2004, SMTEK's Board of Directors met telephonically with Mr. Waldron and a representative of SMTEK's legal advisors. The parties discussed a potential strategic transaction and Mr. Waldron explained that there had been no other interest expressed for a strategic transaction from those contacted in the limited market check. Additionally, Mr. Waszak explained that CTS was no longer expressing interest in a strategic transaction.

     On October 26, 2004, a member of SMTEK's Special Committee and a representative of SMTEK's financial advisors met telephonically with Mr. Schwanz regarding whether a strategic transaction remained viable and whether the parties could come to terms that were in the best of interests of the stockholders of both companies.

     On October 28, 2004, SMTEK's Board of Directors met telephonically with Mr. Waldron and a representative of SMTEK's legal advisors. A member of SMTEK's Special Committee summarized his recent conversations with Mr. Schwanz and reported that Mr. Schwanz had conveyed that the CTS Board of Directors was again considering a potential strategic transaction with SMTEK. Mr. Schwanz requested that a particular member of SMTEK's Special Committee come to Chicago, Illinois on Saturday, October 30, 2004, to further discuss a possible transaction. SMTEK's Board agreed that some of the members of the Special Committee would contact CTS and schedule a meeting to further discussions regarding a potential strategic transaction.

     On October 29, 2004, two members of SMTEK's Special Committee met with Mr. Schwanz, Mr. Khilnani and a representative of CTS' financial advisor at the Chicago Hilton. Mr. Waldron joined the meeting telephonically. The SMTEK group presented and the parties discussed various transaction variables and valuation metrics as well as broad outlines of an exchange ratio collar. A member of SMTEK's Special Committee reported to SMTEK's Board that no formal offer had been made by CTS.

     On November 2, 2004, SMTEK's Special Committee, Mr. Waldron and certain of SMTEK's legal and financial advisors met telephonically to discuss the status of issues related to a potential strategic transaction between CTS and SMTEK. During the call, the committee discussed with the representative of SMTEK's financial advisors the general parameters that were discussed with CTS. The members of SMTEK's Special Committee asked extensive questions of the financial and legal advisors regarding these parameters.

     From November 3, 2004 through November 11, 2004, members of CTS' management and members of the Special Committee of SMTEK, along with their respective financial advisors, met telephonically to continue to discuss due diligence and negotiate terms of a potential strategic transaction between CTS and SMTEK, including the exchange ratio, restrictions on SMTEK's ability to pursue other alternative transactions, representations and warranties, covenants, termination provisions and conditions to the closing of the merger.

     On November 11, 2004, SMTEK held a regularly scheduled board meeting to review financial, sales and operating results for the first quarter. During that meeting, a member of SMTEK's Special Committee updated SMTEK's Board on the progress of his ongoing discussions with Mr. Schwanz and that the parties had reached a general understanding on some of the primary issues. On this date, CTS' legal advisors circulated a draft of the proposed merger agreement to SMTEK's legal advisors and SMTEK's management.

     From November 12, 2004 through November 16, 2004, members of management of SMTEK and CTS, along with their respective legal and financial advisors, resumed discussions telephonically and in Moorpark, California. During that time, the parties continued to conduct due diligence and negotiate the principal terms of agreements and other related documents, including the exchange ratio, restrictions on SMTEK's ability to pursue alternative transactions, representations and warranties, covenants, termination provisions and conditions to the closing of the merger.

     On November 16, 2004, SMTEK's Special Committee met telephonically with its financial and legal advisors to consider the terms of a proposed transaction with CTS and to review the significant negotiation points regarding the proposed Agreement and Plan of Merger, the Stockholder's Agreement with the Thomas M. Wheeler Trust, SMTEK's largest stockholder, and the results of SMTEK's internal due diligence and due diligence conducted by Mr. Waldron, a member of SMTEK's Special Committee and SMTEK's legal and financial advisors on CTS. The Special Committee also determined that the terms of the transaction proposed by CTS were favorable to SMTEK's stockholders and that the merger provided strategic and business opportunities for SMTEK that otherwise did not exist. SMTEK's legal advisors outlined the terms of the proposed Agreement and Plan of Merger, including conditions to closing, termination fees, representations and warranties, the impact of the transaction on option holders and the stockholder's agreement. The Special Committee instructed Duff & Phelps to make their presentation of their fairness determination to the full Board of Directors immediately following the conclusion of the Special Committee meeting. Prior to the meeting, the Special Committee reviewed Duff & Phelps' presentation and fairness opinion and the Agreement and Plan of Merger. Having extensively questioned SMTEK's legal and financial advisors regarding the proposed transactions, the Special Committee unanimously recommended to the Board of Directors to approve the merger subject to the Board of Director's review of the fairness presentation from Duff & Phelps and receipt of a fairness opinion.

     Immediately following the Special Committee meeting on November 16, 2004, SMTEK's full Board of Directors met telephonically to consider the terms of the proposed transaction with CTS. At this meeting, SMTEK's management, and legal and financial representatives discussed the results of negotiations with CTS and the terms of the proposed merger, including status and timing of the transaction, pricing and valuation of the proposed merger, strategic and business opportunities with CTS, pros and cons of the merger; representatives of Duff & Phelps reviewed and discussed the alternative transactions investigated by Duff & Phelps at the direction of the Board of Directors, presented an analysis of the financial terms of the proposed merger and delivered its oral opinion, subsequently confirmed in writing as of November 16, 2004, as to the fairness of the merger consideration, from a financial point of view, as of such date, to SMTEK's stockholders; and representatives of legal counsel outlined the terms of the proposed merger agreement, including conditions to closing, termination fees, representations and warranties, the impact of the transaction on SMTEK option holders and the stockholder's agreement signed by the Thomas M. Wheeler Trust. The Board, having reviewed Duff & Phelps' presentation materials and fairness opinion and the Agreement and Plan of Merger before the meeting, and having extensively questioned the Special Committee and SMTEK's legal and financial advisors, unanimously (i) approved the proposed terms of the merger and the transactions related thereto in substantially the form presented, (ii) recommended the merger agreement to SMTEK's stockholders for adoption, (iii) authorized the calling of a Special Meeting of stockholders for the purpose of having SMTEK's stockholders vote on the merger, and (iv) authorized SMTEK's officers to complete the negotiation and execution of the Agreement and Plan of Merger.

     Following the adjournment of the SMTEK Board of Directors meeting on November 16, 2004, Mr. Waldron and representatives of SMTEK's legal advisors met with Mr. Schwanz, Mr. Khilnani and other representatives of CTS at the Hyatt Hotel in Westlake, California, where the Agreement and Plan of Merger, which had previously been approved by the CTS Board of Directors, was signed and other ancillary documents were signed and exchanged.

     On the morning of November 17, 2004, SMTEK and CTS issued press releases announcing the transaction and filed Current Reports on Form 8-K with the Securities and Exchange Commission containing the Agreement and Plan of Merger, the Stockholder's Agreement and their respective press release.

REASONS FOR THE MERGER

     The SMTEK board of directors believes that a merger with CTS' subsidiary, Cardinal Acquisition is advisable and fair to, and in the best interests of, SMTEK and its stockholders. At a meeting held on November 16, 2004, SMTEK's board of directors unanimously approved the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, SMTEK and its stockholders and resolved to recommend that SMTEK's stockholders vote FOR the adoption of the merger agreement.

     In making its determination to adopt the merger agreement, the SMTEK board of directors considered reasons why the merger should be beneficial to SMTEK and its stockholders. These potential benefits include the following:

     - the benefit to SMTEK stockholders from the larger public float and greater liquidity of shares of CTS common stock compared to the small public float and limited liquidity of shares of SMTEK common stock;

     - the opportunity for SMTEK stockholders to receive what the board considered to be an attractive premium over the market price for shares of SMTEK common stock, which had traded at prices ranging from $12.03 to $13.85 over the 20 trading day period prior to November 15, 2004, with an average closing price of $12.95 per share, and closed on November 16, 2004 at $13.07 per share;

     - the opportunity for SMTEK stockholders, due to their receipt of CTS stock in connection with the merger, to participate in the future growth of the business conducted by CTS and SMTEK following the merger and to benefit from the potential appreciation in value of shares of CTS common stock;

     - the belief by SMTEK's senior management, subject to receipt of the fairness opinion of SMTEK's financial advisor and approval of SMTEK's board of directors, that using the merger agreement's formula to set the price paid for SMTEK common stock at between $14.20 and $15.00 per share, and using the volume-weighted average price of CTS stock over a short period prior to the closing of the merger as the basis for determining the exchange ratio, provided benefits to SMTEK's stockholders that outweighed the use of a floating base price or an average closing price of CTS common stock over a period prior to public announcement of the transaction for the purpose of setting the exchange ratio because in senior management's reasonable estimation such pricing mechanisms involved a greater risk of a loss in value to SMTEK's stockholders between the announcement and closing of the transaction; and

     - the belief by SMTEK's directors and senior management that, in combination with CTS' greater financial, marketing, distribution and operational resources, the transaction would result in enhanced opportunities for SMTEK to achieve its long-term strategic objectives.

     In the course of considering the proposed transaction with CTS, SMTEK's board reviewed historical, present and projected financials of SMTEK, historical and short- and long-term strategic objectives of SMTEK, the opportunities in the marketplace that SMTEK is pursuing and the risks associated with such opportunities. The board also reviewed with its management, the board's financial advisor and SMTEK's legal advisors a number of additional factors relevant to the merger, including:

     - information concerning conditions in the electronics manufacturing services industry and electronics industries in general, which indicated that these industries historically have been subject to significant economic fluctuations, and senior management's view that SMTEK, due to its relatively small size and limited service offerings, was vulnerable to adverse changes in these industries;

     - information concerning the recent and historical stock price performance, volatility and trading volume of SMTEK common stock and CTS common stock, which indicated that the market for CTS' stock had significantly greater liquidity than the market for SMTEK's stock;

     - comparisons of historical financial and operational measures for SMTEK and CTS including revenues and earnings, technology, management and competitive position, which indicated that:

      -- CTS had greater operational and financial stability than SMTEK due in part to CTS' broader product and service base and participation in more diverse markets, which stability would help to offset the volatility experienced in the electronic manufacturing services markets in which SMTEK competes; and

      -- CTS had more extensive financial, sales and marketing resources that could be allocated to enhance SMTEK's ability to market its existing services and introduce new services;

     - the views of senior management, the board and SMTEK's outside advisors that there was a significant likelihood that the merger would be completed;

     - the opinion of Duff & Phelps that, as of November 16, 2004, and subject to the considerations set forth in their opinion, the purchase price of between $14.20 and $15.00 of cash and CTS common stock for each outstanding share of SMTEK common stock was fair to the stockholders of SMTEK from a financial point of view (without giving effect to any impacts of the merger on any particular stockholder other than its capacity as a stockholder);

     - due diligence information relating to CTS gathered for and reviewed by SMTEK's Special Committee that included certain Securities Exchange Act filings, historical stock price information, business and stock performance information presented by members of CTS' senior management to analysts and SMTEK's senior management and competitive analyses performed by SMTEK's senior management and presented to the board from time to time as part of SMTEK's periodic review of its business;

     - the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations to consummate the merger, the provisions relating to SMTEK's ability to consider alternative proposals and the termination provisions and related break-up fees, which senior management and the board, after consulting with SMTEK's outside legal counsel and financial advisor, deemed to be reasonable and balanced;

     - the prospects of SMTEK as an independent company, including:

      -- the challenges SMTEK faces by competing in volatile electronics manufacturing services markets with a relatively limited services offering, resulting in volatility of SMTEK's operational and financial results from period to period; and

      -- SMTEK's more limited resources to market existing services and to introduce new services; and

     - the anticipated impact of the merger on SMTEK's customers and employees.

     The SMTEK board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the fact that stockholders of SMTEK will not receive the full benefit of any future growth in the value of their equity that SMTEK might have achieved as an independent company, and the potential disadvantage to SMTEK stockholders who receive CTS common stock in the event that CTS does not perform as well in the future as SMTEK might have performed as an independent company;

     - the risk that the merger might not be completed;

     - the possibility that some provisions of the merger agreement, including the nonsolicitation and termination fee provisions, might have the effect of discouraging other parties potentially interested in merging with or acquiring SMTEK from pursuing such an opportunity;

     - the potential loss of customers, suppliers, revenues and business opportunities for SMTEK as a result of uncertainty in the marketplace resulting from the announcement of the merger, and the possible exploitation of such uncertainty by SMTEK's and CTS' competitors;

     - the possibility of management and employee disruption associated with the merger and integration of the operations of the companies, and the risk that, despite the efforts of the combined company, key management, technical and other personnel of SMTEK might not continue with the combined company;

     - the risk that the strategic objectives sought to be achieved by the merger may not be realized;

     - the $14.20 to $15.00 value of the merger consideration is less than the valuation range indicated by the Comparable Control Transaction analysis presented by Duff & Phelps, but which the board believed was offset by the fact that the value of the merger consideration compared favorably to the valuation ranges for all of the other valuation methodologies considered by Duff & Phelps, that Duff & Phelps indicated to the board that only limited data was available for the Comparable Control Transaction analysis and that Duff & Phelps had indicated that its fairness opinion was based on the totality of its analyses and not any specific valuation methodology; and

     - other applicable risks described in the section of this proxy statement/prospectus titled "Risk Factors."

     SMTEK's board concluded that overall these risks were outweighed by the potential benefits of the merger, and unanimously adopted the merger agreement and determined that the merger was advisable and fair to, and in the best interests of, SMTEK and its stockholders.

     The above discussion includes all of the material information and factors considered by SMTEK's board. In view of the variety of factors considered in connection with its evaluation of the merger agreement, SMTEK's board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, the SMTEK board did not attempt to quantify the synergies that the combination of SMTEK and CTS may realize because the board did not deem the financial synergies from the merger to be of significance to its own deliberations or to SMTEK's stockholders from the standpoint of their becoming CTS stockholders as a result of the transaction. The SMTEK board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. In addition, individual members of SMTEK's board may have given different weight to different factors.

FAIRNESS OPINION OF DUFF & PHELPS

     In deciding to approve the merger, SMTEK's board of directors considered an opinion from its financial advisors, Duff & Phelps, LLC. Founded in 1932, Duff & Phelps is one of the leading middle market investment banking and independent financial advisory firms in the United States. Duff & Phelps has significant expertise and experience in fairness opinions, business valuations, solvency opinions, structuring ESOP/ERISA transactions, private capital raise, buy-side and sell-side merger and acquisition advisory services, and intangible asset and intellectual property valuations. Headquartered in Chicago, Duff & Phelps has offices in New York, Los Angeles, San Francisco, and Seattle. In 2003, Duff & Phelps rendered approximately 400 opinions, including fairness opinions, business valuation opinions, solvency opinions, tax-related financial opinions, and other financial opinions.

     Duff & Phelps rendered a written opinion to the board of directors of SMTEK that, as of November 16, 2004, the merger consideration is fair to the stockholders of SMTEK from a financial point of view (without giving effect to any impacts of the merger on any particular stockholder other than in its capacity as a stockholder). The opinion of Duff & Phelps is directed to the SMTEK board, and does not constitute a recommendation as to how to vote with respect to any matter relating to the proposed merger or an indication that the consideration paid is the best possible attainable under any circumstances. Duff & Phelps' opinion is attached as Annex D hereto and is incorporated herein by reference. SMTEK STOCKHOLDERS ARE ENCOURAGED TO READ THIS OPINION IN ITS ENTIRETY.

     The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY DUFF & PHELPS, THE TEXT BELOW SHOULD BE READ TOGETHER WITH THE OPINION LETTER DELIVERED TO THE BOARD OF DIRECTORS OF SMTEK ON NOVEMBER 16, 2004 AND INCLUDED WITH THIS PROXY STATEMENT/PROSPECTUS AS ANNEX D. THE DUFF & PHELPS

OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE. Duff & Phelps has consented to the use of its opinion in this proxy statement/prospectus.

     While the following summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the SMTEK board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed.

     The basis and methodology for Duff & Phelps' opinion have been designed specifically for the express purposes of SMTEK's board of directors and may not translate to any other purposes. Duff & Phelps conducted only a limited market test at the direction of the SMTEK Board of Directors to determine whether or not a better price could have been obtained. The Board of Directors of SMTEK rejected a broad market check based upon the potential negative impact that such a test may have on SMTEK's employees, customers, suppliers and competitive position within the industry. Duff & Phelps contacted a select number of potential financial and strategic buyers that were approved by the SMTEK Board of Directors, but no potential acquirers expressed a formal indication of interest to acquire SMTEK.

     Duff & Phelps was retained by the SMTEK board of directors under an engagement letter dated as of September 14, 2004. One of SMTEK's engagement letters with Duff & Phelps provides that, for its services as exclusive financial consultant, Duff & Phelps is entitled to receive $100,000 due and payable as follows: $25,000 in cash upon execution of the engagement letter, $25,000 upon the Board of Directors requesting that Duff & Phelps prepare an opinion and the remaining $50,000 in cash upon delivery of the opinion, whether or not the opinion is favorable. SMTEK has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to SMTEK. The terms of the fee arrangement with Duff & Phelps, which SMTEK and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm's length between SMTEK and Duff & Phelps, and the SMTEK board was aware of these fee arrangements.

     Duff & Phelps was retained based on Duff & Phelps' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, corporate planning, and other purposes. Previously, Duff & Phelps had not provided financial advisory services to SMTEK or CTS.

     In connection with its fairness opinion, Duff & Phelps made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Duff & Phelps performed the following due diligence:

     - Conducted meetings with and held telephonic conferences with the members of SMTEK's senior management team, the Special Committee of the Board of Directors and SMTEK legal counsel, including:

-- Edward Smith            President and Chief Executive Officer (resigned
                           effective September 20, 2004)
-- Kirk Waldron            Interim President (as of September 18, 2004) and Chief
                           Financial Officer
-- Steven Waszak, James    Members of the Board of Directors that constituted the
   Burgess, Kimon          Special Committee
   Anemogiannis
-- David Katz, Evelyn      SMTEK legal counsel, Perkins Coie LLP
   Cruz Sroufe, and
   Lance Bass

     - Toured the Company's Moorpark, CA facility;

     - Reviewed various drafts of the Merger Agreement, including the draft dated as of November 16, 2004;

     - Reviewed a draft of the Stockholder's Agreement;

     - Reviewed SMTEK's Form 10-K for the fiscal years ended June 30, 2002, 2003 and 2004 and quarterly reports on Form 10-Q for the periods ended September 30, 2003 and 2004;

     - Reviewed financial projections prepared by SMTEK management;

     - Reviewed stock option schedules prepared by SMTEK management;

     - Reviewed other operating and financial information provided by SMTEK management;

     - Analyzed historical trading prices and trading volume of both SMTEK and CTS common stock;

     - Reviewed applicable industry and economic information, including financial and operating information for comparable public companies contained in SEC filings and analyst reports, historical stock prices, industry analyses and other information from regularly published sources;

     - Reviewed specific information on CTS contained in SEC filings;

     - Reviewed the financial performance, price and trading activity for the equity securities of certain other publicly traded companies with businesses Duff & Phelps considered relevant to its inquiry; and

     - Reviewed the financial terms of certain business combinations to the extent publicly available involving companies with businesses Duff & Phelps considered relevant to its inquiry.

     The Duff & Phelps opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion. You should understand that subsequent developments could materially affect the assumptions used in preparing its fairness opinion and may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion and assumes no obligation to update, revise or reaffirm its opinion. The Duff & Phelps opinion is limited to the fairness of the merger consideration to the stockholders of SMTEK from a financial point of view (without giving effect to any impacts of the merger on any particular stockholder other than in its capacity as a stockholder) as of November 16, 2004.

  OPINION AND ANALYSIS OF DUFF & PHELPS

     In accordance with customary investment banking practice, Duff & Phelps employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial and comparative analyses utilized by Duff & Phelps in arriving at its opinion. It does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying Duff & Phelps' fairness opinion.

     In arriving at its fairness opinion, Duff & Phelps considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the analyses as a comparison is identical to SMTEK or the merger. The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to the board as to the fairness of the merger from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of SMTEK, its advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

  Discounted Cash Flow Analysis

     Duff & Phelps performed a discounted cash flow analysis of the projected debt-free net cash flows of SMTEK. SMTEK management provided Duff & Phelps with financial projections, and Duff & Phelps informed the board that it considered such projections and consulted with SMTEK management regarding the assumptions underlying the forecasts in its consideration of the future debt-free net cash flows for SMTEK. To value the equity of SMTEK, these debt-free net cash flows were discounted to their present value at a rate that reflects both the current return requirements of the market and risks inherent in the investment in SMTEK. The present value of these cash flows represented the invested capital value (debt plus equity) of SMTEK. Subtracting interest-bearing debt and adding cash and cash equivalents from invested capital value resulted in an indication of total equity value of SMTEK. Duff & Phelps also estimated the terminal value of SMTEK's business in 2009.

     The estimated terminal value and future debt-free net cash flows were discounted to the present at a rate that reflects the relative risk associated with these flows as well as the rates of return that securityholders could expect to realize on alternative investment opportunities.

     The range of discount rates applied in Duff & Phelps' analysis was based on the estimated weighted average cost of capital of SMTEK, which reflects the company's costs of debt and equity, as well as the actual proportions of debt and equity comprising the hypothetical optimal capital structure of SMTEK. The cost of equity is the rate of return an equity investor would require to invest in SMTEK. To determine the cost of equity, Duff & Phelps considered alternate investment opportunities and assessed comparable public companies' cost of capital, comparing them to the risk of an investment in SMTEK and employed the Capital Asset Pricing Model to develop the cost of equity.

     Factoring in all of the relevant considerations resulted in a range of discount rates of 15% to 17%. This estimated range of discount rates was applied to the cash flows estimated for the discounted cash flow analysis.

     This analysis resulted in a value per share for SMTEK common stock of approximately $10.98 to $16.36.

  Comparable Publicly Traded Company Analysis

     Duff & Phelps selected publicly traded companies based on comparability to SMTEK. Although no single company chosen is identical to SMTEK, these companies may share many of the same operating characteristics and may be affected by many of the same economic forces. The following 18 publicly traded companies were identified that had similar product lines, customer bases or other business attributes that would cause an investor to group the companies in the same broad industry class for investment purposes:

Flextronics International                  CTS Corp.
Sanmina-SCI Corp.                          Suntron Corp.
Colectron Corp.                            SMTC Corp.
Celestica Inc.                             Three-Five Systems Inc.
Jabil Circuit Inc.                         Key Tronic Corp.
SYNNEX Corp.                               Sparton Corp.
Benchmark Electronics Inc.                 La Barge Inc.
Plexus Corp.                               Sigmatron International Inc.
Pemstar Inc.                               Nortech Systems Inc.

     Duff & Phelps compared certain financial and operating ratios for SMTEK with the corresponding financial and operating ratios for the publicly traded companies listed above and calculated valuation multiples for each of the publicly traded companies. Duff & Phelps determined representative levels of SMTEK's revenue, earnings before interest and taxes ("EBIT"), projected EBIT, earnings before interest, taxes, depreciation and amortization ("EBITDA"), projected EBITDA, net income, and projected net income and applied appropriate valuation multiples to SMTEK's representative levels. A range of per share value for SMTEK common stock was determined to be $11.55 to $18.99 based upon the analysis of comparable publicly traded companies. None of the comparable companies is, of course, identical to SMTEK.

  Control Premium Analysis

     Duff & Phelps analyzed recent control premiums paid for stock in the public marketplace for transactions occurring from June 30, 2001 to November 15, 2004 in which an acquirer gained a controlling interest in a target. Duff & Phelps concluded that a 20% to 40% control premium was appropriate to apply to the marketable minority interest value indications of SMTEK derived from the comparable public company and discounted cash flow analyses.

  Comparable Control Transactions Analysis

     The comparable control transactions analysis is similar to the comparable public company analysis but considers the pricing of change of control transactions. The comparable control analysis involved the screening and selection of change-of-control transactions that were the most similar to the proposed transaction. It is unusual that a company involved in a change-of-control transaction is identical, or a close substitute, to the subject company. Typically, however, companies involved in change-of-control transactions can be identified which have a similar product line, customer base, or other business attribute which would cause an investor to group the companies in the same broad industry class for investment purposes.

     Duff & Phelps reviewed approximately 36 controlling interest transactions that have occurred in industries with similar characteristics during the time between January 1, 2001 and November 12, 2004. Approximately 17 of these companies disclosed transaction values and five disclosed enough information to calculate some valuation multiples. Appropriate valuation multiples were applied to representative levels of SMTEK's revenue, EBIT, projected EBIT, EBITDA, projected EBITDA, net income, and projected net income to determine indications of value for SMTEK.

     In determining the appropriate valuation multiples to apply in the control transaction analysis of SMTEK, Duff & Phelps considered the multiple information derived from the comparable transactions in conjunction with those exhibited by the comparable public companies. Based upon Duff & Phelps' analysis of comparable control transactions, a range of per share value of SMTEK common stock was indicated to be $15.73 to $19.17.

  SMTEK Current and Historical Trading Prices

     In the 52 weeks ending on November 15, 2004, SMTEK's common shares traded at stock prices ranging from $5.00 to $15.00 per share. SMTEK's closing prices over the 20-day period prior to November 15, 2004, ranged from $12.03 to $13.85, with an average closing price of $12.95 per share. SMTEK's common stock's price closed at $13.07 per share on November 16, 2004.

  Summary

     The valuation ranges derived from the above referenced analyses can be summarized as follows:

Discounted Cash Flow analysis...............................  $10.98 to $16.36
Comparable Public Company...................................  $11.55 to $18.99
Comparable Control Transaction analysis.....................  $15.73 to $19.17
Recent Trading Prices.......................................  $12.03 to $13.85

     These ranges compared to a proposed transaction price in the range of $14.20 to $15.00.

  Conclusion

     Based on its analysis and relying upon the accuracy and completeness of all information provided to Duff & Phelps, it is Duff & Phelps' opinion that, as of November 16, 2004, the merger consideration is fair to the public stockholders of SMTEK from a financial point of view (without giving effect to any impacts of the merger on any particular stockholder other than in its capacity as a stockholder).

     The proposed transaction price range of $14.20 to $15.00 compared favorably to the price ranges of all of the analyses but for the Comparable Control Transaction analysis. In reaching its opinion, Duff & Phelps considered the analyses as a whole, including the fact that only limited data was available for the Comparable Control Transaction analysis and the fact that the price ranges derived from the other analyses compared favorably to the price range of the proposed Transaction.

     The foregoing summary is qualified by reference to the written opinion dated as of November 16, 2004, of Duff & Phelps, which is attached as Annex D to this document.

     In preparing its forecasts, performing its analysis and rendering its opinion with respect to the merger, Duff & Phelps:

     - relied upon the accuracy, completeness, and fair presentation of all information data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of SMTEK, and did not attempt to independently verify such information;

     - assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same; and

     - assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed.

Duff & Phelps also assumed that information supplied and representations made by SMTEK's management were substantially accurate regarding SMTEK and the merger.

     In performing its analyses, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Duff & Phelps or of any party involved in the merger. Duff & Phelps has also assumed that all of the conditions precedent required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without material modification or waiver. The opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of SMTEK's creditworthiness or otherwise as tax advice or accounting advice. Analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, Duff & Phelps' opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for SMTEK or the effect of any other business combination in which SMTEK might engage.

     Duff & Phelps' opinion to the board of directors of SMTEK was one of many factors taken into consideration by the board of directors of SMTEK in making its determination to approve the merger.

INTERESTS OF SMTEK'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     When considering the recommendation of SMTEK's board of directors, you should be aware that SMTEK's directors and executive officers identified below have interests in the merger that may be different from, or be in addition to, your interests as a stockholder of SMTEK.

     To help ensure a successful integration of SMTEK into CTS, CTS has signed employment agreements with Kirk Waldron, Richard Fitzgerald and Robert Miller, the three executive officers of SMTEK, that will become effective upon the completion of the merger. The employment agreement with each of Messrs. Fitzgerald and Miller is for a period of two years and contains a commitment to grant to such officer 12,500 restricted stock units under the CTS 2004 Omnibus Long-Term Incentive Plan. Mr. Waldron's employment agreement contains no grant of restricted stock units and is for a three-month period after the effective date of the merger.

     In addition, CTS has elected not to assume any stock options granted under SMTEK's 2003 Equity Incentive Plan, Amended and Restated 1996 Stock Incentive Plan, or Amended and Restated 1998 Non-Employee Directors Stock Plan. Therefore, all such options, whether or not vested, including those held by SMTEK's directors and executive officers, will be vested upon consummation of the merger in accordance with the plans' provisions and will automatically convert into the right to receive cash upon completion of the merger to the extent the exercise price is less than the aggregate consideration per share payable in the merger.

     Robert Howard, a member of SMTEK's Board of Directors, is the President of TMW Enterprises, Inc., a company controlled by Thomas M. Wheeler, the trustee of the Thomas M. Wheeler Trust U/T/D 4/9/86. In connection with the merger, the trust entered into a stockholder's agreement, whereby it agreed, among other things, to vote and granted CTS an irrevocable proxy to vote its shares in favor of adopting the merger agreement. As of December 22, 2004, the record date for the SMTEK special meeting, the trust was entitled to vote 881,812 or approximately 32.65% of the shares of SMTEK common stock outstanding and entitled to vote at the special meeting. See "The Stockholder's Agreements."

     Under the terms of the merger agreement, CTS agreed to maintain in effect for a period of at least six years after the effective time of the merger, directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to SMTEK's directors and officers that are currently covered by SMTEK's directors' and officers' liability insurance policies on terms with respect to coverage and amount no less favorable than those of the insurance coverage provided at the date of the merger agreement, provided that CTS will not be required to expend in any one year an amount in excess of 200% of the annual premiums paid by SMTEK at the date of the merger agreement for the insurance and, provided, that, if the annual premiums of insurance coverage exceed that amount, CTS will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit set forth above. See "The Merger
Agreement -- Indemnification and Insurance."

     The SMTEK board of directors was aware of these arrangements during their deliberations on the merits of the merger and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting.

FINANCIAL PROJECTIONS

     During the course of discussions between SMTEK and CTS that led to the execution of the merger agreement, SMTEK provided CTS with certain business and financial information that was not publicly available. SMTEK also provided these forecasts to its financial advisor. Set forth below is a summary of these forecasts. These forecasts should be read together with the financial statements of SMTEK referred to in this document.

     THESE FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND ARE INCLUDED IN THIS DOCUMENT IN ACCORDANCE WITH THE POSITION TAKEN BY THE COMMISSION'S STAFF ONLY BECAUSE THEY WERE PROVIDED BY SMTEK TO CTS. THE FORECASTS ARE SPECULATIVE IN NATURE AND ARE NOT MEANT TO PORTRAY ALL OF THE POSSIBLE OUTCOMES. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE FORECASTS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS RELATING TO THE BUSINESS OF SMTEK, WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY, MANY OF WHICH ARE BEYOND THE CONTROL OF SMTEK. ACCORDINGLY, STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORECASTS. THERE CAN BE NO ASSURANCE THAT THESE FORECASTS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. GENERALLY, THE FARTHER OUT THE PERIOD TO WHICH FINANCIAL PROJECTIONS RELATE, THE MORE UNRELIABLE THOSE PROJECTIONS BECOME DUE TO THE NUMEROUS FACTORS AND ASSUMPTIONS UPON WHICH FORECASTS ARE BASED, WHICH BECOME MORE DIFFICULT TO ACCURATELY PREDICT. THE INCLUSION OF THE FORECASTS SET FORTH BELOW SHOULD NOT BE REGARDED AS A REPRESENTATION BY SMTEK, CTS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES THAT THE FORECASTED RESULTS WILL BE ACHIEVED.

     In the fall of 2004, SMTEK provided CTS with the following consolidated financial information:

                                                   FISCAL YEAR ENDED
                                  ----------------------------------------------------
                                    2005       2006       2007       2008       2009
                                  --------   --------   --------   --------   --------
Net revenues....................  $126,535   $148,019   $173,213   $202,673   $237,176
Operating income................     7,635     10,179     12,312     15,305     20,734
Net income......................     6,341      8,887     11,095     14,109     19,427

     The forecast income statement was prepared by SMTEK's management in connection with the proposed transaction. In its ordinary course of business, SMTEK does not prepare long-term projections for external use. CTS largely depended on its own valuation of SMTEK's business while utilizing the forecasts provided by SMTEK as a reference. The forecast income statement makes certain assumptions, including, among others, revenue growth rates in fiscal years 2006 through 2009 of 17% per annum, with no corresponding increases in costs or expenses as a percentage of revenue; that the utilization of excess capacity would result in a decrease in overhead costs as a percentage of sales even if other costs such as materials and labor increase and, therefore, cost of sales as well as operating expenses would be relatively flat as a percentage of sales; and that interest expense would decline over the period presented as borrowings for working capital purposes are projected to decline. Interest expense and income tax expense are subtracted from operating income to derive net income. In this model, income tax expense represents California state income taxes. SMTEK has not, and is under no obligation to, update this forecast as of a more recent date.

     The prospective financial information included in this document has been prepared by, and is the responsibility of, SMTEK. Neither PricewaterhouseCoopers LLP nor KPMG LLP has examined or compiled the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor KPMG LLP expresses an opinion or any other form of assurance with respect to the prospective financial information. Each of PricewaterhouseCoopers LLP's report and KPMG LLP's report with respect to SMTEK that has been incorporated by reference in this document relates to SMTEK's historical financial information. Neither report extends to the prospective financial information and should not be read to do so.

ACCOUNTING TREATMENT

     The merger will be accounted for as a business combination using the "purchase" method of accounting. CTS will be the acquirer for financial accounting purposes.

DISSENTERS' APPRAISAL RIGHTS OF SMTEK STOCKHOLDERS

     Under the General Corporation Law of the State of Delaware, which we refer to throughout this document as the "DGCL," any SMTEK stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for their shares of SMTEK common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.

     Holders of record of SMTEK common stock who do not vote in favor of the merger and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise dissenters' appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of SMTEK common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX E AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. ALL REFERENCES IN
SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "SHAREHOLDER," "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH DISSENTERS' APPRAISAL RIGHTS ARE ASSERTED.

     Under Section 262 of the DGCL, holders of shares of SMTEK common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their SMTEK common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of these shares of SMTEK common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

     Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a shareholder on the record date for this meeting with respect to shares for which dissenters' appraisal rights are available, that dissenters' appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

     This document constitutes the required notice to the holders of these shares of SMTEK common stock and the applicable statutory provisions of the DGCL are attached to this document as Annex E. Any SMTEK stockholder who wishes to exercise their dissenters' appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified in Annex E will result in the loss of dissenters' appraisal rights under the DGCL.

     A holder of SMTEK common stock wishing to exercise dissenter's appraisal rights must not vote in favor of the adoption of the merger agreement and must deliver to SMTEK before the taking of the vote on the merger agreement at the SMTEK special meeting a written demand for appraisal of their SMTEK common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform SMTEK of the identity of the shareholder and of the shareholder's intent thereby to demand appraisal of their shares. A holder of SMTEK common stock wishing to exercise dissenters' appraisal rights must be the record holder of these shares of SMTEK common stock on the date the written demand for appraisal is made and must continue to hold these shares of SMTEK common stock through the effective date of the merger. Accordingly, a holder of SMTEK common stock who is the record holder of SMTEK common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of SMTEK common stock prior to consummation of the merger, will lose any right to appraisal in respect of these shares of SMTEK common stock.

     Only a holder of record of SMTEK common stock is entitled to assert dissenters' appraisal rights for the shares of SMTEK common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the shares of SMTEK common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the SMTEK common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds SMTEK common stock as nominee for several beneficial owners may exercise dissenters' appraisal rights with respect to the shares of SMTEK common stock held for one or more beneficial owners while not exercising dissenters' appraisal rights with respect to the SMTEK common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of SMTEK common stock as to which appraisal is sought. When no number of shares of SMTEK common stock is expressly mentioned, the demand will be presumed to cover all SMTEK common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise dissenters' appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO SMTEK INTERNATIONAL, INC., 200 SCIENCE DRIVE, MOORPARK, CALIFORNIA 93021, ATTENTION:
CORPORATE SECRETARY.

     Within ten days after the effective date of the merger, the surviving company will notify each former SMTEK stockholder who has properly asserted dissenters' appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement, of the date the merger became effective.

     Within 120 days after the effective date of the merger, but not thereafter, the surviving company or any former SMTEK stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the SMTEK common stock that are entitled to dissenters' appraisal rights. None of CTS, Acquisition Sub or SMTEK is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the SMTEK common stock. Accordingly, it is the obligation of stockholders wishing to assert dissenters' appraisal rights to take all necessary action to perfect and maintain their dissenters' appraisal rights within the time prescribed in Section 262 of the DGCL.

     Within 120 days after the effective date of the merger, any former SMTEK stockholder who has complied with the requirements for exercise of dissenters' appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of SMTEK common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of SMTEK common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

     If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former SMTEK stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former stockholders who have demanded appraisal of their shares of SMTEK common stock and with whom agreements as to value have not been reached. After notice to such former stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 of the DGCL and who have become entitled to dissenters' appraisal rights thereunder. The Delaware Court of Chancery may require the former stockholders who demanded appraisal of their shares of SMTEK common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former shareholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such former shareholder.

     After determining which, if any, former SMTEK stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of SMTEK common stock, determining their "fair value," exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. SMTEK stockholders considering seeking appraisal should be aware that the fair value of their shares of SMTEK common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of SMTEK common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 262 of the DGCL. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     In addition, Delaware courts have decided that a shareholder's statutory appraisal remedy may or may not be a dissenter's exclusive remedy, depending on the factual circumstances.

     The costs of the appraisal action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former SMTEK stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former SMTEK stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of SMTEK common stock entitled to appraisal.

     Any holder of SMTEK common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of SMTEK common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of SMTEK common stock (except dividends or other distributions payable to holders of record of SMTEK common stock as of a record date prior to the effective date of the merger).

     If any stockholder who properly demands appraisal of their SMTEK common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder's shares of SMTEK common stock will be converted into the right to receive the consideration payable with respect to those shares of SMTEK common stock in accordance with the merger agreement (without interest). A SMTEK stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to SMTEK or the surviving company, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting dissenters' appraisal rights may result in the loss of these rights, in which event a SMTEK stockholder will be entitled to receive the consideration payable with respect to their shares of SMTEK common stock in accordance with the merger agreement (without interest).

DELISTING AND DEREGISTRATION OF SMTEK COMMON STOCK

     If the merger is completed, SMTEK common stock will be delisted from The Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934. The stockholders of SMTEK will become stockholders of CTS, unless SMTEK elects to convert the merger consideration to all cash in the limited circumstances described in this document, and their rights as stockholders will be governed by applicable Indiana law and by CTS' articles of incorporation and bylaws. See "Comparison of Rights of Stockholders" beginning on page 96.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     All shares of CTS common stock that will be distributed to SMTEK stockholders in the merger will be freely transferable, except for restrictions applicable to "affiliates" of SMTEK and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of SMTEK may resell shares of CTS common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of SMTEK generally include executive officers, directors and holders of more than 10% of the outstanding shares of SMTEK. The merger agreement requires SMTEK to cause each of its directors and executive officers who SMTEK believes may be deemed to be affiliates of SMTEK to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the shares of CTS common stock issued to them in the merger unless that sale, assignment or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act of 1933.

     This document does not cover any resales of the shares of CTS common stock to be received by SMTEK stockholders in the merger, and no person is authorized to make any use of this document in connection with any resale.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material United States federal income tax consequences of the merger to SMTEK stockholders whose shares of common stock are converted into the right to receive cash and shares of CTS common stock (or solely cash) under the merger agreement. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to SMTEK stockholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of SMTEK common stock as capital assets. This discussion does not apply to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions, traders, broker-dealers, persons who hold or have held SMTEK common stock as part of a straddle or a hedging, integrated constructive sale or conversion transaction for tax purposes, and persons who acquired SMTEK common stock in compensatory transactions) who may be subject to special rules.

     This discussion does not address the tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign taxation.

     In general, a stockholder who surrenders SMTEK common stock for a combination of cash and shares of CTS common stock (or solely cash) pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (A) the sum of (i) the amount of cash received and (ii) the fair market value, as of the effective time of the merger, of the shares of CTS common stock received, and (B) the stockholder's adjusted tax basis in SMTEK common stock surrendered therefor. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for the consideration described above pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a stockholder's holding period for the shares is more than one year at the time of the completion of the merger and otherwise will constitute short-term capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     Backup United States federal withholding tax at a rate of 28% may apply with respect to certain payments, including cash and shares of CTS common stock received in the merger, unless a stockholder of SMTEK common stock (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that the stockholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of

SMTEK's stockholders and, if applicable, other payees should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be returned to the exchange agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the exchange agent.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS.

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE EACH STOCKHOLDER TO CONSULT WITH THEIR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

                              THE MERGER AGREEMENT

     The following is a summary of the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 103.

THE MERGER; CLOSING

     Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Acquisition Sub will merge with and into SMTEK. SMTEK will continue as the surviving company and will be a wholly owned subsidiary of CTS. The separate corporate existence of Acquisition Sub will cease.

     The closing of the merger will occur no later than the second business day following the date on which all of the conditions to the merger, other than conditions that, by their terms, cannot be satisfied until the closing date, have been satisfied or waived, unless the parties agree on another time. CTS and SMTEK expect to complete the merger in the first quarter of 2005. However, we cannot assure you that such timing will occur or that the merger will be completed as expected.

     As soon as practicable on or after the closing date of the merger, CTS and SMTEK will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time CTS and SMTEK file the certificate of merger or at a later time CTS and SMTEK may agree and specify in the certificate of merger.

DIRECTORS AND OFFICERS

     The directors and officers of Acquisition Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

MERGER CONSIDERATION

     Upon the effectiveness of the merger, each share of SMTEK common stock (other than shares owned by CTS, shares held by SMTEK as treasury shares and shares held by any dissenting SMTEK shareholder that has properly exercised dissenters' appraisal rights in accordance with the DGCL) will be converted into the right to receive from CTS the merger consideration, consisting of the following:

     - $10.725 in cash, without interest; and

     - a number of fully paid, non-assessable shares of CTS common stock equal
       to an exchange ratio which equals the $[     ] stock value component of
       the merger consideration divided by the "closing VWAP," which is the volume weighted average price of CTS common stock for the 20 consecutive trading days in the period ending on the trading day immediately prior to the closing date of the merger, as reported by Bloomberg, Inc.; provided, however that the exchange ratio shall be less than the maximum exchange ratio as described below.

     If the exchange ratio would have been equal to or greater than the maximum exchange ratio but for the provision in the previous sentence, then SMTEK may have the ability in its sole discretion to have CTS pay the merger consideration in all cash instead of cash and shares of CTS common stock. If SMTEK elects to convert the merger consideration to all cash, CTS can terminate the merger agreement if it pays SMTEK a $3.5 million termination fee. The maximum exchange ratio means 0.199 multiplied by a fraction, the numerator of which is the total number of shares of CTS common stock outstanding immediately prior to the effective time of the merger and the denominator of which is the total number of shares of SMTEK common stock outstanding immediately prior to the effective time of the merger.

     No fractional CTS common shares will be issued in the merger. All CTS common shares that a SMTEK stockholder is entitled to receive will be aggregated. Any fractional CTS common shares resulting from this aggregation will be paid in cash, without interest, in an amount equal to the fractional share interest multiplied by the closing VWAP.

EXCHANGE PROCEDURES

     At the effective time of the merger, CTS will enter into an agreement with the exchange agent providing that CTS will deposit with the exchange agent at the effective time of the merger, for the benefit of the holders of SMTEK common stock, cash and certificates representing CTS common shares payable or issuable in the merger in exchange for outstanding shares of SMTEK common stock. In addition, CTS will provide additional amounts, needed from time to time by the exchange agent to pay, without interest, cash in lieu of fractional shares or any dividends or distributions on CTS common shares with a record date after the effective time of the merger and a payment date on or before the date the relevant SMTEK stock certificate was surrendered.

     At the effective time of the merger, no further registrations of transfers on the stock transfer books of the surviving company of SMTEK common stock will be made. If, after the effective time of the merger, SMTEK stock certificates are presented to the surviving company in the merger or the exchange agent for any reason, they will be canceled and exchanged as described above, except as otherwise provided by law.

EXCHANGE OF SHARES

     As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of a SMTEK stock certificate whose shares of SMTEK common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender SMTEK stock certificates in exchange for the merger consideration.

     After the effective time of the merger, upon surrender of a SMTEK stock certificate to the exchange agent, together with a letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, the holder of the SMTEK stock certificate will be entitled to receive the merger consideration, dividends and other distributions on CTS common shares with a record date on or after the effective time of the merger, and cash, without interest, in lieu of fractional shares.

     SMTEK stockholders desiring to receive payment upon the surrender of stock certificates registered in the name of another person will receive payment if the stock certificates have been properly endorsed or are otherwise in proper form and the stockholders:

     - pay any transfer or other taxes required because the payment is made to a person other than the registered holder of the SMTEK stock certificate; or

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

     - establish to the satisfaction of the exchange agent that any transfer or other taxes described above have been paid or are not applicable.

     SMTEK STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD(S). SMTEK STOCK CERTIFICATES SHOULD BE RETURNED WITH A VALIDLY EXECUTED TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS THAT WILL BE PROVIDED TO SMTEK STOCKHOLDERS FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

  TREATMENT OF SMTEK STOCK OPTIONS; WARRANTS

     Prior to the effective time of the merger, in accordance with the terms of the SMTEK stock plans and warrant agreement, each outstanding SMTEK stock option and warrant will fully accelerate and vest and will be deemed exercisable and converted into the right to receive an amount in cash equal to the excess of the
sum of $[          ], over the per share exercise price of the SMTEK stock
option and SMTEK warrant, as applicable.

     SMTEK has agreed to obtain the consents required of holders of SMTEK stock options and warrants, as applicable, to effectuate the foregoing. SMTEK has agreed to cause the company stock plans and warrant agreement to terminate as of the effective time of the merger and to ensure that following the effective time of the merger no person shall have any right to acquire any equity securities of SMTEK, the surviving company of their respective subsidiaries.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by each party to the other. These representations and warranties relate to, among other things:

     - corporate organization, standing and the corporate power to carry on their respective businesses;

     - corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

     - absence of conflicts with charter documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

     - absence of required governmental or other third party consents in connection with execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than certain governmental filings specified in the merger agreement and certain consents otherwise discovered or consents that if not obtained would not reasonably be expected to have or result in a material adverse effect on the party making the representation or materially delay consummation of the merger;

     - timely filing of required documents with the Securities and Exchange Commission, material compliance with the requirements of the Securities Act of 1933 and Exchange Act of 1934 and the absence of untrue statements of material facts or omissions of material facts in those documents;

     - material compliance of financial statements as to form with applicable accounting requirements and Securities and Exchange Commission rules and regulations and preparation in accordance with U.S. generally accepted accounting principles (referred to in this document as "GAAP");

     - design and maintenance of a system of internal controls and procedures for ensuring reliability of financial reporting and preparation of financial statements and design of disclosure controls and procedures to ensure that management is made aware of material information relating to the company;

     - absence of misleading information contained or incorporated into this document or the registration statement of which this document forms a part; and

     - compliance with applicable laws and regulatory matters and absence of specified litigation.

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

     In addition, SMTEK made additional representations to CTS. The most significant of these additional representations include:

     - ownership of subsidiaries;

     - capitalization;

     - absence of specified changes or events and the conduct of its business since June 25, 2004;

     - absence of material liabilities or obligations incurred since June 25, 2004;

     - employee benefits matters and ERISA compliance;

     - tax matters;

     - environmental matters and compliance with environmental laws;

     - ownership of real property, leasehold interests in leased real property and rights relating to assets;

     - intellectual property matters;

     - labor agreements and employee matters;

     - the absence of specified contractual obligations, and violations under contracts;

     - insurance matters;

     - the disclosure of acquisitions and divestitures made by SMTEK since January 1, 2001;

     - transactions with affiliates;

     - the stockholder vote required to adopt the merger agreement;

     - absence of applicable anti-takeover laws applicable to the merger and the transactions contemplated by the merger agreement;

     - receipt of a fairness opinion from SMTEK's financial advisor; and

     - brokers' or finders' fees.

     CTS also made additional representations and warranties to SMTEK, including, the availability of funds sufficient to pay the cash portion of the merger consideration to be paid in the merger and satisfy all obligations required to be complied with prior to the closing under the merger agreement.

     The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of specified conditions to the parties' obligations to complete the merger.

COVENANTS AND AGREEMENTS

  OPERATING COVENANTS

     Prior to the effective time of the merger, SMTEK has agreed to carry on its business in the ordinary course consistent with past practice and, in compliance with all applicable laws, to use all reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and other key employees and preserve its relationships with customers, suppliers, distributors and other persons having business dealings with it. With specified exceptions, SMTEK has agreed, among other things, not to:

     - declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

     - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

     - purchase, redeem or otherwise acquire any shares of capital stock of SMTEK or any of its subsidiaries or any other securities of SMTEK or any of its subsidiaries or any rights, warrants or options to acquire any of those shares or other securities;

     - issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of those shares, voting securities or convertible securities;

     - amend its certificate of incorporation or bylaws;

     - merge or consolidate with any person or entity;

     - sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets involving more than $150,000 in the aggregate other than in dispositions of inventory in the ordinary course of business consistent with past practice;

     - enter into commitments for capital expenditures, except pursuant to the capital plan of SMTEK previously provided to CTS;

     - incur any long-term indebtedness other than indebtedness under SMTEK's existing credit agreement or incur any short-term indebtedness other than under existing lines of credit;

     - grant any increase in the compensation or benefits payable or to become payable by SMTEK to any current or former director, officer, or, other than in the ordinary course of business consistent with past practice, employee or consultant;

     - adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any SMTEK employee benefit plan;

     - enter into or amend any employment, bonus, severance, change-in-control, retention agreement or any similar agreement with any director, officer, or, other than in the ordinary course of business consistent with past practice, employee or consultant or any collective bargaining agreement, or grant any severance, bonus, termination or retention pay to any officer, director, or, other than in the ordinary course of business consistent with past practice, employee or consultant;

     - pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding SMTEK employee benefit plan;

     - change the accounting principles used by it unless required by GAAP or relevant foreign generally accepted accounting principles;

     - acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division of that entity, or otherwise acquire any material amount of assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

     - except in the ordinary course of business consistent with past practice, make or rescind any express or deemed election or settle or compromise any claim or action relating to taxes, or change any of its methods of accounting or of reporting income or deductions for tax purposes;

     - satisfy any claims or liabilities, other than satisfaction in the ordinary course of business consistent with past practice;

     - make any loans, advances or capital contributions to, or investments in, any other person;

     - modify, amend or terminate any contract;

     - waive, release, relinquish or assign any contract (or any of SMTEK's rights under any contract), right or claim;

     - cancel or forgive any indebtedness owed to SMTEK; or

     - authorize, or commit or agree to take, any of the foregoing actions.

  ADDITIONAL AGREEMENTS

     The merger agreement contains additional agreements between CTS and SMTEK relating to, among other things:

     - convening and holding the special meeting of SMTEK stockholders and using reasonable best efforts to solicit and obtain SMTEK's stockholders' adoption of the merger agreement;

     - making and maintaining the required recommendation by SMTEK's board of directors to its stockholders;

     - comfort letters to be delivered by the accountants of the respective companies;

     - providing CTS with access to SMTEK's information and cooperating regarding filings with governmental and other agencies and organizations;

     - ensuring that anti-takeover laws do not apply to the merger;

     - cooperation and consultation with respect to significant developments in SMTEK's business and providing reasonable consideration to CTS' views;

     - listing of the CTS common shares to be issued in the merger on the NYSE;

     - cooperation in connection with any shareholder litigation with respect to the transactions contemplated by the merger agreement; and

     - transition matters.

  INDEMNIFICATION AND INSURANCE

     CTS has agreed that all rights to indemnification, and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors or officers of SMTEK, as provided in the certificate of incorporation or bylaws will be assumed by the surviving company and will survive the merger and continue in full force and effect in accordance with their terms. In addition, pursuant to the terms of the merger agreement, CTS has agreed not to amend or otherwise modify those rights for a period of six years after the effective time of the merger in any manner that would adversely affect the rights of individuals who on or prior to the effective time of the merger were directors, officers, employees or agents of SMTEK, unless the modification is required by law.

     CTS has agreed to maintain in effect for a period of at least six years after the effective time of the merger, directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those persons who are currently covered by SMTEK's directors' and officers' liability insurance policies on terms with respect to coverage and amount no less favorable than those of the insurance coverage provided at the date of the merger agreement, provided that CTS will not be required to expend in any one year an amount in excess of 200% of the annual premiums paid by SMTEK at the date of the merger agreement for the insurance and, provided, that, if the annual premiums of insurance coverage exceed that amount, CTS will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit set forth above.

  AFFILIATE AGREEMENTS

     SMTEK has agreed to deliver to CTS at least 45 days prior to the merger closing date a letter identifying all persons who are, at the date the merger agreement is submitted for adoption by SMTEK stockholders, "affiliates" of SMTEK for purposes of Rule 145 of the rules and regulations under the Securities Act of 1933. SMTEK has also agreed to use reasonable efforts to cause each of those persons to deliver to CTS at least 30 days prior to the merger closing date a written agreement that restricts the affiliate's ability to sell, assign, transfer or otherwise dispose of any CTS common shares received by the affiliate in connection with the merger, except:

     - pursuant to an effective registration under the Securities Act of 1933;

     - in conformity with the volume and other limitations of Rule 145; or

     - in a transaction which, in the opinion of counsel reasonably acceptable to CTS or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission specifically issued with respect to a transaction to be engaged in by the affiliate, is not required to be registered under the Securities Act of 1933.

  STANDSTILL AND CONFIDENTIALITY AGREEMENTS

     Prior to the effective time of the merger, SMTEK agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party, other than the confidentiality agreement between SMTEK and CTS, pursuant to its terms or by written agreement of SMTEK and CTS, confidentiality agreements under which SMTEK does not provide any confidential information to third parties or standstill agreements that do not relate to the equity securities of SMTEK or any of its subsidiaries. Prior to the effective time of the merger, SMTEK agreed to enforce, to the fullest extent permitted under applicable law, the provisions of those agreements, including by obtaining injunctions to prevent any breaches of the agreements and specific enforcement of the terms and provisions of the agreements in any court of the United States of America or of any state having jurisdiction.

  EMPLOYEE BENEFIT MATTERS

     CTS agreed to cause the surviving company to honor all employee compensation and SMTEK company benefit plans in accordance with their terms as in effect immediately before the effective time of the merger, subject to any amendment or termination as may be permitted by their terms.

     For a period of not less than 12 months following the effective time of the merger, CTS agreed to provide to those individuals who were employees of SMTEK immediately before the effective time of the merger, compensation and employee benefits no less favorable in the aggregate than those provided to the employees immediately before the effective time of the merger.

     Employees of SMTEK immediately before the effective time of the merger who are provided benefits under CTS employee benefit plans after the merger will receive credit for their service with SMTEK and its affiliates before the effective time of the merger for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under a CTS defined benefit plan) to the same extent as they were entitled, before the effective time of the merger, to credit for service under any similar or comparable SMTEK benefit plan.

     At and after the effective time, each employee of SMTEK immediately before the effective time of the merger will be eligible to participate, without any waiting period, in any and all CTS benefit plans to the extent coverage under the CTS benefit plans replaces coverage under a similar or comparable SMTEK benefit plan in which such employee participated immediately before the effective time of the merger.

     For purposes of each CTS benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any SMTEK employee described above, CTS agreed to cause all pre-existing condition limitations and exclusions and all actively-at-work requirements of the plan to be waived for the employee and his or her covered dependents (but only to the extent that the limitations, exclusions and requirements would have been waived (or inapplicable) under the comparable SMTEK benefit plan). CTS also agreed to cause any eligible expenses incurred by the employee and his or her covered dependents during the portion of the plan year of the SMTEK plan ending on the date the employee's participation in the corresponding CTS plan begins to be taken into account under the CTS plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the employee and his or her covered dependants for the applicable plan year as if the amounts had been paid in accordance with the CTS plan.

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

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of CTS and SMTEK to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

     - adoption of the merger agreement at the SMTEK special meeting by at least a majority of the votes entitled to be cast by the holders of outstanding shares of SMTEK common stock;

     - the consents, approvals and actions of, filings with and notices to any governmental entity required of CTS or SMTEK to consummate the merger and the other transactions contemplated by the merger agreement, the failure of which to be obtained or taken is reasonably expected to have or result in, individually or in the aggregate, a material adverse effect on the surviving company and its subsidiaries, taken as a whole, must have been obtained in form and substance reasonably satisfactory to CTS;

     - no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (each of which is referred to as a "restraint" in this document) is in effect preventing the consummation of the merger or prohibiting or limiting the ownership or operation by CTS or SMTEK of any material portion of the business or assets of CTS or SMTEK to dispose of or hold separate any material portion of the business or assets of CTS or SMTEK, taken as a whole, as a result of the merger or any other transactions contemplated by the merger agreement or which otherwise is reasonably likely to have or result in, individually or in the aggregate, a material adverse effect on SMTEK or CTS (referred to in this document as a competitive restraint); provided, however, that each of CTS and SMTEK has used its reasonable best efforts to prevent the entry of any of the restraints listed above and to appeal as promptly as possible any of the restraints that may be entered;

     - the registration statement of which this document forms a part is not subject to any stop order or proceedings seeking a stop order; and

     - the shares of CTS common stock issuable to SMTEK's stockholders as contemplated by the merger agreement must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     The obligation of CTS to effect the merger is further subject to satisfaction or waiver of the following conditions:

     - the representations and warranties of SMTEK with respect to its capitalization must be true and correct in all respects both when made and as of the closing date of the merger as though made on and as of the closing date of the merger, and all other representations and warranties of SMTEK set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in them) both when made and at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except where the failure of the other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on SMTEK;

     - SMTEK must have performed in all material respects all of its obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

     - SMTEK must have furnished CTS with a certificate dated the closing date of the merger signed on its behalf by an executive officer to the effect that the conditions set forth above in the two immediately preceding bullets have been satisfied.

     The obligation of SMTEK to effect the merger is further subject to satisfaction or waiver of the following conditions.

     - the representations and warranties of CTS set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in them) both when made and at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except where the failure of the representations and warranties to be so true and correct would not have or result in, individually or in the aggregate, a material adverse effect on CTS;

     - CTS must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

     - CTS must have furnished SMTEK with a certificate dated the closing date of the merger signed on its behalf by an executive officer to the effect that the conditions set forth above in the two immediately preceding bullets have been satisfied.

     Neither CTS nor SMTEK, as applicable, may rely on the failure of any condition set forth above to be satisfied if the failure was caused by its failure to comply with its obligations to consummate the merger and the other transactions contemplated by the merger agreement.

     For the purposes of the merger agreement and this document, "material adverse change" or "material adverse effect" means, when used in connection with CTS or SMTEK, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition, results of operations or prospects of the party and its subsidiaries taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be a material adverse effect on the party:

     - a decrease in the party's stock price or the failure to meet or exceed Wall Street research analysts' earnings or other estimates or projections (excluding the underlying change, effect, event, occurrence or state of facts giving rise to such decrease or failure); and

     - any change, event, violation, inaccuracy, circumstance or effect that results from:

      -- the public announcement or pendency of the transactions contemplated by the merger agreement

      -- changes affecting the electronic manufacturing services industry generally; or

      -- changes generally affecting the United States economy or Thailand economy.

TERMINATION OF THE MERGER AGREEMENT

     Before the effective time of the merger, the merger agreement may be terminated:

     - by the mutual written consent of CTS and SMTEK;

     - by either CTS or SMTEK if:

      -- the merger has not been consummated by the termination date; provided, however, that the right to terminate the merger agreement is not available to any party whose breach of any provision of the merger agreement results in or causes the failure of the merger to be consummated by the termination date;

      -- the SMTEK special meeting has concluded and the adoption of the merger agreement was not obtained;

      -- any restraint preventing the consummation of the merger or a competitive restraint has become final and nonappealable, provided that the right to terminate the merger agreement is not available to a party whose breach of any provision of the merger agreement results in or causes the restraint;

     - by CTS if:

      -- SMTEK has breached or failed to perform any of its covenants or other agreements such that the condition with respect to SMTEK's obligations set forth above would not be satisfied or has breached its representations and warranties such that the condition with respect to SMTEK's representations and warranties set forth above would not be satisfied, and in each case the breach or failure to perform is not cured within 30 days after receipt of written notice or is incapable of being cured by the termination date;

      -- SMTEK's board of directors or any committee of SMTEK's board of directors has made an adverse recommendation (as defined below);

      -- a tender or exchange offer relating to SMTEK's securities has been commenced by a person unaffiliated with CTS or SMTEK and SMTEK's board of directors does not send to its security holders pursuant to Rule 14e-2 under the Securities Act of 1933, within ten business days after the tender offer is first published, sent, or given, a statement disclosing that SMTEK recommends rejection of the tender or exchange offer;

      -- SMTEK has breached its obligations set forth in the merger agreement with respect to solicitations of alternative transactions (described below under the heading "No Solicitation by SMTEK"); or

      -- SMTEK has elected to convert the merger consideration to all cash in the event the exchange ratio would have been equal to or greater than the maximum exchange ratio without regard to the issuance cap.

     - by SMTEK if:

      -- CTS has breached or failed to perform any of its covenants or other agreements such that the condition with respect to CTS' obligations set forth above would not be satisfied or has breached any of its representations or warranties such that the condition with respect to CTS' representations and warranties set forth above would not be satisfied, and in each case the breach or failure to perform is not cured within 30 days after receipt of written notice or is incapable of being cured by the termination date; or

      -- the exchange ratio would have been equal to or greater than the maximum exchange ratio without regard to the issuance cap; provided, however, that this termination right is not available to SMTEK if it has elected to convert the merger consideration to all cash.

TERMINATION FEES AND EXPENSES

  SMTEK

     SMTEK must pay CTS a $900,000 termination fee if the merger agreement is terminated by CTS because of, or the merger agreement is terminated by either CTS or SMTEK for any reason at a time when CTS could have terminated the merger agreement because of, the following:

     - SMTEK's board of directors or any committee of SMTEK's board of directors has made an adverse recommendation;

     - a tender or exchange offer relating to SMTEK's securities has been commenced by a person unaffiliated with CTS or SMTEK and SMTEK's board of directors does not send to its security holders pursuant to Rule 14e-2 under the Securities Act of 1933, within ten business days after the tender offer is first published, sent, or given, a statement disclosing that SMTEK recommends rejection of the tender or exchange offer;

     - SMTEK has breached its obligations set forth in the merger agreement with respect to solicitations of alternative transactions (described below under the heading "No Solicitation by SMTEK"); or

     - SMTEK has elected to convert the merger consideration to all cash in the event the exchange ratio would have been equal to or greater than the maximum exchange ratio without regard to the issuance cap.

     SMTEK must pay CTS a $900,000 termination fee if prior to the termination a third party publicly announced an intention (whether or not conditional) to make a company takeover proposal and within

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12 months of the termination SMTEK enters into a definitive agreement with respect to, or consummates, any company takeover proposal and the merger agreement was terminated:

     - by either CTS or SMTEK because the merger has not been consummated on or before the termination date (other than because of the failure of the continued effectiveness of the registration statement of which this document is a part, the registration statement is subject to a stop order or proceeding seeking a stop order suspending the effectiveness of the registration statement or the NYSE fails to approve for listing the shares of CTS common stock to be issued in the merger);

     - by either CTS or SMTEK because the SMTEK stockholders meeting has concluded and the adoption of the merger agreement was not obtained; or

     - by CTS because SMTEK has breached or failed to perform any of its covenants or other agreements such that the condition with respect to SMTEK's obligations set forth above would not be satisfied or has breached its representations and warranties such that the condition with respect to SMTEK's representations and warranties set forth above would not be satisfied, and in each case the breach or failure to perform is not cured within 30 days after receipt of written notice or is incapable of being cured by the termination date.

  CTS

     CTS must pay SMTEK a $900,000 termination fee if:

     - SMTEK terminates the merger agreement because, or SMTEK or CTS terminate the merger agreement for any reason at any time that, the exchange ratio would have been equal to or greater than the maximum exchange ratio without regard to the issuance cap, provided, however, that SMTEK has not elected to convert the merger consideration to all cash; or

     - SMTEK terminates the merger agreement because the merger has not been consummated by the termination date because of the failure of the continued effectiveness of the registration statement of which this document is a part, the registration statement is subject to a stop order or proceeding seeking a stop order suspending the effectiveness of the registration statement or the NYSE fails to approve for listing the shares of CTS common stock to be issued in the merger.

     CTS must pay SMTEK a $3,500,000 termination fee if CTS terminates the merger agreement because SMTEK elects to convert the merger consideration to all cash in the event that the exchange ratio would have been equal to or greater than the maximum exchange ratio without regard to the issuance cap and the merger agreement is not then otherwise terminable by CTS.

     In general, each of CTS and SMTEK will bear its own expenses in connection with the merger agreement and the related transactions except that CTS and SMTEK will share equally the costs and expenses in connection with filing, printing and mailing of the registration statement and this document.

NO SOLICITATION BY SMTEK

     SMTEK agreed to cause its officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents to cease all then existing activities with any parties with respect to or that could lead to a company takeover proposal. In addition, SMTEK has agreed that it will not, and will not permit its officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents to, directly or indirectly:

     - solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, a company takeover proposal;

     - enter into any agreement, arrangement or understanding with respect to any company takeover proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

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     - initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than to CTS) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal.

     Notwithstanding the foregoing, SMTEK may, at any time prior to obtaining SMTEK stockholder approval at the SMTEK special meeting, in response to an unsolicited bona fide written company takeover proposal that the board of directors of SMTEK determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a "superior proposal" (as defined below), and which company takeover proposal was made after the date of the merger agreement and did not otherwise result from a breach of SMTEK's obligations described in this section if and only to the extent that its board of directors determines in good faith (after consultation with outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to its stockholders under the DGCL and subject to compliance with SMTEK's obligations described in this section:

     - furnish information with respect to SMTEK to the person making the company takeover proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of the person than the confidentiality agreement between SMTEK and CTS, provided that all the information has previously been provided to CTS or is provided to CTS at substantially the same time; and

     - participate in discussions or negotiations with the person making the company takeover proposal (and its representatives) regarding the company takeover proposal.

     As used in this document, "company takeover proposal" means any inquiry, proposal or offer from any person relating to any:

     - direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of SMTEK;

     - direct or indirect acquisition or purchase of 15% or more of any class of equity securities of SMTEK or any of its subsidiaries;

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of SMTEK or any of its subsidiaries; or

     - any merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution or similar transaction involving SMTEK or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

     As used in this document "superior proposal" means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all of the combined voting power of SMTEK then outstanding or all or substantially all of the assets of SMTEK that the board of directors of SMTEK determines in its good faith judgment (after consulting with and receipt of written advice from a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the stockholders of SMTEK than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by CTS in response to such company takeover proposal) and is reasonably likely to receive all required governmental approvals on a timely basis and is otherwise reasonably capable of being consummated on the terms proposed; and for which financing, to the extent required, is then committed.

     SMTEK has agreed that neither SMTEK's board of directors nor any committee of SMTEK's board of directors will make an adverse recommendation or approve or recommend, or propose to approve or recommend, or allow SMTEK to execute or enter into any acquisition agreement (as defined below).

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     However, in the event that SMTEK's board of directors receives a company takeover proposal that it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be a superior proposal, and which company takeover proposal was made after the date of the merger agreement and did not otherwise result from a breach of SMTEK's obligations described in this section, SMTEK's board of directors may, if and only to the extent that it determines in good faith (after consulting with outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the SMTEK stockholders under the DGCL, make an adverse recommendation, if SMTEK provides written notice advising CTS that the SMTEK board of directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any superior proposal that is the basis of the proposed action by the SMTEK board of directors. Any amendment to the financial terms or any other material term of the superior proposal requires a new written notice to CTS containing the same information, updated to reflect the amendment.

     For purposes of this document, "adverse recommendation" means that SMTEK's board of directors or any committee of SMTEK's board of directors has:

     - withdrawn (or modified in a manner adverse to CTS), or publicly proposed to withdraw (or modify in a manner adverse to CTS), the approval, recommendation or declaration of advisability by the board or any committee of the board of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or

     - recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any company takeover proposal.

     For purposes of this document, "acquisition agreement" means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any company takeover proposal (other than a confidentiality agreement referred to above).

     SMTEK has agreed to promptly (but in any event within one calendar day) advise CTS in writing of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a company takeover proposal, or any request for nonpublic information relating to SMTEK by any person that informs SMTEK or its representatives that the person is considering making, or has made, a company takeover proposal, or an inquiry from a person seeking to have discussions or negotiations relating to a possible company takeover proposal.

                          THE STOCKHOLDER'S AGREEMENTS

     The following is a summary of each of the stockholder's agreements entered into with the Thomas M. Wheeler Trust U/T/D 4/9/86 and The Gene Haas Trust DTD 3-9-99, copies of which are attached as Annex B and Annex C, respectively, to this document and are incorporated into this document by reference. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 103.

AGREEMENT TO VOTE AND PROXY

     In connection with the merger agreement, CTS and each of the trusts entered into a stockholder's agreement, pursuant to which each trust agreed that prior to the earlier to occur of the effective time of the merger or the termination of the merger agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the SMTEK stockholders, however called, and in any action taken by the written consent of SMTEK stockholders without a meeting, it would appear at the meeting or otherwise

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

cause its respective shares of SMTEK common stock to be counted as present for purposes of establishing a quorum and vote or consent or cause to be voted or consented its shares:

     - in favor of the adoption of the merger agreement, and to the extent that a vote is solicited in connection with the applicable stockholder's agreement or the merger agreement, any other action required or desirable in furtherance of those agreements;

     - to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of SMTEK in the merger agreement or that would delay or hinder the consummation of the merger or that would preclude fulfillment of a condition precedent to the closing under the merger agreement, against the approval of the action, agreement or proposal; and

     - against approval of any action, agreement or proposal made in opposition to or in competition with the merger, including, without limitation, any company takeover proposal and superior proposal.

     Each trust also agreed not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with its obligations described above.

     In addition, each trust delivered a proxy to CTS to vote its shares in accordance with the foregoing. The proxy is irrevocable to the fullest extent permitted by applicable law, except that it will be automatically revoked upon termination of the applicable stockholder's agreement in accordance with its terms.

RESTRICTIONS ON TRANSFER

     Subject to limited exceptions, each trust agreed until the termination of the applicable stockholder's agreement not to, directly or indirectly:

     - transfer any or all of its shares or any interest in those shares except as in the applicable stockholder's agreement;

     - grant any proxy, power of attorney, deposit any of its shares into a voting trust or enter into a voting agreement or arrangement with respect to its shares; or

     - take any other action that would make any representation or warranty of the trust contained in the applicable stockholder's agreement untrue or incorrect or have the effect of preventing or disabling the trust from performing its obligations under the applicable stockholder's agreement.

     As of the record date for the special meeting, the Thomas M. Wheeler Trust and The Gene Haas Trust had the power and right to vote 881,812 and 268,369 shares, respectively, of SMTEK common stock, representing approximately 32.65% and 9.94%, respectively, of the shares of SMTEK common stock outstanding and entitled to vote at the special meeting.

NO SOLICITATION

     Under the terms of the stockholder's agreements, each trust, agreed to and agreed to cause its subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by the trust or any of its subsidiaries (referred to below as the "representatives") to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted prior to the date of the applicable stockholder's agreement with respect to, or that could reasonably be expected to lead to, any company takeover proposal.

     In addition, each trust, agreed not to and not to permit any of its subsidiaries and its and their representatives to, directly or indirectly:

     - solicit, initiate or encourage (including by way of furnishing information) or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, a company takeover proposal;

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

     - enter into any agreement, arrangement or understanding with respect to any company takeover proposal or enter into any agreement, arrangement or understanding requiring SMTEK to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

     - initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than CTS) any information with respect to, or take any other action to facilitate or in furtherance of any inquires or the making of any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal.

     Each trust also agreed to promptly (but in any event within one calendar day) advise CTS in writing of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a company takeover proposal, or any request for nonpublic information relating to SMTEK by any person that informs it or its representatives that they are considering making, or have made, a company takeover proposal, or an inquiry from a person seeking to have discussions or negotiations relating to a possible company takeover proposal. The notice is to be made orally and confirmed in writing, and to indicate the specific terms and conditions of the foregoing and the identity of the other party or parties involved and to promptly furnish to CTS a copy of the written inquiry, request or proposal along with copies of any information provided to or by any third party relating to the foregoing. Each trust agreed to keep CTS fully informed of the status and details (including amendments and proposed amendments) of any request or information related to the foregoing requested of the trust, including by providing a copy of all material documentation or correspondence relating to the requests.

STANDSTILL

     Subject to limited exceptions, prior to the earlier to occur of the effective time of the merger or the termination of the merger agreement, except with the prior written consent of CTS, each trust agreed that neither it, nor any of its respective representatives or affiliates, will:

     - acquire, or offer, propose or agree to acquire, by purchase or otherwise, any securities of CTS entitled to be voted generally in the election of directors of CTS or any direct or indirect options or other rights to acquire any such securities; or

     - participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any securities of CTS entitled to be voted generally in the election of directors of CTS or any direct or indirect options or other rights to acquire any such securities.

TERMINATION OF THE STOCKHOLDER'S AGREEMENTS

     Each stockholder's agreement and irrevocable proxy executed and delivered to CTS in connection with the applicable stockholder's agreement will terminate upon the earlier to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

OPTIONS

     The Thomas M. Wheeler Trust's obligations under its stockholder's agreement, including voting and restrictions on transfer, are subject to options to purchase 97,000 of the Thomas M. Wheeler Trust's SMTEK common shares granted by the Thomas M. Wheeler Trust to third parties prior to the execution of the stockholder's agreement. Under the stockholder's agreement, the Thomas M. Wheeler Trust may transfer and deliver any SMTEK common shares subject to an option upon the exercise of the option, unencumbered by the Thomas M. Wheeler Trust's obligations under the stockholder's agreement, whether before or after the record date for a stockholders' meeting for the purpose of voting on the matter described above under "Agreement to Vote and Proxy." SMTEK common shares subject to options that are not exercised will be treated like the SMTEK common shares covered by the stockholder's agreement that are not subject to options.

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                             INFORMATION ABOUT CTS

BUSINESS

     We are a global manufacturer of electronic components and sensors primarily for the automotive, computer and communications markets. Founded in 1896, we are headquartered in Elkhart, Indiana and have engineering and manufacturing operations in North America, Asia and Europe.

     We operate our business through two reportable segments: (1) components and sensors and (2) electronics manufacturing services, or EMS. Through our components and sensors segment, we design and manufacture a broad product line of components and sensors, principally electronic and electro-mechanical sensors and actuators used in cars and some commercial vehicles; electronic components used in mobile handsets and various products in the communications infrastructure and computer markets; switches, resistive technology based termination devices used in several electronic end markets, cursor control devices used in computer, consumer and industrial applications; and ceramic components and assemblies used in medical, industrial and other applications. Our principal customers in the components and sensors segment include OEMs in the automotive industry and their largest direct suppliers, known as Tier 1 suppliers, and OEMs and contract manufacturers in the computer and communications industries. Our automotive product manufacturing operations are located in the United States, Canada, Mexico, Scotland, Taiwan and China. Our electronic components manufacturing operations are located primarily in Asia, with some smaller operations in the United States.

     Through our EMS segment, we assemble electronic and mechanical components into finished sub-assemblies, such as printed circuit board assemblies, and perform the final assembly of products under contract manufacturing agreements with OEMs. Our EMS segment also provides global supply-chain management services, such as the development and sourcing of required materials, the coordination of new product launches and transportation services. Our EMS segment serves OEMs in the computer and communications markets and, with increasing frequency, the networking, medical diagnostic and imaging, industrial and security, and automotive industries. Our EMS operations are located in the United States, Scotland, Singapore and China.

STRATEGY

     We focus on niche markets with growth potential where we believe our strengths in applications engineering, materials technology and manufacturing execution, as well as our global presence, position us to achieve profitability and growth by providing value that differentiates us from our competitors.

     In our components and sensors segment, we focus on the following strategic initiatives:

     Aggressively introduce innovative products. We have invested in research and development and enhanced our product development process to increase the rate at which we introduce new products. We also seek to increase opportunities to supply additional materials or labor services by providing end products that provide additional value to our customers. Our integrated accelerator pedal module is an example of a product with increased value. This product combines an accelerator pedal and our pedal position sensor in a single modular unit that electronically transmits accelerator motion to the automotive engine. The module sells for approximately two times the average price of our stand-alone pedal position sensors. Another example of products that provide greater value to customers is our line of crystal-based frequency control modules, which incorporate into high-level assemblies our precision frequency control electronic components, essentially timekeeping devices that determine the sequence of operations within electronic equipment. These modules sell for two to seven times the price of the frequency control components that form a part of the modules.

     Expand our auto sensors business in Asia. While the market for automobiles in China is still small relative to North America and Europe, car sales in China grew by approximately 70% in 2003 to reach 2.1 million units. We believe that our significant infrastructure in Asia and our experience as a significant supplier of automotive sensors in North America and Europe positions us to capitalize on the rapid growth in auto sales in China. In 2002 and 2003, we expanded our direct sales presence in Shanghai, China and Nagoya,

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Japan, and initiated automotive manufacturing operations in our facilities in
Kaohsiung, Taiwan and Dongguan, China.

     Broaden our customer base. We are focused on developing new customers and increasing our market penetration. Our sales engineers service our largest customers by designing and developing products to meet specific customer requirements. By maintaining sales offices in the United States, Scotland, China, Hong Kong, Japan, Taiwan and Singapore, we intend to create a global engineering presence that can respond to specific design needs from both new and existing customers around the world.

     Pursue growth opportunities in the communications infrastructure market. We believe that our strong technology, extensive applications knowledge and ability to manufacture and deliver products and services in an efficient manner position us well to expand our market share in the communications infrastructure market. Recently, we capitalized on opportunities in this market through the introduction of our new line of crystal-based frequency control modules.

     Consolidate electronic components manufacturing operations in Asia to lower costs. We have components and sensors production capabilities in the United States, Canada, Mexico, Scotland, Taiwan, China and Singapore. Since late 2001, we have consolidated our frequency control products and most of our ceramics components manufacturing operations in Asia, where we have significant manufacturing capabilities. The consolidation of operations in Asia has resulted in lower overhead and labor costs. To improve our manufacturing cost position further, we are continuing to transfer additional product manufacturing capacity to China.

     Our EMS business model focuses on customers that produce a number of varied products, but with low or medium volumes in any particular product line or model. These customers require a full supply-chain capability, similar to their larger competitors. To grow this business, we have implemented the following key strategies:

     Capitalize on our global manufacturing strengths and supply-chain capabilities. We believe that few of our EMS competitors offer integrated, global and full supply-chain services to customers that produce a number of varied products. The largest EMS providers typically focus on customers with very high volume and low product variation. Smaller EMS providers generally lack the broad supply-chain service capability and global presence desired by customers seeking an EMS provider that can grow with them.

     Expand our customer base. We will continue to support large existing customers, such as Hewlett-Packard and Motorola, in the computing and communications markets, while seeking to expand and diversify our customer base. In particular, we intend to target OEMs in the medical, industrial and security and automotive markets, which have the high product mix and low to medium volumes requirements well suited to our EMS capabilities.

     Expand geographically to better serve customers. We believe that our network of strategically positioned facilities can reduce costs, simplify and shorten an OEM's supply chain and reduce the time required to bring a product to market. We intend to pursue geographic expansion to support our global customers with cost-effective and timely delivery of quality products and services that they require worldwide, as well as to lower our manufacturing costs. In 2004, to meet the needs of a major customer, we extended our EMS capabilities into Singapore. We now deliver finished products for this customer from multiple locations.

     In addition, with respect to both our components and sensors and EMS segments, we intend to selectively pursue strategic acquisitions. We seek acquisitions that give us the opportunity to access new customers and markets, broaden our manufacturing and service capabilities and geographic presence, further develop our existing customer relationships or utilize excess capacity. We intend to evaluate and pursue acquisition opportunities on a selective and strategic basis.

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COMPONENTS AND SENSORS PRODUCTS

     We design, manufacture and sell electronic components and sensors that are primarily used within the automotive, computer and communications markets. The following is a description of some of our products:

     Our automotive products include:

     - sensors used in engine air and fuel management systems, such as throttle position and exhaust gas recirculation sensors;

     - sensors used in position measurement systems, such as seat position sensors;

     - integrated accelerator pedal modules, which transmit accelerator motion to the automotive engine;

     - belt tension sensors, which measure seat belt tension to assist in proper airbag deployment;

     - fuel level sensors, which provide accurate fuel level measurement; and

     - active manifold actuators, which, when used in combination with our throttle position sensors, control engine airflow under dynamic engine conditions to improve performance and reduce emissions.

     Our electronic components include:

     - crystal-based frequency control components and assemblies, such as ovenized oscillators and frequency control modules used primarily in communications infrastructure applications;

     - ceramic duplexers and filters used in mobile handsets and other communications applications;

     - resistor technology based products, including high-density resistor arrays used as terminating devices in computing and electronic storage systems;

     - human interface devices, such as cursor controls used in computers and games;

     - various switches and potentiometers used in commercial and industrial applications; and

     - ceramic components and assemblies used in various applications, such as ink jet printers, sonar applications and medical ultrasound equipment.

EMS

     In our EMS segment, we design and build printed circuit assemblies and complex backplanes for high-end computing and communications equipment, primarily using components and materials designed and manufactured by other parties. Printed circuit assembly involves attaching electronic components, such as integrated circuits, capacitors, microprocessors, resistors and memory modules, to printed circuit boards. Printed circuit boards are made of laminated materials and contain electrical circuits and connections that interconnect and transmit electrical signals among the components that are assembled on the printed circuit boards. Backplanes are very large printed circuit boards that serve as the backbones of sophisticated electronics products and provide interconnections for printed circuit boards, integrated circuits and other electronic components.

     We offer our EMS customers comprehensive and integrated design and manufacturing services, from initial product design to volume production and direct order fulfillment. In the EMS process, we provide specialized design and engineering services to our customers to complement their initial product development efforts; we work with our customers' product development engineers to optimize product designs to improve the manufacturing efficiency and to reduce the manufacturing costs of these products; we build tests to identify product defects and failures; we build and test prototypes for our customers; and we provide final assembly and testing of our customers' products.

INTELLECTUAL PROPERTY

     We hold various United States and foreign patents relating to certain of the products which we have designed and manufactured, as well as certain of the processes and equipment used in our manufacturing

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technology. In addition, we have registered trademarks in the United States and various other countries throughout the world. For other proprietary processes, we rely primarily on trade secret protection. We believe that our success is not materially dependent on the existence or duration of any patent, group of patents or trademarks.

RECENT DEVELOPMENTS

     On July 9, 2004, we announced that our board of directors authorized the repurchase of up to 1.0 million shares of our outstanding common stock, for cash, in the open market on the New York Stock Exchange and in privately negotiated transactions. The 1.0 million shares represents approximately 3% of our 36.1 million outstanding shares of our common stock as of July 9, 2004. As of November 29, 2004, we had repurchased 183,000 shares of our common stock under this repurchase plan.

     Our business has improved considerably in recent months. Among other indications of this improvement:

     - sales increased by 17.5% for the nine months ended September 26, 2004 from the nine months ended September 28, 2003, due primarily to the implementation of our growth strategies and an economic upturn in our served markets;

     - reduced depreciation and other expenses attributable to the facilities we closed as a part of our restructuring initiatives and a general improvement in the management and allocation of our fixed costs have improved earnings;

     - our belt tension sensor has been selected for application on 22 vehicle models;

     - our new integrated accelerator pedal modules have captured positions in 22 vehicle models;

     - our automotive product sales in Asia increased from approximately $2 million in 2001 to over $10 million in 2003. For the first nine months of 2004, sales into Asia were over $9 million; and

     - our EMS business continues to grow with nine new customers added in 2003, and 11 were added in the first nine months of 2004, including customers from the medical, automotive and industrial and security markets.

RECENT RESTRUCTURING ACTIVITIES

     In 2001, 2002 and 2003, we recorded restructuring and impairment charges of $40.0 million, $18.3 million and $4.6 million, respectively, primarily relating to our components and sensors segment. In 2003, we recorded an impairment charge to reduce the carrying value of certain assets in the components and sensors segment to their estimated fair value following the final production of previously announced discontinued products and a reassessment of the current market value of certain equipment held for sale. The 2001 and 2002 restructuring programs primarily involved the relocation and consolidation of certain manufacturing operations to realize operational improvements and realign our manufacturing capacity. Also, in 2001 and 2002, we recognized expenses of $10.7 million and $1.3 million, respectively, for inventory write downs, equipment relocation and other employee costs related to our restructuring initiatives. Of the restructuring and impairment charges and operating expenses described above, $23.1 million involved the expenditure of funds, while the remainder were non-cash in nature. We completed these restructuring programs in 2003.

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DIRECTORS OF CTS

  MEMBERS OF THE CTS BOARD OF DIRECTORS

     The members of CTS' board of directors, with information as to each of them based on data furnished to CTS by these persons are as follows:

WALTER S. CATLOW                                             Director since 1999
Age 59

     Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Mr. Catlow previously served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech's international investments and was responsible for global acquisitions and alliances. In 2003, Mr. Catlow was a member of the Audit Committee and Chairman of the Compensation Committee of CTS.

LAWRENCE J. CIANCIA                                          Director since 1990
Age 61

     Mr. Ciancia is a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions and divestitures. He has served in this capacity since 1998. Previously, he served as President of Concorde Industries, a subsidiary of Uponor U.S. between 1982 and 1997, a supplier of PVC pipe products, specialty chemicals and PVC compounds. In 2003, Mr. Ciancia was a member of the Audit Committee and the Nominating and Governance Committee of CTS.

THOMAS G. CODY                                               Director since 1998
Age 62

     Mr. Cody was named Vice Chairman of Federated Department Stores, Inc., a nationwide department store retailer, in February 2003. Prior to assuming this position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. In 2003, Mr. Cody was a member of the Compensation Committee and Finance Committee of CTS.

GERALD H. FRIELING, JR.                                      Director since 1982
Age 74

     Mr. Frieling has served as President of Frieling & Associates, a business consulting firm, since 1993. Previously, Mr. Frieling served as Chairman of the Board, CEO and Vice Chairman of the Board of Tokheim Corporation, a manufacturer of electronic and mechanical petroleum marketing systems. Mr. Frieling also serves as a director of Superior Metal Products Co., Inc. and Mossberg & Company. In 2003, Mr. Frieling was a member of the Audit Committee and Nominating and Governance Committee of CTS.

ROGER R. HEMMINGHAUS                                         Director since 2000
Age 67

     Mr. Hemminghaus is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a company that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus served as Chairman and Chief Executive Officer of Ultramar Diamond Shamrock, Inc. from 1996 until 1999. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus also serves as a Director of Luby's, Inc., Tandy Brand Accessories, Inc. and Xcel Energy, Inc. In 2003, Mr. Hemminghaus was a member of the Compensation Committee and Chairman of the Finance Committee of CTS.

MICHAEL A. HENNING                                           Director since 2000
Age 63

     Mr. Henning served as Deputy Chairman of Ernst & Young LLP from 1999 to 2000. Previously, he served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a Director of Omnicom Group, Inc. In 2003, Mr. Henning was a member of the Finance Committee and Chairman of the Audit Committee of CTS.

ROBERT A. PROFUSEK                                           Director since 1998
Age 54

     Mr. Profusek is a partner in Jones Day, a global law firm. Mr. Profusek has been a Jones Day lawyer since 1975, except for May 2000 through August 2002 during which time he served as Executive Vice President of Omnicom Group, Inc., a global communications company. Mr. Profusek also serves as a Director of Valero L.P. In 2003, Mr. Profusek was a member of the Compensation Committee and Chairman of the Nominating and Governance Committee of CTS.

DONALD K. SCHWANZ                                            Director since 2001
Age 60

     Donald K. Schwanz is Chairman of the Board, President and Chief Executive Officer of CTS. Mr. Schwanz was named Chief Executive Officer effective October 1, 2001 and was appointed Chairman of the Board of Directors on January 1, 2002. In January 2001, Mr. Schwanz was elected President and Chief Operating Officer of CTS. Prior to joining CTS in January 2001, he was President of the Industrial Control Business at Honeywell, Inc., an aerospace company, since 1999, and previously was President of Honeywell's Space and Aviation Business. In 2003, Mr. Schwanz was a member of the Finance Committee of CTS.

PATRICIA K. VINCENT                                          Director since 2003
Age 45

     Ms. Vincent is President of Customer and Field Operations, Xcel Energy, Inc., a utility company serving electricity and natural gas customers. She has served in this capacity since July 2003. Prior to assuming this position, she had served as President of the Retail Services Group of Xcel Energy since March 2001, and as Vice President of Marketing and Sales of Xcel Energy from August 2000 to March 2001. Previously, she was Vice President of Marketing and Sales of NCE from January 1999 to August 2000 and Manager, Director and Vice President of Marketing and Sales at Arizona Public Service Company from 1992 to January 1999.

  DIRECTOR COMPENSATION

     Employee directors receive no additional compensation for serving on the CTS board of directors or board committees. Non-employee directors receive the following fees for their service on the Board:

-
     Annual Board Retainer.......................................   $22,500
-
     Annual Retainer for each Audit Committee Member.............    $4,000
-
     Annual Retainer for each Finance, Nominating and Governance
     and Compensation Committee Member...........................    $2,500
-
     Additional Annual Retainer for Audit Committee Chairman.....    $3,000
-
     Additional Annual Retainer for Finance, Nominating and
     Governance and Compensation Committee Chairman..............    $2,000
-
     Meeting Fee for each Board or Committee Meeting.............    $1,500

     In 1990, CTS adopted the Stock Retirement Plan for Non-employee Directors. Under that plan, a deferred stock account is established for each non-employee director. Except as described below, 800 common stock units are credited annually to each non-employee director's account. Each account is credited annually with additional common stock units representing cash dividends on CTS common stock paid in the previous calendar year. Deferred common stock units are not distributable until after the director leaves the CTS board of directors. CTS accrued $79,040 in 2003 for the common stock units credited to the deferred stock accounts of non-employee directors, including units to be credited for quarterly 2003 dividends.

     In 2002, the CTS board established a $30,000 annual stock-based compensation target for each non-employee director in order to bring non-employee director compensation up to competitive levels and to balance cash and stock compensation in accordance with prevalent board compensation practices. To achieve this target, each year the value of the 800 common stock units to be credited under the Stock Retirement Plan for Non-employee Directors is calculated based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. If the calculated value of the common stock units exceeds $33,000, the number of common stock units credited to each director is reduced as necessary to achieve a value of approximately $30,000. If the calculated value of the common stock units is less than $30,000, each non-employee director receives a stock option award sufficient to make up the difference between that value and $30,000, based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. On February 26, 2003, each non-employee director received an option grant for the year 2003 of 7,700 shares at a purchase price of $7.75 per share. The options vest in substantially equal installments over the next four years beginning February 26, 2004.

     Effective in 2003, the CTS board of directors adopted a policy providing that all committee meetings, including special meetings called by the committee chairman, are compensated at the regular meeting fee rate. Special activity by the committee chairman, as well as any special activity by another committee member which is requested or approved by the committee chairman, is also compensated at the regular meeting fee rate. The policy is intended to ensure that non-employee directors are adequately compensated for additional meetings and activities outside the scope of their ordinary duties as directors.

EXECUTIVE OFFICERS OF CTS

  LIST OF OFFICERS

     The names, ages and current positions of the executive officers of CTS are listed below. All executive officers listed below were elected at the 2004 annual meeting of the CTS board of directors. They are expected to serve as executive officers until the next annual meeting of the CTS board of directors.

NAME                             AGE                  POSITIONS AND OFFICES
----                             ---                  ---------------------
Donald K. Schwanz..............  60    Chairman, President and Chief Executive Officer
Donald R. Schroeder............  55    Executive Vice President and Chief Technology
                                       Officer
Vinod M. Khilnani..............  51    Senior Vice President and Chief Financial Officer
H. Tyler Buchanan..............  51    Senior Vice President
James L. Cummins...............  48    Senior Vice President Administration
Richard G. Cutter, III.........  57    Vice President, General Counsel and Secretary
George T. Newhart..............  61    Vice President Investor Relations
Thomas A. Kroll................  49    Vice President and Controller
Matthew W. Long................  42    Treasurer

  BRIEF HISTORY OF OFFICERS

     Donald K. Schwanz was elected President in January 2001 and named Chief Executive Officer effective October 1, 2001. Mr. Schwanz was appointed Chairman of the Board of Directors on January 1, 2002. From January 2001 through October 1, 2001, Mr. Schwanz served as Chief Operating Officer of CTS. Prior to joining CTS in January 2001, he was President of the Industrial Control Business at Honeywell, Inc. since 1999, and had been with Honeywell, an aerospace company, since 1979, with positions of increasing responsibility.

     Donald R. Schroeder was elected Executive Vice President and Chief Technology Officer, effective December 20, 2000. From February 2000 to December 2000, Mr. Schroeder served as Vice President

Business Development and Chief Technology Officer. From 1995 to January 2000, Mr. Schroeder served as Vice President Sales and Marketing.

     Vinod M. Khilnani was elected Senior Vice President and Chief Financial Officer, effective May 7, 2001. Prior to joining CTS, Mr. Khilnani was Vice President and Chief Financial Officer at Simpson Industries, Inc. from 1997 to December 2000, and was appointed Vice President and Corporate Controller of Metaldyne Corporation, a $2.5 billion automotive components company created through the merger of Simpson Industries and Masco Tech, in December 2000.

     H. Tyler Buchanan was elected Senior Vice President, effective December 31, 2001. Prior to this, Mr. Buchanan was Vice President since August 2000, and Vice President and General Manager, CTS Automotive Products. He has held positions of varying responsibility with CTS since 1977.

     James L. Cummins was elected Senior Vice President Administration, effective December 31, 2001. Prior to this, Mr. Cummins was Vice President Human Resources since 1994. From 1991 through 1994, he served as Director of Human Resources.

     Richard G. Cutter, III was elected Vice President, General Counsel and Secretary effective December 31, 2001. Prior to this, Mr. Cutter was Vice President and Assistant Secretary since August 2000, and General Counsel since January 2000. Prior to joining CTS, he was General Counsel with General Electric -- Silicones, a global manufacturer of silicone based raw materials.

     George T. Newhart was elected Vice President Investor Relations effective December 8, 2000. Prior to this, Mr. Newhart served as Vice President and Corporate Controller since 1998, and he served as Corporate Controller from 1989 through 1998.

     Thomas A. Kroll was elected Vice President and Controller on October 31, 2002. Prior to this, Mr. Kroll served as Controller Group Accounting since joining CTS in November 2000. Prior to joining CTS, he served as Corporate Controller for Fedders Corporation from 1995.

     Matthew W. Long was elected Treasurer effective May 1, 2003. From December 2000 through May 2003, Mr. Long served as Assistant Treasurer. Mr. Long was Corporate Controller for Morgan Drive Away, Inc., a transportation services company, from July through December 2000. Prior to this, he served as Controller with CTS' Electrocomponents operating unit and as Corporate External Financial Accounting Manager from 1996 through July 2000.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Committee's Responsibilities: The Compensation Committee of the CTS board has responsibility for setting and administering CTS' executive compensation policies. The Committee is composed entirely of independent directors. Reports of the Committee's actions and decisions are presented to the full board. The purpose of this report is to summarize the principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding executive compensation.

     Compensation Philosophy: The Committee has implemented executive compensation programs which are intended to:

     - Encourage strong financial and operational performance of CTS;

     - Link compensation to the interests of shareholders;

     - Emphasize performance-based compensation; and

     - Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

     Compensation Methodology: The Committee believes that CTS' executive compensation programs reflect this philosophy and provide executives with strong incentives to maximize CTS' performance and enhance shareholder value. The executive compensation programs consist of both annual and long-term components and include performance-based and equity-based components. Historically, the Committee has reviewed market data and assesses CTS' competitive position in the area of executive compensation. CTS also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The Committee uses an independent consultant to provide additional assurance that CTS' executive compensation programs are reasonable and appropriate.

  COMPONENTS OF COMPENSATION:

     - Base Salary: Annual base salary is designed to compensate CTS executives for their qualifications, responsibilities and performance. CTS' objective is to compensate executives within the mid-level of the range of base salaries paid for similar positions at similar companies.

     - Annual Incentives: CTS has maintained an annual management incentive plan for a number of years which provides cash compensation incentives based on the financial performance of CTS. Under the 2003 Management Incentive Plan, specific financial objectives based on CTS' earnings per share (EPS) and/or the contribution to EPS of specific business units were established by the Compensation Committee. For 2003, CTS achieved the established EPS target and certain business units achieved their established contribution to EPS targets. Each of the executive officers qualified for a bonus under the terms of the 2003 Management Incentive Plan.

     - Long-Term, Stock-Based Compensation: CTS historically has used two forms of long-term, stock-based incentives, restricted stock grants and stock options, under shareholder approved plans. The Committee believes that stock ownership and stock-based compensation are valuable tools for motivating employees to improve the long-term performance of CTS. The Committee also believes that they are the best way to tie a significant amount of an executive's potential income to enhanced shareholder value. CTS' stock compensation plans have change of control provisions under which, upon a change of control of CTS, benefits thereunder accelerate and vest immediately.

     - The Committee has generally awarded stock options which provide for a purchase price equal to market value of the stock on the date of the grant and which vest over a four-year period. During 2003, options for a total of 139,000 shares were granted to CTS' Chief Executive Officer and four other most highly compensated executive officers, referred to in this document as the named executive officers. The number of shares previously awarded to the named executive officers, their market value, vesting schedules and related bonuses, are set forth in the Summary Compensation Table below. Restricted stock grants have been used selectively to provide incentives to key employees who contribute or are expected to contribute materially to the success of CTS. In 2003, restricted stock grants were made to the named executive officers, as described in the Summary Compensation Table below. The Committee is aware of the recent debate concerning the equity-linked compensation practices of publicly traded companies and intends to review developments in this area.

     - CTS has adopted a new long-term incentive plan which will replace CTS' current restricted stock and stock option plans.

     Compensation for the Chief Executive Officer (CEO): The Committee annually reviews and makes recommendations to the board of directors regarding the CEO's compensation. CTS strives to establish the base salary of the CEO at approximately the fiftieth percentile of CEO base salaries paid by similarly situated companies. In September 2001, Donald K. Schwanz entered into an employment agreement to serve as Chief Executive Officer of CTS, the terms of which are summarized below. At that time, use of CEO comparative compensation data supplied by Towers Perrin led to the establishment of Mr. Schwanz's base salary at $630,000. The Board annually reviews Mr. Schwanz's base salary. In 2002, the Board made no adjustment to Mr. Schwanz's base salary. In 2003, the Board increased Mr. Schwanz' annual base salary to $670,000. CTS' annual management incentive plan provides cash bonuses based on the financial performance of CTS. The Committee establishes the performance measures and approves the payout under the plan for each executive officer. Mr. Schwanz received a bonus of $534,947 for fiscal year 2003 under the 2003 Management Incentive Plan. In determining long-term, stock-based compensation, the Committee considers CTS' financial performance and relative shareholder return, the value of similar awards to CEOs at comparable companies and the awards given to the CEO in past years. In 2003, Mr. Schwanz received stock options on 72,000 shares and a grant of 10,000 shares of restricted stock.

     Deductibility of Certain Executive Compensation: Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the named executive officers, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Compensation Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

                  CTS CORPORATION 2003 COMPENSATION COMMITTEE

Walter S. Catlow, Chairman                                     Thomas G. Cody
Roger R. Hemminghaus                                           Robert A. Profusek

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Directors Catlow, Cody, Hemminghaus and Profusek served as members of the CTS Compensation Committee during 2003. Mr. Profusek is a partner in Jones Day, a law firm which CTS has retained for specific legal services on a case by case basis for over ten years. During 2003, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION            ------------------------
                                       ----------------------------------    RESTRICTED
                                                             OTHER ANNUAL       STOCK      SECURITIES      ALL OTHER
                                        SALARY     BONUS     COMPENSATION    AWARD(S)(2)   UNDERLYING   COMPENSATION(3)
NAME AND PRINCIPAL POSITION(1)  YEAR     ($)        ($)          ($)             ($)       OPTIONS(#)         ($)
------------------------------  ----   --------   --------   ------------    -----------   ----------   ---------------
Donald K. Schwanz............   2003   $651,538   $534,947     $ 80,386(4)    $ 97,800       72,000         $10,902
  Chairman, President and       2002   $630,000   $      0     $ 15,880(5)    $ 61,600       60,000         $ 4,902
  Chief Executive Officer       2001   $467,192   $      0     $ 66,099(6)    $224,400      185,000         $ 4,682
Vinod M. Khilnani............   2003   $286,846   $163,049     $ 22,500(5)    $ 90,360       20,000         $ 6,000
  Senior Vice President and     2002   $262,498   $      0     $ 11,360(5)    $ 46,200       15,000         $ 5,423
  Chief Financial Officer       2001   $163,459   $      0     $121,978(7)    $ 95,440       20,000         $ 2,308
Donald R. Schroeder..........   2003   $272,269   $ 77,367     $ 12,509(5)    $ 58,680       18,000         $10,902
  Executive Vice President and  2002   $257,500   $      0           --       $ 41,696       15,000         $ 8,622
  Chief Technology Officer      2001   $249,217   $      0     $133,218(5)    $      0       12,000         $ 7,211
James L. Cummins.............   2003   $210,486   $119,645     $ 10,199(5)    $ 48,900       14,500         $ 7,710
  Senior Vice President         2002   $204,636   $      0     $ 25,774(8)    $ 33,996       12,000         $ 7,445
  Administration                2001   $170,530   $      0     $133,218(5)    $      0        8,000         $ 6,546
Richard G. Cutter............   2003   $206,240   $104,206     $  5,775(5)    $ 56,200       14,500         $ 4,902
  Vice President, General       2002   $195,340   $      0           --       $ 19,250        8,000         $ 6,441
  Counsel and Secretary         2001   $173,250   $      0           --       $      0        8,000         $ 9,997

---------------

(1) The persons named in this table are referred to as the named executive officers.

(2) The amounts shown in this column for 2003 reflect grants of the following numbers of shares: Donald K. Schwanz, 10,000 shares; Vinod M. Khilnani, 3,000 shares and 7,000 shares; Donald R. Schroeder, 6,000 shares; James L. Cummins, 5,000 shares; Richard G. Cutter, 1,000 shares and 5,000 shares. Restricted stock awards vest in installments of 20% per year. Dividends are paid on restricted stock at the same rate applicable to unrestricted shares. At December 31, 2003, the number and net value of restricted shares held by named executive officers on which transfer restrictions had not lapsed were as follows; Donald K.

    Schwanz, 19,400, $223,100; Vinod M. Khilnani, 17,200, $197,800; Donald R.
    Schroeder 15,732, $118,818; James L. Cummins 13,932, $98,118; Richard G.
    Cutter, 8,000, $92,000. As of December 31, 2003, Mr. Schroeder and Mr. Cummins each held 5,400 shares of restricted stock subject to payment of a purchase price of $12.50 per share upon lapse of the restrictions.

(3) The components of this column for 2003 are as follows: Donald K. Schwanz, $6,000 CTS match under 401(k) Plan, $4,902 imputed income on term life insurance; Vinod M. Khilnani, $6,000 CTS match under 401(k) Plan; Donald R. Schroeder $6,000 CTS match under 401(k) Plan, $4,902 imputed income on term life insurance; James L. Cummins $6,000 CTS match under 401(k) Plan, $1,710 imputed income on term life insurance; Richard G. Cutter $4,902 imputed income on term life insurance.

(4) Includes cash payment in connection with the lapse of transfer restrictions on restricted shares of $26,130.

(5) Reflects cash payments in connection with the lapse of transfer restrictions on restricted shares.

(6) Includes payment of $54,222 in relocation expense reimbursement.

(7) Includes $115,678 in relocation expense reimbursement.

(8) Includes $8,790 which represents the difference between the CTS book value and the Kelly Blue Book private party value of the vehicle which Mr. Cummins purchased from CTS and a perquisite allowance of $10,350.

     Employment Agreement With Donald K. Schwanz. Mr. Schwanz has an employment agreement with CTS which provides that for five years beginning on October 1, 2001 Mr. Schwanz will be employed by CTS as President and Chief Executive Officer, at an initial annual salary of $630,000. During the term of the agreement, if Mr. Schwanz's employment is terminated as a result of his death or disability, for good reason (as defined) or by CTS without cause (as defined), Mr. Schwanz will receive severance benefits equal to his then current annual salary for the remainder of the term, plus an annual bonus for each year remaining in the term equal to the largest cash and stock bonus that he received for any year during the term, but no less than $330,000. In addition, if Mr. Schwanz's employment is terminated by Mr. Schwanz for good reason or by CTS without cause, Mr. Schwanz may instead receive a lump sum equal to 3 1/3 times the sum of his then current annual salary and the largest cash and stock bonus that he received for any year during the term, but no less than $330,000. Any payments to Mr. Schwanz upon a change in control are increased to compensate Mr. Schwanz for any excise tax payable by him pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. The payments and benefits to Mr. Schwanz under his employment agreement are reduced automatically by any corresponding payments or benefits under his severance agreement described below.

     Mr. Schwanz's employment agreement also provides for an enhanced pension benefit under which for every year of service he accrues after June 30, 2002, an extra year will be credited to him for pension calculation purposes.

     Change in Control Severance Agreements. Each of the active named executive officers has executed a severance agreement with CTS, which becomes operative only upon a change in control of CTS. The term of each agreement is automatically extended each January 1 unless notice is given otherwise. Severance benefits are provided if within three years of a change in control, a covered executive terminates his employment for good reason (as defined) or his employment is terminated for any reason other than cause (as defined), disability or death. Severance benefits include:

     - a lump sum equal to three times the sum of the greater of base salary at the time of the change in control or average base salary over the three years prior to termination plus the greater of average incentive pay over the three years prior to the change in control or target incentive pay for the year in which the change in control occurred;

     - continued participation for 36 months following termination in welfare benefit plans and similar benefit programs;

     - a lump sum payment equal to the increase in actuarial value of the benefits under CTS' qualified and supplemental retirement plans that the executive would have received had he remained employed;

     - a lump sum payment ($105,000 for Mr. Schwanz and $67,500 for the other named executive officers) in lieu of any perquisites the executive would otherwise have been provided;

     - outplacement services;

     - reimbursement of legal, tax and estate planning expense related to the severance agreement;

     - reimbursement of relocation expenses incurred during the 36 month period following termination;

     - a lump sum payment equal to target incentive pay for the year in which the termination occurs, prorated based on actual service during the year; and

     - accelerated vesting, exercise rights and lapse of restrictions on equity based compensation awards.

     In addition, if any payments made to a covered executive are subject to excise tax under Section 4999 of the Internal Revenue Code, CTS will make an additional payment to put the executive in the same after-tax position as if no excise tax had been imposed.

                                 STOCK OPTIONS

     The following table reflects information about stock options awarded to the named executive officers in 2003. These stock options are exercisable in four substantially equal annual installments commencing on June 12, 2004, in accord with the terms set forth in the stock option agreements. Upon termination of employment due to death, total and permanent disability or a change in control of CTS (as defined), the option would become fully vested on an accelerated basis and would be exercisable anytime before its expiration. Upon termination of employment due to qualified retirement (as defined), the option would continue to vest on its schedule and would be exercisable anytime before its expiration. Upon termination of employment for any other reason, the option would be exercisable within the three month period following the termination date, but only to the extent vested as of the termination date.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                          % OF TOTAL                               AT ASSUMED ANNUAL RATES
                            SECURITIES     OPTIONS                               OF STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO    EXERCISE                     FOR OPTION TERM(1)
                             OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                         GRANTED         2003       ($)/SHARE      DATE          5%             10%
----                        ----------   ------------   ---------   ----------   -----------   -------------
Donald K. Schwanz.........    72,000        17.0%         $9.78     6-11-2013     $442,842      $1,122,250
Vinod M. Khilnani.........    20,000         4.7%         $9.78     6-11-2013     $123,010      $  311,736
Donald R. Schroeder.......    18,000         4.3%         $9.78     6-11-2013     $110,711      $  280,562
James L. Cummins..........    14,500         3.4%         $9.78     6-11-2013     $ 89,184      $  226,009
Richard G. Cutter.........    14,500         3.4%         $9.78     6-11-2013     $ 89,184      $  226,009

---------------

(1) Potential realizable value is determined by assuming an initial value equal to the option price per share, the market closing price for CTS common stock on the date of grant, and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price and multiplying the remainder by the number of shares subject to options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                           OPTIONS AT FISCAL           MONEY OPTIONS AT FISCAL
                         SHARES                              YEAR-END (#)                   YEAR-END ($)
                       ACQUIRED ON   VALUE REALIZED   ---------------------------   -----------------------------
NAME                   EXERCISE #          $          EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                   -----------   --------------   -----------   -------------   ------------   --------------
Donald K. Schwanz....       0              0            58,000         259,000        $57,000            $294,840
Vinod M. Khilnani....       0              0            13,800          41,200        $14,440             $76,960
Donald R.                   0              0            12,800          36,200        $14,440             $73,520
  Schroeder..........
James L. Cummins.....       0              0             9,400          28,100        $11,400             $59,140
Richard G. Cutter....       0              0             8,400          25,100        $ 7,600             $47,740

                                  PENSION PLAN

     The following table shows the estimated annual retirement benefits payable to a covered participant in the CTS Corporation Pension Plan who is a salaried employee. The benefit formula is calculated as 1.25% of highest average monthly pay during any three calendar years of a participant's last ten calendar years of service, multiplied by a participant's credited service.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                          ----------------------------------------------------
ANNUAL COMPENSATION                          15         20         25         30         35
-------------------                       --------   --------   --------   --------   --------
$200,000................................  $ 37,500   $ 50,000   $ 62,500   $ 75,000   $ 87,500
$300,000................................  $ 56,250   $ 75,000   $ 93,750   $112,500   $131,250
$400,000................................  $ 75,000   $100,000   $125,000   $150,000   $175,000
$600,000................................  $112,500   $150,000   $187,500   $225,000   $262,500
$800,000................................  $150,000   $200,000   $250,000   $300,000   $350,000
$1,000,000..............................  $187,500   $250,000   $312,500   $375,000   $437,500
$1,200,000..............................  $225,000   $300,000   $375,000   $450,000   $525,000
$1,400,000..............................  $262,500   $350,000   $437,500   $520,000   $612,500

     Covered compensation is essentially equal to the salary and bonus columns in the Summary Compensation Table above, together with the cash payments received in connection with the lapse of transfer restrictions on restricted shares as described in footnote (2) to the Summary Compensation Table. These benefits are not subject to any deduction for social security or other offsets. The years of service credited to the named executive officers as of December 31, 2003 are: Donald K. Schwanz -- 3.56 years; Vinod M. Khilnani -- 2.78 years; Donald R. Schroeder -- 31.44 years; James L. Cummins -- 26.78 years; and Richard
G. Cutter -- 4.56 years.

     Section 415 of the Internal Revenue Code generally places a limit of $165,000 on the amount of annual pension benefits that may be paid from the plan. Section 401(a)(17) of the Code limits the amount of annual compensation that may be taken into account in calculating a benefit under the Plan to $200,000. The plan includes a supplemental benefit for named participants that allows for payment of benefit amounts, to the extent permitted by the Code in excess of the benefit amounts that would be permitted by those provisions. Each of the named executive officers also participates in an unfunded supplemental retirement plan adopted in 2003 which provides that the participant will receive a benefit equal to the difference between his actual benefit under the plan and the benefit that would have been payable under the plan without regard to these limits, and, with the exception of Mr. Schwanz, the participant's benefit is enhanced by increasing the percentage of compensation included in the benefit formula by .1% for each full year of participation in the unfunded plan to a maximum of 1.75% of highest average monthly pay. As described under the heading

"Employment Agreement with Donald K. Schwanz," the unfunded supplemental retirement plan may be used to pay enhanced retirement benefits in special situations.

CERTAIN BUSINESS RELATIONSHIPS

     Jones Day is a law firm which CTS has retained for specific legal services, on a case by case basis, for over ten years. The fees paid by CTS to Jones Day during 2003 are significantly less than 5% of Jones Day's gross revenues for 2003. Mr. Profusek, a director, is a partner in Jones Day. Mr. Profusek satisfies the independent director criteria under the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines.

                            STOCK PERFORMANCE GRAPH

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

     The following graph compares the cumulative total shareholder return on CTS common stock with the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Information Technology Stock Index for the years 1999 through 2003. The graph assumes that $100 was invested on December 31, 1998 in each of CTS common stock, the S&P 500 Stock Index and the S&P 500 Information Technology Stock Index.
STOCK PERFORMANCE GRAPH

                                                                                                           S&P 500 INFORMATION
                                                        CTS CORP.                 S&P 500 INDEX                TECHNOLOGY
                                                        ---------                 -------------            -------------------
December 31... 1998                                      100.00                      100.00                      100.00
1999                                                     347.59                      121.04                      178.74
2000                                                     168.47                      110.02                      105.63
2001                                                      74.02                       96.95                       49.01
2002                                                      36.61                       75.52                       49.01
2003                                                      55.03                       97.18                       72.16

                                 INDEX RETURNS

                                                              YEAR ENDING
                                       ----------------------------------------------------------
                                       BASE PERIOD
COMPANY/INDEX                             1998        1999      2000      2001     2002     2003
-------------                          -----------   -------   -------   ------   ------   ------
CTS Corp.............................     $100       $347.59   $168.47   $74.02   $36.61   $55.03
S&P 500 Index........................     $100       $121.04   $110.02   $96.95   $75.52   $97.18
S&P 500 Information Technology.......     $100       $178.74   $105.63   $49.01   $49.01   $72.16

BENEFICIAL OWNERSHIP OF CTS COMMON STOCK

     Five Percent Owners of Common Stock. The table below lists information about the persons known by CTS to beneficially own at least 5% of CTS' common stock as of December 6, 2004. This information is derived solely from the most recent Schedules 13D and 13G filed by these persons with the Securities and Exchange Commission.

NAME AND ADDRESS                                      NUMBER OF SHARES   PERCENT OF CLASS(1)
----------------                                      ----------------   -------------------
FMR Corp.(2)........................................     3,415,000               9.5%
  82 Devonshire Street
  Boston, MA 02109
Gabelli Funds LLC(3)................................     3,445,947               9.6%
  One Corporate Center
  Rye, New York 10580-1435
Barclays Global Investors, N.A.(4)..................     1,979,947               5.5%
  54 Lombard Street
  London, England EC3P 3AH
The TCW Group, Inc.(5)..............................     1,847,600               5.1%
  on behalf of the TCW Business Unit
  865 South Figueroa Street
  Los Angeles, CA 90017

---------------

(1) Based on 35,892,972 shares of common stock outstanding as of December 3, 2004.

(2) As reported in the Schedule 13G/A filed February 17, 2004, FMR Corp., Edward
    C. Johnson 3d and Abigail D. Johnson have sole power to dispose of the shares.

(3) As reported in the Schedule 13D/A filed June 8, 2004, Gabelli Funds LLC has sole power to vote and dispose of 454,600 shares; GAMCO Investors, Inc. has sole power to vote 2,639,947 shares and sole power to dispose of 2,919,847 shares; Gabelli Advisers, Inc. has sole power to vote and dispose of 25,000 shares; Gabelli Securities, Inc. has sole power to vote and dispose of 10,000 shares; and MJG Associates, Inc. has sole power to vote and dispose of 36,500 shares.

(4) As reported in the Schedule 13G filed February 17, 2004, Barclays Global Fund Advisors has sole power to vote and dispose of 618,251 shares and Barclays Global Investors, N.A. has sole power to vote and dispose of 1,134,040 shares, and beneficial ownership of 1,361,696 shares.

(5) As reported in the Schedule 13G/A filed February 10, 2004, The TCW Group, Inc. has shared power to vote 1,677,900 shares and shared power to dispose of 1,847,600 shares.

     Directors' and Officers' Stock Ownership. The following table shows how much CTS common stock each Named Executive Officer and each CTS director beneficially owned as of December 6, 2004, including shares covered by stock options exercisable within 60 days of December 6, 2004. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by Directors Catlow, Cody, Hemminghaus and Profusek, who are members of the Compensation Committee, do not include 1,458,900 shares held by the Northern Trust

Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust. The Compensation Committee has voting and investment authority over those shares.

                                                                                DIRECTORS'
                                                               SHARES HELD       DEFERRED
                               SHARES         OPTIONS        IN 401(K) PLAN       COMMON
                            BENEFICIALLY    EXERCISABLE           AS OF           STOCK                 % OF SHARES
NAME                           OWNED       WITHIN 60 DAYS   DECEMBER 6, 2004      UNITS       TOTAL    OUTSTANDING(1)
----                        ------------   --------------   -----------------   ----------   -------   --------------
Walter S. Catlow..........      5,139           4,400                 0            4,098      13,637          *
Lawrence J. Ciancia.......      6,256           4,400                 0           16,365      27,021          *
Thomas G. Cody............      4,145           4,400                 0            4,722      13,267          *
James L. Cummins..........     90,899(2)       18,700               890                0     110,489          *
Richard G. Cutter.........     20,500          16,700               536                0      37,736          *
Gerald H. Frieling,
  Jr. ....................      9,283           4,400                 0           19,020      32,703          *
Roger R. Hemminghaus......      7,132           4,400                 0            3,267      14,799          *
Michael A. Henning........      4,131           4,400                 0            3,267      11,798          *
Vinod M. Khilnani.........     38,300          27,600             1,561                0      67,461          *
Robert A. Profusek........      5,945(3)        4,400                 0            4,722      15,067          *
Donald R. Schroeder.......     80,658          25,100            40,618                0     146,376          *
Donald K. Schwanz.........     64,000          25,000                 0                0     189,000          *
Patricia K. Vincent.......      3,107             800                 0              800       4,707          *
All Current Directors and
  Officers as a Group.....    451,675         297,600            58,555           56,261     864,091        2.4

---------------

 *  Less than 1%.

(1) Based on 35,892,972 shares of common stock outstanding as of December 3, 2004.

(2) Includes 1,800 shares held by Mr. Cummins' sons and 1,840 shares held by Mr. Cummins' spouse in the 401(k) plan. Mr. Cummins disclaims any beneficial interest with respect to these shares.

(3) Includes 1,800 shares held by Mr. Profusek's daughter. Mr. Profusek disclaims any beneficial interest with respect to these shares.

                            INFORMATION ABOUT SMTEK

BUSINESS

     SMTEK International, Inc., a Delaware corporation, is an electronics manufacturing services (EMS) provider to original equipment manufacturers (OEMs) in the medical, industrial instrumentation, telecommunications, security, financial services automation and aerospace and defense industries, including integrated solutions across the entire product life cycle, from design to manufacturing to end-of life service, for the worldwide high criticality, high reliability, high complexity segment of the EMS industry.

     We have four wholly owned operating subsidiaries: SMTEK, Inc. (aka SMTEK Moorpark), located in Moorpark, California; SMTEK New England, located in Marlborough, Massachusetts; SMTEK Santa Clara, located in Santa Clara, California; and SMTEK International Thailand Limited, located in Ayutthya, Thailand.

     We were incorporated in California in 1959 and were reincorporated in Delaware in 1986. We changed our name from Data-Design Laboratories, Inc. to DDL Electronics, Inc. in December 1993, and in October 1998 we changed our name to SMTEK International, Inc. Our executive office is currently located at 200 Science Drive, Moorpark, California 93021, telephone (805) 532-2800. Our internet address is www.smtek.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, are available, free of charge, as soon as practicable after such material is electronically filed with, or furnished to, the SEC. Our SEC reports as well as our Code of Ethics and Conduct, can be accessed through the investor relations section of our web site. The information found on our web site is not part of this document or any other report of ours filed with or furnished to the SEC.

     On August 31, 2004, our Chief Executive Officer and President, Edward J. Smith, announced that he was resigning from his executive officer positions effective September 20, 2004. Mr. Smith continues to serve as a member of our Board of Directors. Our Board of Directors designated Kirk A. Waldron, our Senior Vice President and Chief Financial Officer, to serve as our interim President. This change has not materially adversely affected our business.

CERTAIN BUSINESS DEVELOPMENTS

     On October 24, 2001, we completed a transaction to purchase certain assets, but not assume any liabilities, of Century Electronics Manufacturing, Inc., an EMS company that filed for bankruptcy protection. As part of this transaction, we also purchased substantially all of the common stock of Century's subsidiary in Thailand. The aggregate purchase price of this transaction was approximately $3.2 million.

     On November 19, 2002 we announced that we were consolidating our San Diego facility into our other California operations in Moorpark and Santa Clara. This transition was completed by March 31, 2003.

     On April 9, 2003, we sold our facility in Northern Ireland. The sale is shown in our audited financial statements included in our Annual Report on Form 10-K, incorporated by reference into this document, as a discontinued operation. The loss from discontinued operations in 2003 was $1.3 million, net of taxes, and the net gain on the sale was $106,000.

     On January 9, 2004, we sold our subsidiary Jolt Technology, Inc. (aka SMTEK Fort Lauderdale), located in Fort Lauderdale, Florida, for approximately $940,000 in cash. The loss on the sale of Jolt was approximately $85,000 which was recognized in the year ended June 30, 2004.

INDUSTRY OVERVIEW

  ELECTRONICS MANUFACTURING SERVICES (EMS) INDUSTRY

     SMTEK operates in a single business segment, the EMS industry. The EMS industry can be classified into two general segments: high-volume/low complexity and low-to-medium volume/high complexity. We focus on the low-to-medium volume/high complexity market. Competition in this market is highly fragmented and intense. Customer bases tend to be highly concentrated, with two or three customers typically accounting for a significant portion of an EMS provider's total revenue. By contrast, our top five customers represented less than 50% of our revenues in fiscal 2004.

     Two principal assembly techniques are employed in the EMS industry: surface mount technology (SMT), which accounts for the majority of manufacturing; and through-hole technology. We believe that the low-to-medium volume/high complexity EMS market is continuing to move toward SMT as the preferred manufacturing technique, due in part to the fact that semiconductors have continued to shrink in size, which tightens manufacturing tolerances and necessitates the use of automation for efficient production. Our production processes are predominantly SMT.

DESCRIPTION OF EMS PRODUCTS AND SERVICES

     Production of electronic assemblies for a customer is only performed when a firm order is received and accepted. Electronic assemblies are produced based on one of two general methods: either "turnkey" (where we provide all materials, labor and equipment associated with producing the customers' product) or "consigned" (where we provide only labor and equipment for manufacturing electronic assemblies and the customer provides the materials).

     Our EMS operations provide both turnkey and consignment electronics manufacturing services using surface mount and through-hole interconnection technologies. We conduct our domestic business through our facilities in Moorpark, Marlborough and Santa Clara and our foreign business, SMTEK International

Thailand Limited subsidiary in Ayutthya, Thailand. Our EMS operations do not fabricate any of the components used in these processes.

     The materials procurement element of our turnkey services consists of the planning, purchasing, expediting, warehousing and financing of the components and materials required to assemble a board-level or system-level assembly. Customers have increasingly required us and other EMS providers to purchase some or all components directly from component manufacturers or distributors and to finance the components and materials. The distribution network for components and materials is comprised of many distributors and provides us with multiple sources for our raw materials. We have consignment programs with six distributors of components and the two largest of these distributors house consignment warehouses within our facility. These consignment programs and warehouses increase the likelihood of procuring components in a reasonable timeframe to meet our manufacturing schedule.

     Customers usually incur costs in establishing a relationship with an EMS provider and there is a learning curve for both the customer and the EMS provider in terms of producing the product, redesigns and refinements of products. Once a relationship is established, we believe that customers experience difficulty in expeditiously and effectively reassigning a turnkey project to a new assembler or in taking on the project themselves. Providing a high level of quality and service to our customers has been a positive contributing factor in the retention and expansion of business with established customers. The relative difficulty for customers to change EMS providers also tends to limit our ability to attract and recruit new customers away from their existing EMS providers or from in-house assembly operations.

MARKETS AND CUSTOMERS

     Our sales and the percentage of our consolidated sales to the principal end-user markets we serve for the last three fiscal years are as follows (dollars in thousands):

                                                     YEAR ENDED JUNE 30,
                                       ------------------------------------------------
MARKETS                                     2004             2003             2002
-------                                --------------   --------------   --------------
Industrial instrumentation...........  $23,707   25.4%  $16,380   23.2%  $18,201   28.2%
Medical..............................   22,185   23.8    22,119   31.3    22,712   35.2
Telecommunications...................   13,125   14.1     6,868    9.7    12,043   18.7
Security.............................   11,754   12.6     6,993    9.9     1,461    2.3
Aerospace and defense................    8,579    9.2     5,807    8.2     7,124   11.0
Consumer.............................    6,666    7.1     5,147    7.3       876    1.4
Computers............................    2,596    2.8     2,895    4.1       703    1.1
Other................................    4,671    5.0     4,514    6.3     1,438    2.1
                                       -------   ----   -------   ----   -------   ----
  Total..............................  $93,283    100%  $70,723    100%  $64,558    100%
                                       =======   ====   =======   ====   =======   ====

     Our revenues from external customers attributed to the United States were $88.0 million, $66.7 million and $63.2 million for our fiscal years 2004, 2003 and 2002, respectively. Our revenues from external customers attributable to other countries, which consisted of revenues from a single external customer located in Thailand, were $5.3 million, $4.0 million and $1.4 million for our fiscal years 2004, 2003 and 2002, respectively.

     The following table includes net sales to major customers as a percentage of consolidated net sales for the last three fiscal years. Our customer base is primarily domestic and we have no customers outside of the United States that represented 10% or more of our total revenues in the past three fiscal years.

                                                               YEAR ENDED JUNE 30,
                                                              ---------------------
MAJOR CUSTOMERS                                               2004    2003    2002
---------------                                               -----   -----   -----
Haas Automation, Inc. ......................................  12.7%   11.0%      *
Occam Networks, Inc. .......................................  11.1%      *       *
Philips Medical Systems.....................................     *    16.7%   14.8%
Medtronic MiniMed, Inc. ....................................     *       *    17.3%

---------------

* less than 10%

     We market our EMS services through both direct sales personnel and through independent sales representatives. Our marketing strategy is to develop close relationships with, and to increase sales to, certain existing and new major OEM customers. This includes becoming involved at an early stage in the design of these customers' new products. We believe this strategy is necessary to keep abreast of rapidly changing technological needs and to develop new EMS processes, so as to enhance our EMS capabilities and our position in the industry. As a result of this strategy, however, fluctuations experienced by one or more of our customers in demand for their products may have adverse effects on our sales and profitability.

BACKLOG

     At June 30, 2004, 2003 and 2002, our backlog was $44.0 million, $29.5 million and $40.1 million, respectively. Backlog is comprised of orders believed to be firm for products that have scheduled shipment dates within the next six to twelve months. We expect to ship a substantial portion of the backlog within 90 days, although the continuation of current economic conditions or the occurrence of other risk factors may alter those expectations.

     Some orders in the backlog may be cancelled under certain conditions. In addition, the timing of orders from major customers may result in significant fluctuations in our backlog and operating results from period to period.

     Accordingly, we believe that backlog may not be a reliable indicator of future operating results.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership, as of November 30, 2004, concerning: (a) each beneficial owner of more than 5% of the outstanding SMTEK capital stock of SMTEK; (b) each of SMTEK's current directors and executive officers; and (c) all of SMTEK's current directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o SMTEK International, Inc., 200 Science Drive, Moorpark, CA 93201.

                                                               NUMBER OF
                                                               SHARES OF     PERCENT OF
NAME/ADDRESS OF BENEFICIAL OWNER                              COMMON STOCK   CLASS (A)
--------------------------------                              ------------   ----------
Thomas M. Wheeler...........................................    881,812(B)     32.65%
  801 W. Big Beaver Road
  Suite 201
  Troy, Michigan 48084
The Gene Haas Trust DTD 3-9-99..............................    268,369(C)      9.94
  2800 Sturgis Road
  Oxnard, California 93030
DIRECTORS AND OFFICERS
James P. Burgess............................................     80,365(D)      2.93
Edward J. Smith.............................................     47,750(E)      1.75
Kimon Anemogiannis..........................................     48,096(F)      1.75
Steven M. Waszak............................................     48,096(F)      1.75
Robert T. Howard............................................     49,473(H)      1.81
Kirk A. Waldron.............................................     33,750(I)      1.23
Richard E. Fitzgerald.......................................      1,875(J)         *
Directors and executive officers as a group (8 persons).....    309,405(K)     10.46

---------------

* Represents less than 1% of the outstanding shares.

(A) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of SMTEK common stock subject to options or warrants exercisable within 60 days of November 30, 2004 are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, SMTEK believes the stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such SMTEK stockholder's name. Percentage of ownership is based upon shares of SMTEK common stock as of November 30, 2004.

(B) According to Schedule 13D filed on February 15, 2002. Includes 10,000 shares of SMTEK common stock subject to an option granted to Mr. Howard.

(C) Represents shares of SMTEK common stock issued upon conversion of all shares of Series A SMTEK preferred stock held by The Gene Haas Trust.

(D) Includes 50,806 shares of SMTEK common stock underlying options that are exercisable within 60 days.

(E) Includes 36,250 shares of SMTEK common stock underlying options that are exercisable within 60 days.

(F) Includes 48,096 shares of SMTEK common stock underlying options that are exercisable within 60 days.

(G) Includes 48,096 shares of SMTEK common stock underlying options that are exercisable within 60 days.

(H) Includes 39,473 shares of SMTEK common stock underlying options as well as 10,000 shares of SMTEK common stock underlying an option granted by Mr. Wheeler. All options are exercisable within 60 days.

(I) Includes 33,750 shares of SMTEK common stock underlying options that are exercisable within 60 days.

(J) Includes 1,875 shares of SMTEK common stock underlying options that are exercisable within 60 days.

(K) Includes 268,346 shares of SMTEK common stock underlying options that are exercisable within 60 days.

                            PRO FORMA FINANCIAL DATA
          UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to the proposed merger. At the effective time of the proposed merger, Cardinal Acquisition, Inc. will be merged with and into SMTEK. The transaction will be accounted for as a purchase business combination with CTS treated as the accounting acquirer. Under this method of accounting, the purchase price will be allocated to SMTEK's assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. These unaudited pro forma financial statements were prepared as if the acquisition had been completed as of January 1, 2003, with respect to the unaudited condensed combined pro forma statements of income, and as of September 26, 2004, with respect to the unaudited condensed combined pro forma balance sheet.

     CTS' fiscal year end is December 31. SMTEK utilizes a 52-53 week fiscal year ending on the Friday closest to June 30. The following unaudited condensed combined pro forma balance sheet as of September 26, 2004 includes the historical unaudited condensed consolidated balance sheets of CTS as of September 26, 2004 and SMTEK as of September 24, 2004. The unaudited condensed combined pro forma statement of income for the twelve months ended December 31, 2003 includes historical statement of earnings for CTS for the year ended December 31, 2003 and historical statements of operations for SMTEK for the twelve months ended June 27, 2003 less the six months ended December 31, 2002 plus the six months ended December 31, 2003. The unaudited condensed combined pro forma statement of income for the nine months ended September 26, 2004 includes historical statement of earnings for CTS for the nine months ended September 26, 2004 and historical statements of operations for SMTEK for the twelve months ended June 25, 2004 less the six months ended December 31, 2003 plus the three months ended September 24, 2004.

     The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of CTS and SMTEK, which are incorporated by reference in this document.

     The unaudited condensed combined pro forma financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of SMTEK. The purchase price allocation presented herein is preliminary, and final allocation of the purchase price will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed as of the date of the acquisition. Accordingly, final purchase accounting adjustments may differ from the pro forma adjustments presented herein.

     The unaudited condensed combined pro forma financial statements are intended for informational purposes only and, in the opinion of management, are not indicative of the results of future operations or the results that would have occurred had the acquisition actually been consummated at the beginning of the periods presented.

     The unaudited condensed combined pro forma financial statements do not include potential cost savings from operating efficiencies or synergies that may result from the acquisition.

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                       AT SEPTEMBER 26, 2004 FOR CTS AND
                          SEPTEMBER 24, 2004 FOR SMTEK

                                                     HISTORICAL                        PRO FORMA
                                        -------------------------------------   ------------------------
                                               CTS                SMTEK
                                        (AT SEPTEMBER 26,   (AT SEPTEMBER 24,
                                              2004)               2004)         ADJUSTMENTS     COMBINED
                                        -----------------   -----------------   -----------     --------
                                                                 (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents...........      $ 47,925             $   522         $(37,925)(a)   $ 10,522
  Accounts receivable, less
     allowances.......................        78,850              18,148               --         96,998
  Inventories.........................        45,482              14,496               --         59,978
  Other current assets................        37,523                 987               --         38,510
                                            --------             -------         --------       --------
Total current assets..................       209,780              34,153          (37,925)       206,008
Net property, plant and equipment.....       115,669               6,014               --        121,683
Amortizable intangible assets, net....        35,208                  --           10,000(b)      45,208
Goodwill..............................           513                  --           31,132(d)      31,645
Other assets..........................       149,273                 442            3,500(e)     153,215
                                            --------             -------         --------       --------
TOTAL ASSETS..........................      $510,443             $40,609         $  6,707       $557,759
                                            ========             =======         ========       ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt...      $     --             $ 1,486         $ (1,486)(e)   $     --
  Accounts payable....................        59,454              16,113               --         75,567
  Other current liabilities...........        43,911               2,869               --         46,780
                                            --------             -------         --------       --------
Total current liabilities.............       103,365              20,468           (1,486)       122,347
Long-term Liabilities:
  Long-term debt......................        87,000              13,857            1,304(f)     102,161
  Other long-term obligations.........        16,459                  --            3,500(c)      19,595
Total Stockholders' Equity............       303,619               6,284            3,389(g)     313,292
                                            --------             -------         --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY..............................      $510,443             $40,609         $  6,707       $557,759
                                            ========             =======         ========       ========

           UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 2003 FOR CTS AND
              THE TWELVE MONTHS ENDED DECEMBER 31, 2003 FOR SMTEK

                                                              HISTORICAL                    PRO FORMA
                                                   --------------------------------   ----------------------
                                                        CTS             SMTEK
                                                   (FOR THE YEAR   (FOR THE TWELVE
                                                       ENDED         MONTHS ENDED
                                                   DECEMBER 31,      DECEMBER 31,
                                                       2003)            2003)         ADJUSTMENTS   COMBINED
                                                   -------------   ----------------   -----------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................     $462,987         $78,503          $    --     $541,490
Cost of goods sold...............................      366,275          69,038               --      435,313
Selling, general, and administrative expenses....       78,333           8,146            1,000(a)    87,479
Impairment charge................................        4,563              --               --        4,563
                                                      --------         -------          -------     --------
OPERATING EARNINGS...............................       13,816           1,319           (1,000)      14,135
Interest expense.................................       (7,688)           (774)             227(b)    (8,235)
Other income -- net..............................          120           1,837           (1,388)(c)      569
                                                      --------         -------          -------     --------
EARNINGS BEFORE INCOMES TAXES....................        6,248           2,382           (2,161)      (6,469)
Income tax expense (benefit).....................       (6,327)             31             (756)(d)   (7,052)
                                                      --------         -------          -------     --------
EARNINGS FROM CONTINUING OPERATIONS..............     $ 12,575         $ 2,351          $(1,405)    $ 13,521
                                                      ========         =======          =======     ========
PRO FORMA EARNINGS PER SHARE DATA:
Weighted average shares outstanding:
  Basic..........................................       34,723           2,359              741       35,464
                                                      ========         =======          =======     ========
  Diluted........................................       34,989           2,511              741       35,730
                                                      ========         =======          =======     ========
Earnings from continuing operations per common
  share:
  Basic..........................................     $   0.36         $  1.00                      $   0.38
                                                      ========         =======                      ========
  Diluted........................................     $   0.36         $  0.94                      $   0.38
                                                      ========         =======                      ========

           UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
              FOR THE NINE MONTHS ENDED SEPTEMBER 26, 2004 FOR CTS
             AND THE NINE MONTHS ENDED SEPTEMBER 24, 2004 FOR SMTEK

                                                           HISTORICAL                    PRO FORMA
                                                  -----------------------------   -----------------------
                                                       CTS            SMTEK
                                                  (FOR THE NINE   (FOR THE NINE
                                                  MONTHS ENDED    MONTHS ENDED
                                                  SEPTEMBER 26,   SEPTEMBER 24,
                                                      2004)           2004)       ADJUSTMENTS    COMBINED
                                                  -------------   -------------   -----------    --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................    $388,820         $82,314        $    --      $471,134
Cost of goods sold..............................     308,982          72,081             --       381,063
Selling, general and administrative expenses....      61,766           6,404            750(a)     68,920
Gain on sale of assets..........................      (3,319)             --             --        (3,319)
                                                    --------         -------        -------      --------
OPERATING EARNINGS..............................      21,391           3,829           (750)       24,470
Interest expense................................      (4,241)           (609)           266(b)     (4,584)
Other income (expense) -- net...................         172            (299)        (1,041)(c)    (1,168)
                                                    --------         -------        -------      --------
EARNINGS BEFORE INCOME TAXES....................      17,322           2,921         (1,525)       18,718
Income taxes....................................       3,984             203           (534)(d)     3,653
                                                    --------         -------        -------      --------
NET EARNINGS....................................    $ 13,338         $ 2,718        $  (991)     $ 15,065
                                                    ========         =======        =======      ========
PRO FORMA EARNINGS PER SHARE DATA
Weighted average shares outstanding:
  Basic.........................................      35,946           2,633            741        36,687
                                                    ========         =======        =======      ========
  Diluted.......................................      36,299           2,930            741        37,040
                                                    ========         =======        =======      ========
Earnings per common share:
  Basic.........................................    $   0.37         $  1.03                     $   0.41
                                                    ========         =======                     ========
  Diluted.......................................    $   0.37         $  0.93                     $   0.41
                                                    ========         =======                     ========

      NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

     The unaudited condensed combined pro forma financial statements included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

1.  BASIS OF PRO FORMA PRESENTATION

     On November 16, 2004, the board of directors of SMTEK approved the merger of Cardinal Acquisition, Inc., a newly formed and wholly owned subsidiary of CTS, with and into SMTEK, on the terms and subject to the conditions of the merger agreement. SMTEK will be the surviving company of the merger and will be a wholly owned subsidiary of CTS.

     CTS expects to utilize approximately $37.7 million of cash, borrow approximately $15.3 million under its existing senior secured revolving credit facility, and issue approximately 741,000 shares of CTS common stock at an estimated market value of $13 per share to finance the transaction.

     The unaudited condensed combined pro forma balance sheet as of September 26, 2004 was prepared by combining the historical unaudited condensed consolidated balance sheet data as of September 26, 2004 for CTS and as of September 24, 2004 for SMTEK with applicable adjustments to reflect the proposed merger as if it had occurred on September 26, 2004.

     The unaudited condensed combined pro forma statements of income for the twelve months ended December 31, 2003 and the nine months ended September 26, 2004 give effect to the acquisition as if it had occurred on January 1, 2003. The unaudited condensed combined pro forma statement of income for the twelve months ended December 31, 2003 includes historical statements of earnings for CTS for the year ended December 31, 2003 and historical statements of operations for SMTEK for the twelve months ended June 27, 2003 less the six months ended December 31, 2002 plus the six months ended December 31, 2003. The unaudited condensed combined pro forma statement of income for the nine months ended September 26, 2004 includes historical unaudited condensed consolidated statements of earnings for CTS for the nine months ended September 26, 2004 and historical statements of operations for SMTEK for the twelve months ended June 25, 2004 less the six months ended December 31, 2003 plus the three months ended September 24, 2004.

2.  PURCHASE PRICE ALLOCATION

     The following represents the preliminary allocation of the purchase price paid for SMTEK based on the estimated fair values of the acquired assets and assumed liabilities of SMTEK as of September 24, 2004. Actual fair values will be determined as more detailed analysis is completed and additional information of the fair values of SMTEK assets and liabilities becomes available.

     The unaudited condensed combined pro forma financial statements reflect a total initial purchase price of $62.7 million, consisting of the following: (i) the payment of the initial cash consideration of $35.2 million, (ii) estimated transaction costs of $2.5 million, (iii) SMTEK debt assumed by CTS of $15.3 million, and (iv) approximately 741,000 shares of CTS common stock issued at an estimated value of $13 per share, or $9.7 million. Under the purchase method of accounting, the initial purchase price is allocated to SMTEK's net

           NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL
                           STATEMENTS -- (CONTINUED)

tangible and intangible assets based upon their estimated fair value as of the measurement date of the acquisition. The preliminary purchase price allocation as of September 26, 2004 is as follows:

                                                              AT SEPTEMBER 26, 2004
                                                              ---------------------
Current assets..............................................         $34,153
Property, plant and equipment...............................           6,014
Amortizable intangible assets...............................          10,000
Goodwill....................................................          31,132
Other long-term assets......................................             442
                                                                     -------
  Total assets acquired.....................................          81,741
Current liabilities.........................................          18,982
Long-term liabilities.......................................              --
                                                                     -------
     Total liabilities acquired.............................          18,982
                                                                     -------
Net asset acquired..........................................         $62,759
                                                                     =======

     The allocation of the purchase price was based on a preliminary evaluation of assets acquired and liabilities assumed. CTS has preliminarily allocated $10.0 million to amortizable intangible assets relating to customer lists and factory certifications and the entire intangible amount of $31.1 million to goodwill. The $10.0 million of amortizable intangible assets are expected to be amortized over 10 years on a straight-line basis. The goodwill represents the purchase price over the fair value of the tangible and intangible assets acquired. In accordance with FAS No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but will be tested for impairment at least annually. The purchase price allocation presented above is preliminary and final allocation of the purchase price will be based upon the following: (i) the actual fair value of the net tangible and intangible assets acquired, (ii) liabilities assumed as of the date of the acquisition, (iii) the fair value of CTS common stock on the acquisition date, and (iv) changes in the number of shares of SMTEK common stock and common stock options outstanding on the measurement date. Any change in the fair value of net assets of SMTEK will change the amount of the purchase price allocable to goodwill. The final purchase accounting adjustments may differ from the pro forma adjustments presented herein.

     There were no historical transactions between CTS and SMTEK.

3.  PRO FORMA ADJUSTMENTS

     The unaudited condensed combined pro forma balance sheet and statement of operations give effect to the following pro forma adjustments:

BALANCE SHEET

     a. To reflect the estimated initial cash consideration of $35.2 million, estimated transaction costs of $2.5 million, and $0.2 million of cash used to repay SMTEK debt assumed by CTS, net of estimated additional borrowings under CTS' revolving credit agreement.

     b. To reflect the estimated value of amortizable intangible assets relating to customer lists and factory certifications of $10 million.

     c. To reflect deferred tax balances relating to the estimated value of identifiable intangible assets at the statutory rate of 35%.

     d. To reflect the estimated value of goodwill of $31.1 million based on the financial position of SMTEK as of September 24, 2004. See also Note 2, "Purchase Price Allocation."

           NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL
                           STATEMENTS -- (CONTINUED)

     e. To reflect repayment of SMTEK debt assumed by CTS in connection with the transaction of $1.5 million reported as current portion of long-term debt.

     f. To reflect the following: (i) repayment of SMTEK debt assumed by CTS in connection with the transaction of $13.9 million reported as long-term debt and
(ii) additional borrowings under its revolving credit agreement by CTS of $15.2 million. The revolving credit facility had a variable interest rate of 3.02% at September 26, 2004.

     g. To reflect the following items: (i) elimination of SMTEK equity balances of $6.2 million, and (ii) issuance of approximately 741,000 shares of CTS common stock at $9.7 million.

STATEMENT OF INCOME

  TWELVE MONTHS ENDED DECEMBER 31, 2003

     a. To reflect the amortization of identifiable intangibles relating to customer lists and factory certifications on a straight-line basis, using a 10-year life.

     b. To reflect the reduction in interest expense of $0.8 million resulting from repayment of SMTEK debt assumed by CTS in connection with the transaction offset by the increase in interest expense of $0.6 million on additional CTS borrowings under its revolving credit facility. The revolving credit facility had a variable interest rate of 3.61% at December 31, 2003. If the rate were increased 1/8%, the pro forma adjustment for the additional borrowings under the revolving credit facility would have been $0.4 million.

     c. To reflect investment income lost due to cash used towards purchase of SMTEK.

     d. To reflect tax impact of pro forma adjustments to the statement of income at the statutory rate of 35%.

STATEMENT OF INCOME

NINE MONTHS ENDED SEPTEMBER 26, 2004

     a. To reflect the amortization of identifiable intangibles relating to customer lists and factory certifications on a straight-line basis, using a 10-year life.

     b. To reflect the reduction in interest expense of $0.6 million resulting from repayment of SMTEK debt assumed by CTS in connection with the transaction offset by the increase in interest expense of $0.3 million on additional CTS borrowings under its revolving credit facility. The revolving credit facility had a variable interest rate of 3.02% at September 26, 2004. If the rate were increased 1/8%, the pro forma adjustment for the additional borrowings under the revolving credit facility would have been $0.4 million.

     c. To reflect investment income lost due to cash used towards purchase of SMTEK

     d. To reflect tax impact of pro forma adjustments to the statement of income at the statutory rate of 35%.

                        DESCRIPTION OF CTS CAPITAL STOCK

     The following is a summary of the terms and provisions of CTS' capital stock. The rights of CTS stockholders are governed by Indiana law, CTS' articles of incorporation and CTS' bylaws. This summary is qualified in its entirety by reference to the governing corporate instruments of CTS to which we have referred you and applicable provisions of Indiana Business Corporation Law. To obtain a copy of CTS' articles of incorporation and bylaws, see "Where You Can Find More Information" beginning on page 103.

COMMON STOCK

     CTS common stock is traded on the New York Stock Exchange under the symbol "CTS." The registrar and transfer agent is National City Bank. The holders of CTS common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of CTS shareholders. Common stockholders have no conversion, preemptive, subscription or redemption rights. All outstanding shares of CTS common stock are duly authorized, validly issued, fully paid and nonassessable.

     Upon satisfaction of CTS' obligations to preferred stockholders, the common stockholders may receive dividends when declared by the board of directors. If CTS liquidates, dissolves or winds-up its business, holders of CTS common stock will share equally in the assets remaining after CTS pays all of its creditors and satisfies all of its obligations to preferred shareholders.

PREFERRED STOCK

     The CTS board of directors can, without approval of shareholders, issue one or more series of preferred stock. The board can determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of CTS and make it harder to remove present management, without further action by CTS shareholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of CTS common stock if CTS liquidates or dissolves and could also restrict or limit dividend payments to holders of CTS common stock.

     The CTS board of directors has designated 750,000 shares of Series A Junior Participating Preferred Stock for potential issuance in connection with the CTS rights agreement described below. CTS has not issued any shares of preferred stock to date, and CTS does not plan to issue any shares of preferred stock other than pursuant to the rights agreement described below.

     Each share of Series A Junior Participating Preferred Stock, when issued, will be non-redeemable and entitled to cumulative dividends and will rank junior to any series of preferred stock senior to it. In connection with the declaration of a dividend on CTS common stock, a preferential dividend will be payable on the Series A Junior Participating Preferred Stock in an amount equal to the greater of:

     - $1.00 per share; and

     - an amount equal to 100 times the dividend declared on the common stock, subject to adjustment in certain circumstances.

     Subject to customary anti-dilution provisions, in the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of (a) 100 times the then applicable Purchase Price for the rights plus accrued and unpaid dividends and (b) an amount equal to 100 times the liquidation payment made on the common stock, if any.

INDIANA BUSINESS CORPORATION LAW, RIGHTS AGREEMENT AND THE ARTICLES OF INCORPORATION AND BYLAWS

  GENERAL

     In general, the CTS articles of incorporation and bylaws provide that:

     - the board of directors fixes the number of directors within a specified range (CTS currently has nine directors);

     - the existing directors will fill any vacancy or newly created directorship with a new director; and

     - only the chairman of the board, the board of directors or the president may call a meeting of the board of directors.

     CTS is an Indiana corporation, and CTS is subject to the Indiana Business Corporation Law. Under the laws of Indiana, the articles of incorporation generally can be amended only with the approval of the CTS board of directors and the CTS shareholders. The CTS bylaws provide that the bylaws cannot be amended without the approval of a majority of the CTS board of directors.

     Provisions of the Indiana Business Corporation Law, the CTS articles of incorporation, bylaws and the rights agreement described below may discourage or make more difficult the acquisition of control of CTS through a tender offer, open market purchase, proxy contest or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CTS first to negotiate with the board of directors of CTS. CTS management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly-held companies, provide benefits by enhancing CTS' ability to negotiate with a person making an unfriendly or unsolicited proposal to take over or restructure CTS. CTS believes that these benefits outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     Provisions of the Indiana Business Corporation Law, in addition to provisions of CTS' articles of incorporation, bylaws and rights agreement, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have anti-takeover effects. The key provisions are summarized below.

  RIGHTS AGREEMENT

     On August 28, 1998, the CTS board of directors declared a dividend distribution of one right for each share of CTS common stock outstanding on September 10, 1998, and directed the issuance of one right for each share of common stock CTS issues or delivers prior to the occurrence of certain events. Each right entitles the registered holder to purchase from CTS one one-hundredth of a share of CTS Series A Junior Participating Preferred Stock at a purchase price of $125.00 per right, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in the rights agreement, dated as of August 28, 1998, as amended, that CTS entered into with State Street Bank and Trust Company, as rights agent.

     Under the rights agreement, the rights currently trade together with CTS common stock and are not exercisable. In the absence of further action by the CTS board of directors, the rights generally would become exercisable and allow the holder to acquire shares of CTS common stock at a discounted price if a person or group acquires 15% or more of CTS outstanding common stock. Rights held by persons that exceed the 15% threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

     The rights agreement also includes an exchange option. In general, after the rights become exercisable, the CTS board of directors may, at its option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of CTS common stock. Under this option, CTS would issue one share of CTS common stock for each right, subject to adjustment in certain circumstances.

     The CTS board of directors may, at its option, redeem all of the rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on August 27, 2008, unless earlier redeemed, exchanged or amended by the CTS board of directors.

     The rights will cause substantial dilution to any person or group that attempts to acquire CTS without the approval of the CTS board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire CTS, even if such acquisition may be favorable to the interests of CTS and the CTS stockholders. It is possible that these provisions may discourage others from making a tender offer for or acquisitions of substantial amounts of CTS common stock, or may delay or hinder changes in control of management. Because the CTS board of directors can redeem the rights or approve certain offers, the rights should not interfere with a merger or other business combination approved by the CTS board of directors.

  BYLAW PROVISIONS

     The Indiana Business Corporation Law permits the board of directors to issue rights, options or warrants for the purchase of shares or other securities of a corporation or any successor in interest. It also permits the board of directors to adopt procedures restricting transactions which would result in a "change of control" as defined therein. Article XXI of the CTS bylaws provides that the CTS board of directors may include provisions in the terms of those rights, options or warrants that, in any transaction or proposed transaction that would result in a change in control if consummated, require the approval of the "continuing directors" of the corporation for the redemption or exchange of the rights, options or warrants or the amendment of the corresponding contracts, warrants or instruments. The period requiring this approval may not exceed three years after the later of:

     - the time that the "continuing directors" no longer constitute the majority of the directors of the corporation; or

     - there is an "interested shareholder."

     Under the CTS bylaws, a "continuing director" is defined as a director who:

     - is not an "interested shareholder" or any affiliate, associate, representative or nominee of an "interested shareholder" or any affiliate of an "interested shareholder"; and

     - is either a member of the CTS board of directors as of the date of issuance of the rights, options or warrants or subsequently becomes a member of the CTS board of directors if his or her election or nomination was approved or recommended by a majority of the CTS board of directors (including a majority of continuing directors then on the CTS board and excluding any member whose election resulted from any actual or threatened proxy or other election contest).

     Under Chapter 43 of the Indiana Business Corporation Law, an "interested shareholder" is defined as any person that is:

     - the beneficial owner of 10% or more of the voting power of the corporation; or

     - an affiliate or associate of the corporation and at any time within the five years preceding the date in question was the beneficial owner of 10% or more of the voting power of the corporation at that time.

  BUSINESS COMBINATIONS IN INDIANA

     Chapter 43 of the Indiana Business Corporation Law restricts certain "business combinations," including mergers, sale of assets, recapitalization and reverse stock splits with interested shareholders. Under Chapter 43, a corporation cannot engage in any business combination with an interested shareholder within five years of the date the person became an interested shareholder unless the corporation's board of directors approves, in advance of the person becoming an interested shareholder, either the business combination or the purchase of shares that made the person an interested shareholder. In the absence of the board's approval, a corporation may engage in a business combination with an interested shareholder after the date that is five years after the date the person became an interested shareholder if either the disinterested shareholders approve the business combination (but they cannot do so until five years after the date the person became an interested shareholder) or among other things, the consideration to be received by the disinterested shareholders in the business combination, which must be in cash or the same form as the interested shareholder used to acquire the largest number of the shareholder's shares, is at least equal to the higher of the highest price paid for shares by the interested shareholder or the highest market value per share on either the date of the business combination or the date the person became an interested shareholder.

     Chapter 42 of the Indiana Business Corporation Law also contains provisions regulating "control share acquisitions," which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a public corporation in Indiana to meet or exceed certain threshold voting percentages (20%, 33% or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officers or employee-directors of the corporation. As permitted under the Indiana Business Corporation Law, the CTS bylaws opt out of Chapter 42 for all control share acquisitions after March 3, 1987. A majority of the CTS board of directors may amend the bylaws so that Chapter 42 would apply.

     The Indiana Business Corporation Law specifically authorizes directors, in considering whether an action is for the best interest of a corporation, to consider the effects of any corporate action on shareholders, employees, suppliers and customers of the corporation, communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Under the Indiana Business Corporation Law, directors may be held personally liable for breaches of their duties as directors only if their actions constitute willful misconduct or if they recklessly disregard their duties.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

     As a result of the merger, holders of SMTEK common stock will become holders of CTS common stock, unless SMTEK elects to receive the merger consideration in all cash in the limited circumstances described in this document. See "The Merger Agreement -- Merger Consideration." The rights of holders of CTS common stock are governed by applicable Indiana law and the provisions of CTS' articles of incorporation and bylaws.

     The following is a summary of the material differences between the rights of CTS stockholders and SMTEK stockholders. These differences arise principally from differences between Indiana and Delaware corporate laws and the differences between CTS' articles of incorporation and bylaws and SMTEK's certificate of incorporation and bylaws.

     The following does not provide a complete description of the specific rights of CTS stockholders under CTS' articles of incorporation and bylaws as compared with the rights of SMTEK stockholders under SMTEK's certificate of incorporation and bylaws. This summary is qualified in its entirety by reference to the governing corporate instruments of CTS and SMTEK to which we have referred you. You should read those documents for a complete understanding of all of the differences between the rights of CTS stockholders and those of SMTEK stockholders. See "Where You Can Find More Information" beginning on page 103.

AUTHORIZED CAPITAL STOCK

     CTS. CTS' articles of incorporation authorize it to issue up to 75,000,000 shares of common stock, without par value, and 25,000,000 shares of preferred stock, without par value. The CTS board of directors has designated 750,000 shares of the CTS preferred stock as Series A Junior Participating Preferred Stock for potential issuance in connection with the CTS rights agreement described above. See "Description of CTS Capital Stock -- Rights Agreement."

     SMTEK. SMTEK's certificate of incorporation authorizes it to issue up to 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. The SMTEK board of directors has designated 250,000 shares of the SMTEK preferred stock as Series A Preferred Stock.

VOTING RIGHTS

     CTS. Under CTS' bylaws, members of the board of directors will be elected by a plurality vote at the annual meeting.

     Under CTS' articles of incorporation and bylaws, the holders of common stock shall be entitled to vote at all meetings of the shareholders and shall be entitled to cast one vote for each share of stock held by them respectively and registered in their respective names on the books of CTS as of the record date fixed by the CTS board of directors.

     SMTEK. Under SMTEK's certificate of incorporation, the members of the board of directors are elected by cumulative voting at the annual meeting.

     Other than when electing directors, under Delaware law and SMTEK's certificate of incorporation, each share of SMTEK common stock entitles the holder to one vote.

SHAREHOLDER MEETINGS

  ANNUAL AND SPECIAL MEETINGS

     CTS. CTS' bylaws provide that annual meetings shall be held on the last Friday in April of each year or at such other time established for such meeting by the CTS board of directors. CTS' articles of incorporation and bylaws provide that the annual meeting shall be held at the place stated in the notice of the meeting. CTS' bylaws provide that special meetings may be called by the chairman of the board of directors, by the president or by the board of directors, whenever in the opinion of such person or body such meeting is necessary.

     SMTEK. SMTEK's bylaws provide that annual meetings may be held at such time, date and place as the SMTEK board of directors determines by resolution; SMTEK special meetings shall be held at such place as may from time to time be designated by the person or persons calling the meeting and specified in the notice of the special meeting. SMTEK's certificate of incorporation and bylaws provide that special meetings may be called at any time by the board of directors or by a majority of the members of the board. Special meetings may not be called by any other person or persons or in any other manner.

  QUORUM

     CTS. CTS' bylaws provide that at all shareholders' meetings a quorum shall consist of a majority of all of the shares of stock outstanding and entitled by the articles of incorporation to vote on the business to be transacted at the meeting. CTS' bylaws further provide that shareholders may be represented at any meeting by their duly appointed attorney-in-fact.

     SMTEK. SMTEK's bylaws provide that, in general, the holders of record of a majority in voting interest of the shares of stock of SMTEK entitled to be voted thereat, present in person or by proxy, shall constitute a quorum.

  NOTICE OF SHAREHOLDER PROPOSALS

     CTS. CTS' bylaws provide that only business properly brought before annual or special meetings will be considered at the meeting. To be properly brought before an annual meeting, business must be specified in a timely notice of the meeting given at the direction of the CTS board of directors, otherwise properly brought before the meeting by the presiding officer or by or at the direction of the CTS board of directors or otherwise properly requested to be brought before the meeting by a CTS shareholder. A proper request requires that the CTS shareholder must have been a shareholder of record at the time notice was given for the annual meeting, been entitled to vote at the annual meeting, and have given timely notice in writing to CTS' secretary of the business the CTS shareholder requests to be brought before the meeting. In general, notice of the CTS shareholder's request must have been received at CTS' principal executive offices not less than 90 calendar days nor more than 135 calendar days prior to the anniversary date of the immediately preceding annual meeting. Only matters specified in the notice for special meetings given by or at the direction of the chairman of the board, the president or the CTS board of directors or otherwise properly brought before special meetings by the presiding officer or by or at the direction of CTS' board of directors will be considered at special meetings.

     CTS' bylaws provide that, to be in proper form, shareholder notices must contain for each matter:

     - a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

     - the name and address of the proposing shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

     - the class and number of shares beneficially owned by the shareholder and by the beneficial owner, if any, on whose behalf the proposal is made;

     - a description of the material interest in the matter of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

     - other information required under federal securities laws.

     SMTEK. SMTEK's bylaws provide that only stockholders of record who deliver timely notices to SMTEK shall be entitled to present a stockholder proposal at any stockholders' meeting. In general, notice of the SMTEK stockholder's proposal to be presented at an annual meeting must have been delivered to the SMTEK secretary at SMTEK's principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. A SMTEK stockholder's notice of a proposal to be presented at a special meeting must have been delivered to the SMTEK secretary at SMTEK's principal executive offices not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the tenth day following the date on which public announcement of the date of the special meeting is first made.

  ACTIONS BY WRITTEN CONSENT

     CTS. Under Indiana law, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. CTS' regulations do not prohibit CTS' stockholders from acting by written consent.

     SMTEK. Under Delaware law, unless the certificate of incorporation provides otherwise, any action by stockholders to be taken at a meeting of stockholders, may be taken without a meeting if written consents stating the action to be taken are signed by stockholders having not less than the minimum number of votes necessary to take that action at a meeting at which all shares entitled to vote were present and voted. SMTEK's certificate of incorporation and bylaws provide that no action may be taken by the SMTEK stockholders by written consent.

MATTERS RELATING TO THE BOARD OF DIRECTORS

  NUMBER

     CTS. CTS' articles of incorporation provide for not less than three nor more than 15 directors and the CTS bylaws provide that the precise number will be determined by the board. CTS' board of directors currently consists of nine directors. CTS' board members are elected by plurality voting, meaning that the director nominees receiving the greatest number of votes are elected.

     SMTEK. SMTEK's bylaws provide that the number of directors shall be five. Under SMTEK's certificate of incorporation, the members of the board of directors are elected by means of cumulative voting. At all elections of members of the board of directors, a holder of any class or series of stock will be entitled to cast the number of votes that is equal to the number of votes they could cast in an ordinary election of directors, multiplied by the number of directors to be elected in the election. The holder may cast all of such votes for a single nominee for director or may distribute the votes amongst the nominees as such holder may see fit. The five director nominees receiving the greatest number of votes are elected to the board.

  QUORUM

     CTS. CTS' bylaws provide that not less than one-half of the whole board of directors shall constitute a quorum for the transaction of any business, except filling board vacancies.

     SMTEK. SMTEK's bylaws provide the presence of a majority of the authorized number of directors shall be required to constitute a quorum for the transaction of business, except filling board vacancies.

  VACANCIES

     CTS. CTS' bylaws provide that any vacancy occurring in the board of directors shall be filled by a majority vote of the members of the board. A quorum for purposes of filling director vacancies shall consist of a majority of the whole board, less the vacancies.

     SMTEK. SMTEK's bylaws provide that any vacancy in the board of directors shall be filled only by a vote of the majority of the remaining directors. The vacancy can be filled by the remaining directors even if they do not constitute a quorum.

  REMOVAL OF DIRECTORS

     CTS. Under Indiana law, shareholders or directors may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. CTS' articles of incorporation and bylaws are silent on director removal.

     SMTEK. Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except if the board is divided in classes, then unless the certificate of incorporation otherwise provides, stockholders may effect the removal of a director only for cause or if a corporation has cumulative voting, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect such director. SMTEK's certificate of incorporation and bylaws are silent on director removal.

ANTI-TAKEOVER MATTERS

  CONTROL SHARE ACQUISITIONS

     CTS. See "Description of CTS Capital Stock -- Business Combinations in Indiana."

     SMTEK. No similar provision is applicable to SMTEK under Delaware law or SMTEK's certificate of incorporation or bylaws.

  TRANSACTIONS WITH INTERESTED STOCKHOLDERS

     CTS. See "Description of CTS Capital Stock -- Bylaws" and "Description of CTS Capital Stock -- Business Combinations in Indiana."

     SMTEK. Section 203 of the DGCL generally prohibits a business combination between a corporation and an "interested shareholder" within three years of the time that person became an interested stockholder. An interested stockholder generally includes a person who beneficially owns 15% or more of the outstanding voting stock of the corporation. This provision does not apply in some circumstances, including if:

     - the corporation's board of directors approved the interested stockholder transaction prior to the date the interested stockholder acquired its shares;

     - as a result of the interested stockholder transaction, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both directors and officers and by certain employee stock plans); or

     - the interested stockholder transaction is approved by the board of directors and the affirmative vote of two-thirds of the outstanding voting stock of the disinterested stockholders at an annual or special meeting.

  RIGHTS PLANS

     CTS.  See "Description of CTS Capital Stock -- Rights Agreement."

     SMTEK.  SMTEK does not have a rights plan.

  CONSTITUENCIES PROVISIONS

     CTS. See "Description of CTS Capital Stock -- Business Combinations in Indiana."

     SMTEK. No similar provision is applicable to SMTEK under Delaware law or SMTEK's certificate of incorporation or bylaws.

DISSENTERS' RIGHTS

     CTS. Indiana law affords dissenters' rights of appraisal upon certain mergers, consolidations, sales and other dispositions of assets requiring shareholder approval and share exchanges. Indiana law, however, does not grant dissenters' rights in respect of shares of any class of stock, such as shares of CTS common stock, that is registered on a national securities exchange registered under the Securities Exchange Act of 1934.

     SMTEK.  See "The Merger -- Dissenters' Appraisal Rights of SMTEK
Stockholders.

AMENDMENTS TO CONSTITUENT DOCUMENTS

     CTS. Indiana law provides that an amendment to a corporation's articles of incorporation is permitted if the board of directors proposes and recommends the amendment to the shareholders and a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights approve the amendment.

     Indiana law provides that only a corporation's board of directors may amend or repeal the corporation's bylaws, unless the corporation's articles of incorporation provide otherwise. CTS' articles of incorporation are silent on the subject of amending its bylaws. The CTS bylaws provide that the bylaws cannot be amended without the approval of a majority of the CTS board of directors.

     SMTEK. Delaware law provides that an amendment to a corporation's certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and that a majority of the voting power of the then outstanding capital stock of the corporation approve the amendment, although the certificate of incorporation may provide for a greater vote. SMTEK's certificate of incorporation is silent on the subject of amendments to it.

     SMTEK's bylaws provide that they may be altered, amended or repealed and new bylaws made only by the affirmative vote of a majority of the board or by an affirmative vote of the stockholders holding a majority of the issued and outstanding SMTEK shares at any annual meeting or special meeting, provided that notice of such proposed amendment, modification, repeal or adoption is timely given. Bylaws made or altered by the stockholders may be altered or repealed by either the board or the stockholders.

DIVIDENDS AND REPURCHASE OF SHARES

     CTS. Indiana law permits dividends but a dividend may not be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. CTS' bylaws provide that the board of directors may declare and pay dividends out of the unreserved and unrestricted earned surplus of CTS.

     SMTEK. Delaware law permits a corporation to pay dividends out of surplus or, if there is no surplus, out of net profits for the current year or the prior year. Dividends may not be paid if the payment reduces the corporation's capital below the amount of capital represented by all classes of stock having a preference on distribution of assets over the class to receive the dividend. Further, a corporation may not repurchase its own shares if the capital of the corporation is impaired or if the repurchase would impair the capital of the corporation.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     CTS. CTS' bylaws provide that it shall indemnify its officers and directors to the fullest extent permitted by applicable law. Indiana law provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to CTS unless a court determines otherwise.

     CTS' articles of incorporation provide that, to the fullest extent permitted by applicable law, no director or officer of CTS will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director or officer provided, however, that such provision does not apply to any liability of a director or officer (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.

     Pursuant to separate indemnification agreements with CTS, each officer and director of CTS is indemnified from all liabilities arising out of the activities reasonably taken in the performance of their respective duties as officers and directors of CTS.

     CTS also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of CTS against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by CTS.

     SMTEK. Delaware law allows a corporation to limit the personal liability of a director for breach of fiduciary duty to the corporation. Delaware law generally permits indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Directors or officers adjudged liable to the corporation are not entitled to indemnification unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     SMTEK's certificate of incorporation provides that a director of SMTEK shall not be personally liable for breach of fiduciary duty to the corporation.

     SMTEK's bylaws provide that directors and officers shall be indemnified to the fullest extent permitted by law when involved in any action, suit or proceeding as a director or officer of SMTEK. The bylaws further provide that any indemnification (unless ordered by a court) shall be made by SMTEK only as authorized in the specific case upon a determination by a majority vote of the disinterested board of directors if they constitute a quorum, independent legal counsel or the stockholders.

                                 LEGAL MATTERS

     The validity of the CTS common shares to be issued in the merger will be passed on for CTS by Richard G. Cutter, III, Esq., CTS' General Counsel.

                                    EXPERTS

     The consolidated financial statements of CTS as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this document and in the registration statement of which this document forms a part by reference to CTS' Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of SMTEK as of June 30, 2004 and 2003 and for each of the two years in the period ended June 30, 2004 incorporated in this document and in the registration statement of which this document forms a part by reference to SMTEK's Annual Report on Form 10-K for the year ended June 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated statements of operations, cash flows and stockholders' equity and comprehensive income (loss) of SMTEK International, Inc. and subsidiaries for the year ended June 30, 2002 have been incorporated by reference in this document and in the registration statement of which this document forms a part in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference in this document and in the registration statement of which this document forms a part and upon the authority of said firm as experts in accounting and auditing.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     All shareholder proposals to be considered for inclusion in the proxy statement for the 2005 annual meeting of CTS stockholders must have been submitted in writing and received by the Secretary of CTS at CTS' corporate office no later than November 17, 2004. In addition, CTS' advance notice bylaw provisions require that in order to be presented from the floor of the 2005 Annual Meeting, any shareholder proposal, including the nomination of a candidate for director, must be submitted in writing to CTS' Secretary at CTS' corporate office no earlier than December 14, 2004, and no later than January 28, 2005. Certain information is required to be included with shareholder proposals. This information is described in CTS' bylaws which are located on CTS' website at www.ctscorp.com/governance/bylaws.htm. A copy of the bylaws may be obtained free of charge from CTS' Secretary.

     If the merger is not consummated, stockholder proposals that are intended to be presented at SMTEK's 2004 Annual Meeting and included in SMTEK's proxy materials relating to the 2004 Annual Meeting must be received by SMTEK no later than January 2, 2005, which provides for a reasonable amount of time for any such proposal to be included in SMTEK's proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2004 Annual Meeting. If a stockholder wishes to present a proposal at SMTEK's 2004 Annual Meeting and the proposal is not intended to be included in SMTEK's proxy statement relating to the 2004 Annual Meeting, the stockholder must give advance notice to SMTEK within the time period, and prior to the deadlines, determined in accordance with SMTEK's bylaws (referred to in this document as the bylaw deadline). Under SMTEK's bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to SMTEK's Secretary no less than 60 days and no more than 90 days prior to November 13,

2004, the anniversary of the date for the 2003 Annual Meeting, unless the date of the 2004 Annual Meeting occurs more than 30 days prior to, or more than 60 days after, such anniversary. SMTEK has not scheduled a 2004 Annual Meeting at the present time and any 2004 Annual Meeting will occur more than 60 days after November 13, 2004. Under these circumstances, where the date of the 2004 Annual Meeting occurs more than 30 days prior to, or more than 60 days after, the anniversary of the date for the 2003 Annual Meeting, the stockholder proposals intended for presentation at the 2004 Annual Meeting must be received by SMTEK's Secretary no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. If a stockholder gives notice of such proposal after the bylaw deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by SMTEK's bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

     CTS and SMTEK file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that CTS and SMTEK have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

     CTS and SMTEK Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, CTS' Securities and Exchange Commission filings are also available to the public on CTS' website, www.ctscorp.com, and SMTEK's filings with the Securities and Exchange Commission are also available to the public on SMTEK's website, www.smtek.com. Information contained on CTS' website and SMTEK's website is not incorporated by reference into this document, and you should not consider information contained on those websites as part of this document.

     Each of CTS and SMTEK incorporate by reference into this document the documents listed below and any future filings CTS or SMTEK makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this document. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

CTS SECURITIES AND EXCHANGE COMMISSION FILINGS

COMMISSION FILE NUMBER 1-04639                              PERIOD
------------------------------                              ------
Annual Report on Form 10-K       Year ended December 31, 2003 (filed on February 20, 2004)
Annual Report on Form 11-K       Year ended December 31, 2003 (filed on June 25, 2004)
Quarterly Reports on Form 10-Q   Quarter ended March 28, 2004 (filed on April 23, 2004);
                                 quarter ended June 27, 2004 (filed on July 21, 2004) and
                                 quarter ended September 26, 2004 (filed on October 19, 2004)
Current Reports on Form 8-K      March 31, 2004 (filed on March 31, 2004); April 8, 2004
                                 (filed on April 20, 2004); March 28, 2004 (filed on April
                                 21, 2004); May 4, 2004 (filed on May 5, 2004); May 5, 2004
                                 (filed on May 6, 2004) May 11, 2004 (filed on May 12, 2004);
                                 May 18, 2004 (filed on May 19, 2004); June 14, 2004 (filed on June 15, 2004); July 9, 2004 (filed on July 9, 2004);
                                 July 20, 2004 (filed on July 21, 2004); July 30 2004 (filed on August 2, 2004); September 26, 2004 (filed on October 19,
                                 2004); and November 16, 2004 (filed on November 17, 2004)

     CTS has supplied all information contained or incorporated by reference into this document relating to CTS and its respective affiliates.

     You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from CTS. You may also obtain these documents from the Securities and Exchange Commission or through the Securities and Exchange Commission's website described above. Documents incorporated by reference are available from CTS without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from CTS at the following address and telephone number:

                                CTS Corporation
                            905 West Boulevard North
                             Elkhart, Indiana 46514
                         Attention: Investor Relations
                                 (574) 293-7511

     If you would like to request documents, please do so by [          ] to
receive them before the SMTEK special meeting. If you request any of these documents from CTS, CTS will mail them to you by first-class mail, or similar means.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT IN VOTING YOUR SHARES AT THE SMTEK SPECIAL MEETING. CTS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED [
          ], 2004. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE DOCUMENT IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SMTEK STOCKHOLDERS NOR THE ISSUANCE OF CTS COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

SMTEK SECURITIES AND EXCHANGE COMMISSION FILINGS

COMMISSION FILE NO. 1-08101                                    PERIOD
---------------------------                                    ------
Annual Report on Form 10-K and 10-K/A   Year ended June 25, 2004 (filed on September 2,
                                        2004) (including the information set forth under
                                        Item 1, Item 5, Item 6, Item 7, Item 7A, Item 9 and
                                        Note 13 to SMTEK's consolidated financial statements
                                        set forth in the Annual Report); and year ended June
                                        25, 2004 (filed on October 22, 2004)
Quarterly Reports on Form 10-Q          Quarter ended September 24, 2004 (filed on November
                                        8, 2004) (including the financial information set
                                        forth in Part I, Item 1 of the Quarterly Report)
Current Reports on Form 8-K             September 30, 2004 (filed on October 5, 2004);
                                        September 18, 2004 (filed on October 7, 2004);
                                        October 12, 2004 (filed on October 12, 2004); and
                                        November 16, 2004 (filed on November 17, 2004)

     SMTEK has supplied all information contained or incorporated by reference into this document relating to SMTEK and its respective affiliates.

     You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from SMTEK. You may also obtain these documents from the Securities and Exchange Commission or through the Securities and Exchange Commission's website described above. Documents incorporated by referenced are available from SMTEK without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from SMTEK at the following address and telephone number:

                           SMTEK International, Inc.
                               200 Science Drive
                           Moorpark, California 93021
                            Attn: Investor Relations
                              (805) 532-2800 x111

     If you would like to request documents, please do so by [          ] to
receive them before the SMTEK special meeting. If you request any of these documents from SMTEK, SMTEK will mail them to you by first-class mail, or similar means.

     Accompanying this document are copies of SMTEK's Annual Report on Form 10-K for the fiscal year ended June 25, 2004, SMTEK's Annual Report on Form 10-K for the fiscal year ended June 25, 2004, as amended, and SMTEK's Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT IN VOTING YOUR SHARES AT THE SMTEK SPECIAL MEETING. SMTEK HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED
[          ], 200[          ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THE DOCUMENT IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SMTEK STOCKHOLDERS NOR THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           SMTEK INTERNATIONAL, INC.,

                           CARDINAL ACQUISITION, INC.

                                      AND

                                CTS CORPORATION

                         DATED AS OF NOVEMBER 16, 2004

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I     THE MERGER..................................................   A-9
  Section
  1.1         The Merger..................................................   A-9
  Section
  1.2         Closing.....................................................   A-9
  Section
  1.3         Effective Time..............................................   A-9
  Section
  1.4         Effects of the Merger.......................................  A-10
  Section
  1.5         Certificate of Incorporation and By-laws....................  A-10
  Section
  1.6         Directors and Officers of the Surviving Corporation.........  A-10

ARTICLE II    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
              CORPORATIONS; SURRENDER OF CERTIFICATES AND PAYMENT.........  A-10
  Section
  2.1         Effect on Capital Stock.....................................  A-10
         (a)  Merger Sub's Common Stock...................................  A-11
         (b)  Cancellation of Treasury Stock and Owned Stock..............  A-11
         (c)  Conversion of Company Common Stock..........................  A-11
  Section
  2.2         Exchange of Certificates....................................  A-11
         (a)  Exchange Agent..............................................  A-11
         (b)  Exchange Procedures.........................................  A-11
         (c)  Dividends; Other Distributions..............................  A-12
         (d)  No Further Ownership Rights in Company Common Stock.........  A-12
         (e)  No Fractional Shares........................................  A-12
         (f)  Termination of Exchange Fund................................  A-13
         (g)  No Liability................................................  A-13
         (h)  Investment of Exchange Fund.................................  A-13
         (i)  Lost Certificates...........................................  A-13
  Section
  2.3         Certain Adjustments.........................................  A-13
  Section
  2.4         Dissenters' Rights..........................................  A-13
  Section
  2.5         Further Assurances..........................................  A-14
  Section
  2.6         Withholding Rights..........................................  A-14

ARTICLE III   REPRESENTATIONS AND WARRANTIES..............................  A-14
  Section
  3.1         Representations and Warranties of Company...................  A-14
         (a)  Organization, Standing and Corporate Power..................  A-14
         (b)  Subsidiaries................................................  A-14
         (c)  Capital Structure...........................................  A-15
         (d)  Authority; Noncontravention.................................  A-15
         (e)  SEC Reports and Financial Statements; Undisclosed
              Liabilities; Internal Controls..............................  A-16
         (f)  Information Supplied........................................  A-17
         (g)  Absence of Certain Changes or Events........................  A-17
         (h)  Compliance with Applicable Laws; Litigation.................  A-18
         (i)  Employee Benefit Plans......................................  A-18
         (j)  Taxes.......................................................  A-21
         (k)  Environmental Matters.......................................  A-22
         (l)  Real Property; Assets.......................................  A-24
         (m)  Intellectual Property.......................................  A-25

                                                                            PAGE
                                                                            ----
         (n)  Labor Agreements and Employee Issues........................  A-25
         (o)  Certain Contracts...........................................  A-26
         (p)  Insurance...................................................  A-26
         (q)  Acquisitions and Divestitures...............................  A-27
         (r)  Affiliate Transactions......................................  A-27
         (s)  Voting Requirement..........................................  A-27
         (t)  State Takeover Statutes.....................................  A-27
         (u)  Opinion of Financial Advisor................................  A-27
         (v)  Brokers.....................................................  A-28
  Section
  3.2         Representations and Warranties of Parent and Merger Sub.....  A-28
         (a)  Organization, Standing and Corporate Power..................  A-28
         (b)  Authority; Noncontravention.................................  A-28
         (c)  SEC Reports and Financial Statements; Undisclosed
              Liabilities; Internal Controls..............................  A-28
         (d)  Information Supplied........................................  A-29
         (e)  Compliance with Applicable Laws; Litigation.................  A-30
         (f)  Available Funds.............................................  A-30

ARTICLE IV    COVENANTS RELATING TO CONDUCT OF BUSINESS...................  A-30
  Section
  4.1         Conduct of Business.........................................  A-30
         (a)  Conduct of Business by the Company..........................  A-30
         (b)  Other Actions...............................................  A-32
         (c)  Advice of Changes...........................................  A-32
  Section
  4.2         No Solicitation by the Company..............................  A-32
         (a)  Company Takeover Proposal...................................  A-32
         (b)  Definitions.................................................  A-33
         (c)  Actions by the Company......................................  A-33
         (d)  Notice of Company Takeover Proposal.........................  A-34
         (e)  Rule 14e-2(a), Rule 14d-9 and Other Applicable Law..........  A-34
         (f)  Return or Destruction of Confidential Information...........  A-34

ARTICLE V     ADDITIONAL AGREEMENTS.......................................  A-34
  Section
  5.1         Preparation of the Form S-4 Proxy Statement; Stockholders
              Meeting.....................................................  A-34
         (a)  Form S-4 Proxy Statement....................................  A-34
         (b)  Stockholders Meeting........................................  A-35
  Section
  5.2         Letters of the Company's Accountants........................  A-35
  Section
  5.3         Letters of Parent's Accountants.............................  A-35
  Section
  5.4         Access to Information; Confidentiality......................  A-35
  Section
  5.5         Reasonable Best Efforts; Cooperation........................  A-35
         (a)  Reasonable Best Efforts.....................................  A-35
         (b)  No Takeover Statutes Apply..................................  A-36
         (c)  Significant Developments....................................  A-36
         (d)  Stockholders Agreement......................................  A-36
  Section
  5.6         Stock Options, Warrants and Restricted Stock................  A-36

                                                                            PAGE
                                                                            ----
  Section
  5.7         Indemnification.............................................  A-36
         (a)  Rights Assumed by Surviving Corporation.....................  A-36
         (b)  Successors and Assigns of Surviving Corporation.............  A-36
         (c)  Continuing Coverage.........................................  A-37
         (d)  Intended Beneficiaries......................................  A-37
  Section
  5.8         Public Announcements........................................  A-37
  Section
  5.9         Affiliates..................................................  A-37
  Section
  5.10        NYSE Listing................................................  A-37
  Section
  5.11        Stockholder Litigation......................................  A-37
  Section
  5.12        Standstill Agreements; Confidentiality Agreements...........  A-37
  Section
  5.13        Transition..................................................  A-38
  Section
  5.14        Section 16(b)...............................................  A-38
  Section
  5.15        Employee Benefit Matters....................................  A-38
         (a)  Company Benefit Plans.......................................  A-38
         (b)  Affected Employees..........................................  A-38
         (c)  New Plans...................................................  A-38

ARTICLE VI    CONDITIONS PRECEDENT........................................  A-39
  Section
  6.1         Conditions to Each Party's Obligation to Effect the
              Merger......................................................  A-39
         (a)  Stockholder Approval........................................  A-39
         (b)  Governmental and Regulatory Approvals.......................  A-39
         (c)  No Injunctions or Restraints................................  A-39
         (d)  Form S-4....................................................  A-39
         (e)  NYSE Listing................................................  A-40
  Section
  6.2         Conditions to Obligations of Parent and Merger Sub..........  A-40
         (a)  Representations and Warranties..............................  A-40
         (b)  Performance of Obligations of the Company...................  A-40
         (c)  Officer's Certificate.......................................  A-40
  Section
  6.3         Conditions to Obligations of the Company....................  A-40
         (a)  Representations and Warranties..............................  A-40
         (b)  Performance of Obligations of Parent and Merger Sub.........  A-40
         (c)  Officer's Certificate.......................................  A-40
  Section
  6.4         Frustration of Closing Conditions...........................  A-40

ARTICLE VII   TERMINATION.................................................  A-40
  Section
  7.1         Termination.................................................  A-40
         (a)  Termination by Mutual Consent...............................  A-41
         (b)  Termination by Parent or the Company........................  A-41
         (c)  Termination by Parent.......................................  A-41
         (d)  Termination by the Company..................................  A-41
  Section
  7.2         Effect of Termination.......................................  A-41
  Section
  7.3         Fees and Expenses...........................................  A-42
         (a)  Division of Fees and Expenses...............................  A-42
         (b)  Event of Termination........................................  A-42
         (c)  Failure to Pay Transaction Fee..............................  A-42

                                                                            PAGE
                                                                            ----

ARTICLE VIII  GENERAL PROVISIONS..........................................  A-42
  Section
  8.1         Nonsurvival of Representations and Warranties...............  A-42
  Section
  8.2         Notices.....................................................  A-42
  Section
     8.3      Interpretation..............................................  A-43
  Section
     8.4      Counterparts................................................  A-44
  Section
     8.5      Entire Agreement; No Third-Party Beneficiaries..............  A-44
  Section
     8.6      Governing Law...............................................  A-44
  Section
     8.7      Assignment..................................................  A-44
  Section
     8.8      Consent to Jurisdiction.....................................  A-45
  Section
     8.9      Specific Enforcement........................................  A-45
  Section
     8.10     Amendment...................................................  A-45
  Section
     8.11     Extension; Waiver...........................................  A-45
  Section
     8.12     Severability................................................  A-45

                                    EXHIBITS

Exhibit A...................................................   A-1

                             TABLE OF DEFINED TERMS

TERM                                                          PAGE
----                                                          ----
ACQUISITION AGREEMENT.......................................   33
ADJUSTMENT EVENT............................................    7
AFFILIATE...................................................   47
AGREEMENT...................................................    1
BUSINESS DAY................................................    2
CASH CONSIDERATION..........................................    3
CASH ELECTION...............................................    3
CERTIFICATE OF MERGER.......................................    2
CLOSING.....................................................    2
CLOSING DATE................................................    2
CLOSING VWAP................................................    3
CODE........................................................    8
COMPANY.....................................................    1
COMPANY ADVERSE RECOMMENDATION CHANGE.......................   33
COMPANY BENEFIT PLANS.......................................   13
COMPANY CERTIFICATE.........................................    3
COMPANY COMMON STOCK........................................    1
COMPANY CONTRACT............................................   24
COMPANY DISCLOSURE LETTER...................................    8
COMPANY ENTITIES............................................    8
COMPANY SEC DOCUMENTS.......................................   11
COMPANY STOCK OPTIONS.......................................    9
COMPANY STOCK PLANS.........................................    9
COMPANY SUBSIDIARIES........................................    8
COMPANY SUBSIDIARY..........................................    8
COMPANY TAKEOVER PROPOSAL...................................   33
COMPANY WARRANTS............................................    9
CONFIDENTIALITY AGREEMENT...................................   36
DGCL........................................................    1
DISSENTING SHARES...........................................    7
DISSENTING STOCKHOLDER......................................    7
EFFECTIVE TIME..............................................    2
EMPLOYEE....................................................   17
ENVIRONMENT.................................................   20
ENVIRONMENTAL CLAIM.........................................   20
ENVIRONMENTAL CONDITION.....................................   21
ENVIRONMENTAL LAWS..........................................   20
ENVIRONMENTAL PERMIT........................................   21
ERISA.......................................................   14
ERISA AFFILIATE.............................................   14
EXCHANGE ACT................................................    8
EXCHANGE AGENT..............................................    4

TERM                                                          PAGE
----                                                          ----
EXCHANGE FUND...............................................    4
EXCHANGE RATIO..............................................    3
FOREIGN PLAN................................................   13
FORM S-4....................................................   12
GAAP........................................................   11
GOVERNMENTAL ENTITY.........................................   10
HAZARDOUS SUBSTANCE.........................................   20
INDEMNIFIED PARTIES.........................................   38
INTELLECTUAL PROPERTY.......................................   22
KNOWLEDGE...................................................   47
LAW.........................................................   21
LEASED REAL PROPERTY........................................   21
LEASES......................................................   21
LIENS.......................................................   47
MATERIAL ADVERSE CHANGE.....................................   47
MATERIAL ADVERSE EFFECT.....................................   47
MAXIMUM EXCHANGE RATIO......................................    4
MERGER......................................................    1
MERGER CONSIDERATION........................................    3
MERGER SUB..................................................    1
MERGER SUB COMMON STOCK.....................................    3
MULTIEMPLOYER PLAN..........................................   16
MULTIPLE EMPLOYER PLAN......................................   16
NOTICE OF ADVERSE RECOMMENDATION............................   33
NYSE........................................................    4
OWNED REAL PROPERTY.........................................   21
PARENT......................................................    1
PARENT COMMON STOCK.........................................    3
PARENT SEC DOCUMENTS........................................   27
PBGC........................................................   15
PCBS........................................................   20
PERMITS.....................................................   13
PERSON......................................................   47
POST-CLOSING TAX PERIOD.....................................   17
POST-SIGNING VWAP...........................................    4
PRE-CLOSING TAX PERIOD......................................   17
PREFERRED STOCK.............................................    9
PROXY STATEMENT.............................................   10
RECENT SEC REPORTS..........................................   18
RELEASE.....................................................   20
REPRESENTATIVES.............................................   32
RESTRAINTS..................................................   41
SEC.........................................................   10
SECURITIES ACT..............................................   11

TERM                                                          PAGE
----                                                          ----
STOCK CONSIDERATION.........................................    3
STOCK VALUE.................................................    3
STOCKHOLDER APPROVAL........................................   25
STOCKHOLDERS AGREEMENT......................................    1
STOCKHOLDERS MEETING........................................   35
SUBSIDIARY..................................................   48
SUPERIOR PROPOSAL...........................................   32
SURVIVING CORPORATION.......................................    2
TAKEOVER STATUTE............................................   25
TAX.........................................................   18
TAX RETURN..................................................   18
TAXES.......................................................   18
TERMINATION DATE............................................   43
TERMINATION FEE.............................................   45
TRADING DAY.................................................    4
TRANSFEREE..................................................    4
WARRANT AGREEMENTS..........................................    9

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of November 16, 2004, by and among CTS Corporation, an Indiana corporation ("PARENT"), Cardinal Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and SMTEK International, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger of Merger Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby the separate corporate existence of Merger Sub shall cease and each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK"), other than Dissenting Shares and any shares of Company Common Stock owned by Parent or any direct or indirect subsidiary of Parent or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration as provided in Section 2.1 of this Agreement;

     WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders;

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, as a material inducement for Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a stockholders agreement with Parent (the "STOCKHOLDERS AGREEMENT"), which includes, among other things, an irrevocable proxy granting to Parent the right to vote all of the Company Common Stock of such Company stockholders in favor of the adoption and approval of this Agreement and the Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. In accordance with the DGCL, Merger Sub will be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub will thereupon cease. Following the Effective Time, the Company will be the surviving corporation (the "SURVIVING CORPORATION").

     SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which is to be no later than the second Business Day after satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI, unless another time or date is agreed to by the parties to this Agreement. The Closing will be held at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, or such other location to which the parties to this Agreement agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." "Business Day" means any day other than Saturday, Sunday or any federal holiday.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the terms of this Agreement and (ii) make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company, Parent and Merger Sub agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is hereinafter referred to as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 Certificate of Incorporation and By-laws. The certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation and will be amended as of the Effective Time to read in its entirety like the certificate of incorporation of Merger Sub except that Article First of such certificate of incorporation will read in its entirety as follows: "The name of the Corporation is SMTEK International, Inc." until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately before the Effective Time, will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by the certificate of incorporation or by applicable Law.

     SECTION 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
              CORPORATIONS; SURRENDER OF CERTIFICATES AND PAYMENT

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

          (a) Merger Sub's Common Stock. Each share of Merger Sub's common stock, par value $0.01 per share ("MERGER SUB COMMON STOCK"), outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Owned Stock. Each share of Company Common Stock that is owned by Parent or any direct or indirect subsidiary of Parent immediately prior to the Effective Time and any Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares that are owned by Dissenting Stockholders that have properly exercised appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive (i) a number of fully paid, non-assessable shares of common stock, no par value, of Parent ("PARENT COMMON STOCK") equal to the Exchange Ratio (the "STOCK CONSIDERATION"), and
     (ii) $10.725 in cash without interest from Parent (the "CASH CONSIDERATION" and, together with the Stock Consideration, the "MERGER CONSIDERATION"). The "EXCHANGE RATIO" shall be equal to the Stock Value divided by the Closing VWAP; provided, however, that the Exchange Ratio shall be less than the Maximum

     Exchange Ratio. If the Exchange Ratio would have been equal to or greater than the Maximum Exchange Ratio but for the proviso in the previous sentence, then the Company may, in its sole discretion, require that, in lieu of the Stock Consideration, Parent make a cash payment in an amount equal to the Stock Value (as calculated below) in addition to the Cash Consideration (the "CASH ELECTION"), and the term Merger Consideration shall include this cash payment as opposed to the Stock Consideration. All Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such Company Common Stock ("COMPANY CERTIFICATE") shall thereafter cease to have any rights with respect to such Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Company Certificate. "STOCK VALUE" means the sum of (x) $3.575 plus
     (y) 0.25 multiplied by the Post-Signing VWAP minus (z) 0.25 multiplied by $13.4329; provided, however, that the Stock Value shall not be less than $3.475 or greater than $4.275. "CLOSING VWAP" means the volume weighted average price of Parent Common Stock for the 20 consecutive Trading Days in the period ending on the Trading Day immediately prior to the Closing Date, as reported by Bloomberg, Inc. "MAXIMUM EXCHANGE RATIO" means 0.199 multiplied by a fraction, the numerator of which is the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time and the denominator of which is the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time. "POST-SIGNING VWAP" means the volume weighted average price of Parent Common Stock for the 20 consecutive Trading Days in the period beginning on the Trading Day immediately following the date of this Agreement, as reported by Bloomberg, Inc. "TRADING DAY" means a day on which the New York Stock Exchange, Inc. ("NYSE") is open for trading and on which the Parent Common Stock was traded.

     SECTION 2.2  Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, Parent will designate a national bank or trust company to act as agent of Parent for purposes of, among other things, mailing and receiving transmittal letters and distributing the Merger Consideration to the Company stockholders (the "EXCHANGE AGENT"). As of the Effective Time, Parent and the Exchange Agent shall enter into an agreement which will provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash and certificates representing the shares of Parent Common Stock (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash proceeds thereof being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures.

     (i) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Company Certificate whose shares of Company Common Stock were converted into the right to receive Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration.

     (ii) After the Effective Time, and upon surrender in accordance with
Section 2.2(b)(i) of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e), and the Company Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the "Transferee") if such Company Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Company Certificate or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Company Certificate pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e). No interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

     (c) Dividends; Other Distributions. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby, and, in the case of Company Certificates representing Company Common Stock, no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Company Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there will be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and, in the case of Company Certificates representing Company Common Stock, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and all Cash Consideration paid upon the surrender for exchange of Company Certificates in accordance with the terms of this
Article II (including any cash paid pursuant to Section 2.2(c) and Section 2.2(e)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Company Certificates, subject, however, to Parent's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.

     (e) No Fractional Shares.

     (i) No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates, no dividend or distribution of Parent will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

     (ii) In lieu of the issuance of fractional shares, the Exchange Agent shall sell such number of whole shares of Parent Common Stock in the open market in order to pay each holder of Company Common Stock entitled to receive a fractional share of Parent Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Closing VWAP.

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Certificates for six months after the Effective Time will be delivered to Parent, upon demand, and any holders of the Company Certificates who have not theretofore complied with this
Article II may thereafter look only to Parent for payment of their claim for Stock Consideration, Cash Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

     (g) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

     (i) Lost Certificates. If any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to this Agreement.

     SECTION 2.3 Certain Adjustments. If after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an "ADJUSTMENT EVENT"), each of the Exchange Ratio, Stock Consideration and the Cash Consideration will be adjusted accordingly, without duplication, to provide to the holders of Company Common Stock the same economic effect and percentage ownership of Parent Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, stock split, subdivision, combination, exchange or dividend or similar event.

     SECTION 2.4 Dissenters' Rights. Shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares (a "Dissenting Stockholder") withdraws his demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws (in accordance with Section 262(k) of the DGCL) his, her or its demand for such appraisal or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder's Dissenting Shares will cease to be a Dissenting Share and will be converted into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders' rights of appraisal. Parent and the Company shall cooperate in conducting all negotiations and proceedings with respect to demand for appraisal under the DGCL; provided, however, that Parent shall control all financial settlements with respect to such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, compromise or offer to settle or settle any such demands or approve any withdrawal of any such demands.

     SECTION 2.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 2.6 Withholding Rights. The Surviving Corporation, Parent or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of Company. Except as set forth (i) on the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE LETTER"), or (ii) in the Company SEC Documents (as defined below) filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-laws, each as amended to date.

          (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Letter, sets forth all the subsidiaries of the Company (each a "COMPANY SUBSIDIARY,"collectively, the "COMPANY SUBSIDIARIES," and together with the Company, the "COMPANY ENTITIES"), specifying those that are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")). All outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries (excluding SMTEK International (Thailand) Limited) are beneficially owned, directly or indirectly, by the Company. The Company owns 4,999,992 shares of capital stock of SMTEK International (Thailand) Limited, constituting at least 99% of all outstanding shares of capital stock or other equity interests of SMTEK International (Thailand) Limited. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any person.

          (c) Capital Structure. The authorized capital stock of the Company consists entirely of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("PREFERRED STOCK"), of which 250,000 shares have been designated as Series A Preferred Stock. At the close of business on November 15, 2004: (i) 2,700,745 shares of Company Common Stock were issued and outstanding, no shares of restricted stock were issued and outstanding and no shares of Company Common Stock were held in the treasury of the Company; (ii) no shares of Series A Preferred Stock were issued or outstanding, (iii) 308,710 shares of Company Common Stock were subject to outstanding employee or director stock options to purchase Company Common Stock or other common stock awards granted under the Amended and Restated 1996 Stock Incentive Plan, effective June 10, 1996, 60,305 shares of Company Common Stock were subject to outstanding employee or director stock options to purchase Company Common Stock or other common stock awards granted under the Amended and Restated 1998 Non-Employee Directors Stock Plan, and 258,814 shares of company Common Stock were subject to outstanding employee or director stock options to purchase Company Common Stock or other common stock awards granted under the 2003 Equity Incentive Plan, effective November 13, 2003, (such stock plans, collectively, the "COMPANY STOCK PLANS" and such stock options, collectively, the "COMPANY STOCK OPTIONS"), and (iv) 15,000 shares of Company Common Stock were subject to outstanding warrants (the "COMPANY WARRANTS") to purchase Company Common Stock under a warrant agreement (the "WARRANT AGREEMENTS"). Section 3.1(c) of the Company Disclosure Letter sets forth the holders of all outstanding Company Stock Options, restricted stock, performance shares or units, deferred shares, stock units and other stock awards and the number, exercise prices, vesting schedules, performance targets, expiration dates and other forfeiture provisions of each grant to such holders. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights. Except as set forth in this
     Section 3.1(b), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any Company Subsidiary, (B) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary and (ii) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any such securities. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any Company Subsidiary or assets or calculated in accordance therewith.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Stockholder Approval. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Company Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company Entities under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Company Entities or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company and that would not prevent or materially delay consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "GOVERNMENTAL ENTITY") or any third party is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "PROXY STATEMENT") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, including but not limited to a filing on Form 8-K announcing the transactions contemplated by this Agreement; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the consents, approvals, orders or authorizations set forth on Section 3.1(d) of the Company Disclosure Letter; and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company and would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (e) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

          (i) The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, with the SEC since January 1, 2001 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP")

     (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Company Subsidiary is required to make any filings with the SEC. Except (A) as reflected in such financial statements or in the notes thereto or (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

          (iii) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company's system of internal controls described in the following sentence. As and to the extent described in the Company SEC Documents, the Company and the Company Subsidiaries have devised and maintain a system of internal controls and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, (B) has disclosed within the Company SEC Documents any change in the Company's internal control over financial reporting that has materially affected or is reasonably likely to materially affect the Company's internal control over financial reporting, and (C) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and
     (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors or audit committee of the Company's Board of Directors since January 1, 2003.

          (f) Information Supplied. The information supplied or to be supplied by the Company in writing and designated specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "FORM S-4") will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Since June 25, 2004, (i) each of the Company Entities has conducted its respective operations only in the ordinary course consistent with past practice, (ii) there has not been a material adverse change relating to the Company, (iii) none of the Company Entities has taken action that if taken after the date of this Agreement would constitute a violation of Section 4.1(a), (iv) except in connection with or as expressly permitted in this Agreement, no Company Entity has incurred nor will there have arisen any liabilities (direct, contingent or otherwise) material to the Company Entities, taken as a whole, and (v) no Company Entity has engaged in any material transaction or entered into any material agreement or commitments outside the ordinary course of business (except for the transactions contemplated by this Agreement).

          (h) Compliance with Applicable Laws; Litigation.

          (i) The operations of the Company Entities have not been and are not being conducted in violation of any Law (including, but not limited to, the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) or any Permit, except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received any written notice, or has knowledge of any claim, alleging any such violation.

          (ii) The Company Entities hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other persons necessary for the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. None of the Company Entities has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

          (iii) No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case, with respect to the Company or any Company Subsidiary or any of their respective properties is pending or, to the knowledge of the Company, threatened.

          (i) Employee Benefit Plans.

          (i) Section 3.1(i)(i) of the Company Disclosure Letter sets forth a true and complete list of (A) each United States bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other material employee benefit plan, agreement, arrangement or understanding maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute, and (B) each change of control agreement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the "COMPANY BENEFIT PLANS"). For purposes of this Agreement, the term "FOREIGN PLAN" refers to each plan, agreement, arrangement or understanding that is subject to or governed by the Laws of any jurisdiction other than the United States and that would have been treated as a Company Benefit Plan had it been a United States plan, agreement, arrangement or understanding. Section 3.1(i)(i) of the Company Disclosure Letter sets forth a true and correct list of the Foreign Plans. Neither the Company nor any Company Subsidiary has any material liability with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Company Benefit Plans and the Foreign Plans.

          (ii) Each Company Benefit Plan has been administered in accordance with its terms, all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Company Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. The Company and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the knowledge of the Company, there exists no facts or circumstances that have caused or could reasonably be expected to cause a failure to be so qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code, except for any such failure that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All contributions to, and payments from, the Company Benefit Plans that are required to have been made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company. All trusts providing funding for Company Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither the Company, any Company Subsidiary, any Company Benefit Plan nor such trust or fund is subject to any material taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans has provided any "disqualified benefit" (as defined in Section 4976(b)(1) of the Code) for which the Company or any Company Subsidiary has or had any liability for the excise tax imposed by Section 4976 of the Code which will not be fully satisfied prior to Closing.

          (iii) Neither the Company nor any trade or business, whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate") has incurred any material liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code that will not be fully satisfied prior to the Closing, and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability. No Company Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of
     Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Company Benefit Plan, nor has any lien in favor of any Company Benefit Plan arisen under
     Section 412(n) of the Code or Section 302(f) of ERISA. Neither the Company nor any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code. With respect to each Company Benefit Plan that is subject to Title IV or
     Section 302 of ERISA or Section 412 or 4971 of the Code, the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested), based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Company Benefit Plan does not exceed the fair market value of the assets of such Company Benefit Plan by a material amount. With respect to each Company Benefit Plan that is subject to Title IV of ERISA, there has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion (other than reportable events with respect to which the 30-day notice requirement has been waived), as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation (the "PBGC") to institute termination proceedings with respect to such Company Benefit Plan.

          (iv) No Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by Law, and with respect to any Company Benefit Plan set forth on Section 3.1(i)(iv) of the Company Disclosure Letter, the Company and the Company Subsidiaries have reserved all rights necessary to amend or terminate each of such plans without the consent of any other person.

          (v) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

          (vi) Neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the reimbursement of excise taxes under
     Section 4999 of the Code or any income taxes under the Code. The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Company Subsidiary under any Company Benefit Plan.

          (vii) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan, including, without limitation, all Company Benefit Plan documents and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

          (viii) No Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that will not be fully satisfied prior to Closing. None of the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates would incur any material withdrawal liability (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) if the Company, the Company Subsidiaries or any of their respective ERISA Affiliates withdrew (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) on the Closing Date from each Multiemployer Plan to which the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has an obligation to contribute on the date of this Agreement. To the knowledge of the Company, no Multiemployer Plan to which the Company, the Company Subsidiaries or any of their respective ERISA Affiliates contributes is in reorganization (within the meaning of Section 4241 of ERISA) or is reasonably likely to commence reorganization.

          (ix) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to the Company's knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any Company

     Subsidiaries to the PBGC, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Company Benefit Plan or any participant in a Company Benefit Plan.

          (x) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that would result in a material liability or excise tax under ERISA or the Code being imposed on the Company or any of the Company Subsidiaries.

          (xi) With respect to any insurance policy that has, or does, provide funding for benefits under any Company Benefit Plan, no insurance company issuing any such policy is, to the knowledge of the Company, in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any such insurer are imminent.

          (xii) With respect to each Foreign Plan: (A) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (B) each Foreign Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, and has been maintained and operated in accordance with its terms and applicable Law, except for any failures to do so that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company; (C) the fair market value of the assets of each funded Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, are not materially less than the amount necessary to procure or provide for the liability for accrued benefits with respect to those current and former employees of the Company and the Company Subsidiaries that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to, or the funded status or book reserve of, such Foreign Plans; (D) each Foreign Plan complies with all applicable Laws, except for any failures to do so that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company; (E) all contributions required to have been made to such Foreign Plan have been timely made; and (F) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened.

          (xiii) For purposes of this Section 3.1(i), the term "employee" will be considered to include individuals rendering personal services to the Company or any Company Subsidiary as independent contractors.

          (j) Taxes. (i) The Company and each Company Subsidiary has filed all Tax Returns required to be filed, and all such returns are materially complete and accurate; (ii) the Company and each Company Subsidiary has paid all Taxes due; (iii) there are no pending, or, to the knowledge of the Company threatened, audits, examinations, investigations or other proceedings in respect of Taxes relating to the Company or any Company Subsidiary; (iv) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (v) neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law as a transferee or successor, by contract, or otherwise); (vi) neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes; (vii) neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Tax period ending after the Closing Date (a "POST-CLOSING TAX PERIOD") under Section 481(c) of the Code (or any comparable provision of Law) as a result of a change in method of accounting for any Tax period (or portion thereof) ending prior to the Closing Date (a "PRE-CLOSING TAX PERIOD") or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company or any Company Subsidiary for any Pre-Closing Tax Period; (viii) the financial statements included in the Company SEC Documents reflect an adequate reserve for all Taxes for which the Company or any Company Subsidiary may be liable for all taxable periods and portions thereof through the date hereof; (ix) no person has granted any extension or waiver of the statute of limitations period applicable to any Tax of the Company or any Company Subsidiary or any affiliated, combined or unitary group of which the Company or any Company Subsidiary is or was a member, which period (after giving effect to such extension or waiver), extension or waiver has not yet expired; (x) neither the Company nor any Company Subsidiary has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; (xi) neither the Company nor any Company Subsidiary has participated in any transaction that has been identified by the Internal Revenue Service in published guidance as a reportable transaction; and (xii) the consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including June 30, 2002. As used in this Agreement, "TAX" or "TAXES" includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto. As used herein, "TAX RETURN" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

          (k) Environmental Matters.

          (i) Except as disclosed in the Company SEC Reports filed since June 25, 2004 (the "RECENT SEC REPORTS") or on Section 3.1(k) of the Company Disclosure Letter, or where noncompliance, individually or in the aggregate, will not have or result in a material adverse effect on the Company, the Company Entities are and have been for the past five years in compliance with all applicable Environmental Laws and Environmental Permits.

          (ii) Except as disclosed in the Recent SEC Reports or on Section 3.1(k)(ii) of the Company Disclosure Letter, there are no written (or, to the knowledge of the Company, other) Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary and, to the knowledge of the Company, there are no existing conditions, circumstances or facts which would reasonably be expected to give rise to an Environmental Claim that would reasonably be expected to have or result in a material adverse effect on the Company.

          (iii) The Company has set forth on Section 3.1(k)(iii) of the Company Disclosure Letter all material information, including such studies, reports, correspondence, notices of violation, requests for information, audits, analyses and test results and any other documents, in the possession, custody or control of or otherwise known and available to the Company Entities relating to (A) the Company Entities' compliance or noncompliance with Environmental Laws and Environmental Permits for the past five years, or (B) Environmental Conditions on, under or about any of the properties or assets owned, leased, or operated by any of the Company Entities at the present time or for which any of the Company Entities would reasonably be expected to be responsible or liable.

          (iv) Except as disclosed in the Recent SEC Reports or on Section 3.1(k)(iv) of the Company Disclosure Letter, no Hazardous Substance (as defined below) has been generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned, leased or operated properties in violation of applicable Environmental Laws or Environmental Permits that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company and there have been no Releases of any Hazardous Substance in, on, under, from or affecting any currently or previously owned, leased or operated properties that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on the Company.

          (v) Except as disclosed in the Recent SEC Reports or on Section 3.1(k)(v) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

          (vi) To the knowledge of the Company, neither this Agreement nor the transactions contemplated hereby will result in any requirement for environmental disclosure, investigation, cleanup, removal or remedial action, or notification to or consent of any Governmental Entity or third party, with respect to any property owned, leased or operated by the Company or any Company Subsidiary, pursuant to any Environmental Law, including, without limitation, any so-called "property transfer law."

          (vii) Except as disclosed in the Recent SEC Reports or on Section 3.1(k)(vii) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has assumed, undertaken or otherwise become subject to any liability of any other person relating to or arising from Environmental Laws.

          (viii) Except as disclosed in the Recent SEC Reports or on Section 3.1(k)(viii) of the Company Disclosure Letter, to the knowledge of the Company, there are no currently proposed revisions to Environmental Laws by any Governmental Entity or upcoming requirements pursuant to Environmental Laws which, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the Company.

          (ix) Except as disclosed in the Recent SEC Reports or on Section 3.1(k)(ix) of the Company Disclosure Letter, there exist no Environmental Conditions relating to any currently or previously owned, leased or operated properties which, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the Company.

          (x) As used in this Agreement:

             (A) the term "ENVIRONMENT" means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, ambient air, indoor air or indoor air quality;

             (B) the term "ENVIRONMENTAL CLAIM" means any written or other claim, demand, suit, action, proceeding, order, investigation or notice to any of the Company Entities by any person alleging any potential liability (including, without limitation, potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (1) alleged noncompliance with any Environmental Law or Environmental Permit, (2) alleged injury or damage arising from exposure to Hazardous Substances, or (3) the presence, Release or threatened Release into the Environment, of any Hazardous Substance at or from any location, whether or not owned, leased or operated by the Company or any Company Subsidiary;

             (C) the term "ENVIRONMENTAL LAWS" means all Laws relating to (1) pollution or protection of the Environment, (2) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (3) threats to human health or ecological resources arising from exposure to Hazardous Substances, or (4) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the

        Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and any similar foreign, state or local Laws;

             (D) the term "HAZARDOUS SUBSTANCE" means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, toxic mold, radiation and radioactive materials, (2) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBS"), petroleum or petroleum-derived substances or wastes, leaded paints, or radon gas or related materials, (4) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (5) any substance that is regulated under any Environmental Law;

             (E) the term "RELEASE" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, placing and the like, or otherwise entering into the Environment (including, but not limited to, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances and any condition that results in exposure of a person to a Hazardous Substance);

             (F) the term "LAW" means any foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity;

             (G) the term "ENVIRONMENTAL PERMIT" means all Permits and the timely submission of applications for Permits, as required under Environmental Laws; and

             (H) the term "ENVIRONMENTAL CONDITION" means any contamination, damage, injury or other condition related to Hazardous Substances and includes, without limitation, any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, asbestos containing materials, lead paint or PCB-containing articles.

          (l) Real Property; Assets.

          (i) Section 3.1(l)(i) of the Company Disclosure Letter contains a true and complete list and brief description of each parcel of real property owned by the Company and the Company Subsidiaries (the "OWNED REAL PROPERTY"). The Company or a Company Subsidiary has good and marketable fee simple title to all such Owned Real Property.

          (ii) Section 3.1(l)(ii) of the Company Disclosure Letter contains a true and complete list and brief description of all real property leased by the Company and the Company Subsidiaries, all of which are hereinafter referred to as the "Leased Real Property." The Owned Real Property and Leased Real Property constitute all of the real property occupied or used by the Company and the Company Subsidiaries in connection with the operation of their respective businesses as currently conducted. The Company or a Company Subsidiary has a valid leasehold interest in or valid rights to all Leased Real Property. The Company has made available to Parent true and complete copies of all leases of the Leased Real Property (the "Leases"). No option, extension or renewal has been exercised under any Lease except options, extensions or renewals whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to Parent with the corresponding Lease. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all Leases to which it is a party and under which it is in occupancy, and all such Leases are in full force and effect. To the knowledge of the Company, the lessors under the Leases to which the Company or a Company Subsidiary is a party have complied in all material respects with the terms of their respective Leases. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Company.

          (iii) None of the Owned Real Property or Leased Real Property is subject to any Liens (whether absolute, accrued, contingent or otherwise).

          (iv) The Company has good and valid title to all properties, assets and rights relating to or used or held for use in connection with the business of the Company and such properties, assets and rights comprise all of the assets required for the conduct of the business of the Company as now being conducted. All such properties, assets and rights are in all material respects adequate for the purposes for which such assets are currently used or held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

          (m) Intellectual Property.

          (i) The term "INTELLECTUAL PROPERTY" means all of the following that is owned by, issued or licensed to Company or the Company Subsidiaries which is used in and material to the business of the Company or the Company Subsidiaries, including, without limitation, (A) all patents, trademarks, trade names, trade dress, assumed names, service marks, logos, copyrights registered with the U.S. Copyright Office or its foreign equivalents, Internet domain names and corporate names together with all applications, registrations, renewals and all goodwill associated therewith; (B) all trade secrets and confidential information (including, without limitation, customer lists, know-how, formulae, manufacturing and production processes, research, financial business information and marketing plans) owned or used by the Company or the Company Subsidiaries; (C) information technologies (including, without limitation, software programs, data and related documentation); and (D) other intellectual property rights and all copies and tangible embodiments of any of the foregoing in whatever form or medium. Section 3.1(m)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all Intellectual Property set forth in Clause
     (A) of this Section 3.1(m)(i).

          (ii) (A) the Company or the Company Subsidiaries own and possess all right, title and interest in and to, or have a valid and enforceable license to use, the Intellectual Property necessary for the operation of their respective businesses as currently conducted; (B) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is threatened, and, to the knowledge of the Company, there are no grounds for the same; (C) neither the Company nor any of the Company Subsidiaries has received any written notices of, or is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or other conflict with, any third party with respect to the Intellectual Property;
     (D) to the knowledge of the Company, neither the Company nor the Company Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and neither the Company nor any of the Company Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company's and the Company Subsidiaries' respective businesses as currently conducted. The Company has delivered to Parent prior to the date of this Agreement complete and correct copies of all licenses to use Intellectual Property.

          (iii) (A) The transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest of the Company and the Company Subsidiaries in and to the Intellectual Property; and (B) the Company or each of the Company Subsidiaries, as the case may be, has, consistent with reasonable business judgment, taken appropriate action to maintain and protect the Intellectual Property and, until the Effective Time, shall continue to maintain and protect the Intellectual Property so as to not materially adversely affect the validity or enforceability of the Intellectual Property.

          (n) Labor Agreements and Employee Issues. Section 3.1(n) of the Company Disclosure Letter sets forth a true and complete list of each collective bargaining agreement or other labor agreement with any union or labor organization to which the Company or any of the Company Subsidiaries is a party. The Company and Company Subsidiaries have provided true and complete copies of all collective bargaining agreements or other agreements identified in Section 3.1(n) of the Company Disclosure Letter. The Company and Company Subsidiaries are in material compliance with each of the collective bargaining agreements or other agreements identified in Section 3.1(n) of the Company Disclosure Letter. The

     Company is unaware of any effort, activity or proceeding of any labor organization (or representative thereof) to organize any of its or their employees that are not specifically identified in Section 3.1(n) of the Company Disclosure Letter. The Company and the Company Subsidiaries are not, and have not since January 1, 2003, been subject to any pending, or to the knowledge of the Company, threatened (i) unfair labor practice charges and/or complaint, (ii) grievance proceeding or arbitration proceeding arising under any collective bargaining agreement or other labor agreement identified in Section 3.1(n) of the Company Disclosure Letter, (iii) claim, suit, action or governmental investigation relating to employees, including but not limited to, discrimination, wrongful discharge, or violation of any state and/or federal statute relating to employment practices, (iv) strike, lockout or dispute, slowdown or work stoppage or (v) claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or any Company Subsidiary, except for the foregoing which, in the case of Clauses (i),
     (ii), (iii) and (iv), would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the Company. Neither the Company nor the Company Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or Company Subsidiaries.

          (o) Certain Contracts. Except as expressly permitted by Section 4.1(a), neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, executive officers or key employees, or with any consultants involving the payment of $50,000 or more per annum, (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed as an exhibit to or incorporated by reference in the Company SEC Reports, (iii) which materially limits the ability of the Company or any Company Subsidiary to compete in any line of business, in any geographic area or with any person, or which requires referrals of any business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would reasonably be expected to prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) for the distribution or resale of the products of the Company or any Company Subsidiary, (viii) with respect to indebtedness for borrowed money, including letters of credit, guaranties, indentures, swaps and similar agreements, in excess of $100,000, and (ix) with respect to capital expenditures or commitments, except as set forth on
     Section 4.1(a)(v) of the Company Disclosure Letter. The Company has previously made available to Parent complete and accurate copies of all Company Contracts. Each contract, arrangement, commitment or understanding of the type described in this Section 3.1(o), whether or not set forth on
     Section 3.1(o) of the Company Disclosure Letter, is referred to herein as a "COMPANY CONTRACT," and neither the Company nor any Company Subsidiary knows of, or has received written notice of, any violation of the above by any of the other parties thereto. All contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company (other than any wholly owned Company Subsidiary), on the one hand, and the Company or any Subsidiary of Company, on the other hand, are on terms no less favorable to the Company or to such Company Subsidiary than would be obtained with an unaffiliated third party on an arm's-length basis.

          (p) Insurance. The Company has delivered to Parent prior to the date of this Agreement complete and accurate copies of all insurance policies that are owned by the Company or any of the Company Subsidiaries or which names the Company or any of the Company Subsidiaries as an insured (or loss payee), including those which pertain to the Company's or any of the Company Subsidiaries' assets, employees or operations. All such insurance policies are in full force and effect, are in such amounts and cover such losses and risks as are consistent with industry practice and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and the Company Subsidiaries and all premiums due thereunder have been paid. Neither the

     Company nor any of the Company Subsidiaries has received notice of cancellation of any such insurance policies.

          (q) Acquisitions and Divestitures. Set forth on Section 3.1(q) of the Company Disclosure Letter is a brief description of each acquisition and divestiture of a business or product line made by the Company or any Company Subsidiary since January 1, 2001.

          (r) Affiliate Transactions. Other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries, no director, officer or other affiliate (as hereinafter defined) of the Company or any "associate" (as hereinafter defined) of any director, officer or other affiliate of the Company, directly or indirectly, has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Company Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary. For purposes of this Section 3.1(r), the terms "affiliate" and "associate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Securities Exchange Act; provided, however, that for purposes of this Section 3.1(r), the term "associate" shall not include any corporation or organization of which any person is a beneficial owner of ten percent or more of any class of securities of such corporation or organization unless such person holds ten percent or more of such securities as of the date hereof.

          (s) Voting Requirement. The affirmative vote at the Stockholders Meeting of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby (the "STOCKHOLDER APPROVAL").

          (t) State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that no "fair price," "moratorium," "control share acquisition" or other anti-takeover Law (each, a "TAKEOVER STATUTE") (including the interested stockholder provisions codified in
     Section 203 of the DGCL) or any anti-takeover provision in the Company's Certificate of Incorporation or By-laws is applicable to this Agreement, the Merger, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement. No other Takeover Statute is applicable to this Agreement, the Merger, the Stockholders Agreement or the other transactions contemplated by this Agreement or the Stockholders Agreement. The Board of Directors of the Company has (i) duly and validly approved this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (iii) unanimously resolved to recommend to such stockholders that they vote in favor of the Merger and (iv) taken all corporate action required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated by this Agreement.

          (u) Opinion of Financial Advisor. The Company has received the opinion of Duff & Phelps, LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Company Common Stock, a signed copy of which opinion will be made available to Parent promptly after the date of this Agreement.

          (v) Brokers. Except for Duff & Phelps, LLC and Duff & Phelps Securities, LLC, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

     SECTION 3.2  Representations and Warranties of Parent and Merger
Sub. Except as set forth in the Parent SEC Documents (as defined below) filed prior to the date of this Agreement, each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

          (b) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the Articles of Incorporation or By-laws of Parent, (ii) conflict with the Certificate of Incorporation or By-laws of Merger Sub, (iii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent, Merger Sub or their respective properties or assets, or (iv) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to Parent, Merger Sub or their respective properties or assets, other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent or Merger Sub and that would not prevent or materially delay consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or third party is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing with the SEC of the Form S-4; (ii) the filing of the Certificate of Merger with the Secretary of the State of Delaware; and (iii) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Parent or Merger Sub and would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (c) SEC Reports and Financial Statements; Undisclosed Liabilities; Internal Controls.

          (i) Parent has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act and the Exchange Act, with the SEC since January 1, 2001 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the "PARENT SEC DOCUMENTS").

     As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) The financial statements of the Parent included in the Parent SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Parent subsidiary is required to make any filings with the SEC. Except (A) as reflected in such financial statements or in the notes thereto or (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any Parent subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect on Parent.

          (iii) The records, systems, controls, data and information of the Parent and the Parent subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Parent or the Parent subsidiaries or their accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Parent SEC Documents, the Parent and the Parent subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Parent's auditors and the audit committee of the Parent's Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Parent's ability to record, process, summarize and report financial data and has identified for the Parent's auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent's internal controls.

          (d) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing and designated specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (e) Compliance with Applicable Laws; Litigation.

          (i) The operations of the Parent and its subsidiaries (collectively, the "PARENT ENTITIES") have not been and are not being conducted in violation of any Law (including, but not limited to, the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) or any Permit, except where such violations, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent. None of the Parent Entities has received any written notice, or has knowledge of any claim, alleging any such violation.

          (ii) The Parent Entities hold all Permits necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent. None of the Parent Entities has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect on the Parent.

          (iii) No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case, with respect to any Parent Entity or any of their respective properties is pending or, to the knowledge of the Parent, threatened.

          (f) Available Funds. Parent and Merger Subsidiary have available to them, or, as of the Effective Time will have available to them, all funds necessary for the payment of the aggregate Cash Consideration and have funds available to them to satisfy all their obligations under this Agreement which are required to be complied with prior to the Closing.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1  Conduct of Business.

     (a) Conduct of Business by the Company. Except as set forth on Section 4.1(a) of the Company Disclosure Letter, except as otherwise contemplated by this Agreement or except as consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance with all applicable Laws and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers, distributors and other persons having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any Company Subsidiary to, except as set forth on Section 4.1(a) of the Company Disclosure Letter, except as otherwise contemplated by this Agreement or except as consented to in writing by Parent:

          (i) (A) other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except for issuances of Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans or in connection with other awards under the Company Stock Plans, in each case, outstanding as of the date of this Agreement, and in accordance with their present terms or (C) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the date of this Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans or in connection with other awards under the Company Stock Plans, in each case, outstanding as of the date of this Agreement, and in accordance with their present terms;

          (iii) (A) amend its certificate of incorporation or by-laws (or other comparable organizational documents) or (B) merge or consolidate with any person;

          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets involving more than $150,000 in the aggregate other than dispositions of inventory in the ordinary course of business consistent with past practice;

          (v) enter into commitments for capital expenditures except in accordance with the Company's capital expenditure plan set forth on Section 4.1(a)(v) of the Company Disclosure Letter, including with respect to timing and amount;

          (vi) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) other than indebtedness under the Company's existing line of credit with Wells Fargo, or (B) incur short-term indebtedness other than under lines of credit existing on the date of this Agreement;

          (vii) except as set forth on Section 4.1(a)(vii) of the Company Disclosure Letter (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former director, officer or, other than in the ordinary course of business consistent with past practice, employee or consultant;
     (B) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan or Foreign Plan; (C) enter into or amend any employment, bonus, severance, change in control, retention agreement or any similar agreement with any director, officer or, other than in the ordinary course of business consistent with past practice, employee or consultant or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director or, other than in the ordinary course of business consistent with past practice, employee or consultant of the Company or any Company Subsidiaries; or (D) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding Company Benefit Plan or Foreign Plan;

          (viii) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles);

          (ix) acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material amount of assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

          (x) except in the ordinary course of business consistent with past practice, make or rescind any express or deemed election or settle or compromise any claim or action relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes;

          (xi) satisfy any claims or liabilities, other than satisfaction in the ordinary course of business consistent with past practice;

          (xii) make any loans, advances or capital contributions to, or investments in, any other person, except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and except for employee advances for expenses in the ordinary course of business consistent with past practice;

          (xiii) other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any contract, (B) waive, release, relinquish or assign any contract (or any of the Company's or any Company Subsidiary's rights thereunder), right or claim, or (C) cancel or forgive any indebtedness owed to the Company or any Company Subsidiary; provided, however, that, subject to Section 5.12, the Company may not under any circumstance waive or release any of its rights under any confidentiality and/or standstill agreement to which it is a party; or

          (xiv) authorize, or commit or agree to take, any of the foregoing actions.

     (b) Other Actions. Except as required by Law, the Company, Parent and Merger Sub shall not, and, in the case of the Company, shall not permit any Company Subsidiary to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     (c) Advice of Changes. Each of the Company, Parent and Merger Sub shall promptly advise the other parties to this Agreement orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen would reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.2  No Solicitation by the Company.

     (a) Company Takeover Proposal. The Company shall, and shall cause the Company Subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by the Company or any of the Company Subsidiaries (collectively, "REPRESENTATIVES") to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal. From and after the date of this Agreement, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its or the Company Subsidiaries' Representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, a Company Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, at any time prior to obtaining the Stockholder Approval, in response to an unsolicited bona fide written Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result from a breach of this Section 4.2, the Company may, if and only to the extent that its Board of Directors determines in good faith (after consulting with outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the

Company under the DGCL, and subject to compliance with Section 4.2(c), (i) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided, however, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal.

     (b) Definitions. As used herein, (i) "SUPERIOR PROPOSAL" means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all of the combined voting power of the Company then outstanding or all or substantially all of the assets of the Company (A) that the Board of Directors of the Company determines in its good faith judgment (after consulting with and receipt of written advice from a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Company Takeover Proposal) and is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed, and (B) for which financing, to the extent required, is than committed and (ii) "COMPANY TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of the Company Subsidiaries, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of the Company Subsidiaries, or (D) any merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement.

     (c) Actions by the Company. Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a "COMPANY ADVERSE RECOMMENDATION CHANGE") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement, referred to in Section 4.2(a)) (an "ACQUISITION AGREEMENT"). Notwithstanding the foregoing, in the event that the Board of Directors of the Company receives a Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be a Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result from a breach of this Section 4.2, the Board of Directors of the Company may, if and only to the extent that the Board of Directors of the Company determines in good faith (after consulting with outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under the DGCL, make a Company Adverse Recommendation Change, if the Company provides written notice (a "NOTICE OF ADVERSE RECOMMENDATION") advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation).

     (d) Notice of Company Takeover Proposal. From and after the date of this Agreement, the Company shall promptly (but in any event within one calendar day) advise Parent and Merger Sub in writing of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a Company Takeover Proposal, or any request for nonpublic information relating to any of the Company Entities by any person that informs the Company or its Representatives that such person is considering making, or has made, a Company Takeover Proposal, or an inquiry from a person seeking to have discussions or negotiations relating to a possible Company Takeover Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the specific terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to Parent and Merger Sub a copy of any such written inquiry, request or proposal and copies of any information provided to or by any third party relating thereto, including copies of any subsequent material documentation or correspondence relating thereto.

     (e) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 4.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 (a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), such disclosure would be required under applicable Law; provided, however, that compliance with such rules and Laws shall not in any way limit or modify the effect that any action taken pursuant to such rules and Laws has under any other provision of this Agreement.

     (f) Return or Destruction of Confidential Information. The Company agrees that immediately following the execution of this Agreement it shall request each person which has heretofore executed a confidentiality agreement in connection with such person's consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person by or on the Company's behalf.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Preparation of the Form S-4 Proxy Statement; Stockholders Meeting.

     (a) Form S-4 Proxy Statement. As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use all reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

     (b) Stockholders Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") in accordance with Law, the Company's Certificate of Incorporation and the Company's By-laws for the purpose of obtaining the Stockholder Approval and shall, (i) through the Board of Directors of the Company, except as otherwise permitted by Section 4.2(c), recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption. Without limiting the generality of the foregoing, subject to its rights under Section 4.2(c), the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or its stockholders of any Company Takeover Proposal.

     SECTION 5.2 Letters of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent two letters from the Company's independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.3 Letters of Parent's Accountants. Parent shall use its reasonable best efforts to cause to be delivered to the Company two letters from Parent's independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.4 Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the Agreement, dated September 2, 2004, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and Merger Sub and their Representatives, full access, during normal business hours during the period prior to the Effective Time, to all of the Company Entities properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as Parent or Merger Sub may reasonably request. Parent and Merger Sub shall hold, and shall cause its respective Representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.5  Reasonable Best Efforts; Cooperation.

     (a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental

Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) take all action necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement will be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective subsidiaries if the Board of Directors of Parent determines that so doing would materially impair the benefit intended to be obtained by Parent in the Merger.

     (c) Significant Developments. The Company shall consult and cooperate with Parent with respect to significant developments in its business and shall give reasonable consideration to the Parent's views with respect thereto.

     (d) Stockholders Agreement. The Company shall use reasonable best efforts to cause The Gene Haas Trust DTD 3-9-99 to deliver to Parent a duly executed counterpart to the Stockholders Agreement promptly following the date of this Agreement.

     SECTION 5.6 Stock Options, Warrants and Restricted Stock. The parties hereto intend that neither Parent, Merger Subsidiary nor Surviving Corporation shall assume any Company Stock Options or Company Warrants in connection with the transactions contemplated by this Agreement. Prior to the Effective Time, in accordance with the terms of the Company Stock Plans and the Warrant Agreements, each outstanding Company Stock Option and Company Warrant will fully accelerate and vest and will be deemed exercisable and converted into the right to receive an amount in cash equal to the excess of (a) the sum of (i) the Stock Value plus
(ii) the Cash Consideration over (b) the per share exercise price of such Company Stock Option and Company Warrant, as applicable. The Company shall obtain any consents required of holders of Company Stock Options and Company Warrants, as applicable, to effectuate the foregoing. Except as provided in this Agreement or as otherwise agreed to by the parties in writing, the Company shall cause the Company Stock Plans and Warrant Agreements to terminate as of the Effective Time and the Company shall ensure that following the Effective Time no person, including any holder of Company Stock Options or Company Warrants or any participant in the Company Stock Plans, shall have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     SECTION 5.7  Indemnification.

     (a) Rights Assumed by Surviving Corporation. Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by Law.

     (b) Successors and Assigns of Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

     (c) Continuing Coverage. For six years after the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "INDEMNIFIED PARTIES") on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided, further, that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (d) Intended Beneficiaries. The provisions of this Section 5.7 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.8 Public Announcements. Parent and the Company shall consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 5.9 Affiliates. The Company shall deliver to Parent at least 45 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     SECTION 5.10 NYSE Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable to the Company's stockholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

     SECTION 5.11 Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent, which shall not be unreasonably withheld.

     SECTION 5.12 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of the Company Subsidiaries is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which the Company does not provide any confidential information to third parties or (c) standstill agreements that do not relate to the equity securities of the Company or any of the Company Subsidiaries. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     SECTION 5.13 Transition. In order to facilitate an orderly transition of the management of the business of the Company and the Company Subsidiaries to Parent and in order to facilitate the integration of the operations of the Company and Parent and its subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to the realized by Parent and the Company as a result of the Merger, the Company shall and shall cause the Company Subsidiaries to consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable Law, including Laws regarding the exchange of information and other Laws regarding competition. The Company shall and shall cause the Company Subsidiaries to make available to Parent at the facilities of the Company and the Company Subsidiaries, where determined by Parent to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing all matters concerning the Company's affairs. Without in any way limiting the provisions of Section 5.5, Parent, its subsidiaries, officers, employees, counsel, financial advisors and other representatives shall, upon reasonable written notice to the Company, be entitled to review the operations and visit the facilities of the Company and the Company Subsidiaries at all times as may be deemed reasonably necessary by Parent in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries' respective operations.

     SECTION 5.14 Section 16(b). Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

     SECTION 5.15  Employee Benefit Matters.

     (a) Company Benefit Plans. The Company shall adopt such amendments to the Company Benefit Plans as are reasonably requested by Parent and as may be necessary to ensure that Company Benefit Plans cover only employees and former employees (and their dependents and beneficiaries) of the Company and the Company Subsidiaries following the consummation of the transactions contemplated by this Agreement. With respect to any Company Common Stock held by any Company Benefit Plan as of the date of this Agreement or thereafter, the Company shall take all actions necessary or appropriate (including such actions as are reasonably requested by Parent) to ensure that all participant voting procedures contained in the Company Benefit Plans relating to such shares, and all applicable provisions of ERISA, are complied with in full.

     (b) Affected Employees. Parent and Merger Subsidiary agree that they shall cause the Surviving Corporation to honor all employee compensation and Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof as may be permitted by such terms. For a period of not less than 12 months following the Effective Time, Parent and Merger Subsidiary shall provide, or shall cause to be provided, to those individuals who were employees of the Company and the Company Subsidiaries immediately before the Effective Time (the "AFFECTED EMPLOYEES") compensation and employee benefits no less favorable in the aggregate than those provided to the Affected Employees immediately before the Effective Time.

     (c) New Plans. For all purposes under the employee benefit plans of Parent and Merger Subsidiary and their affiliates providing benefits to any Affected Employees after the Effective Time (the "NEW PLANS"), each Affected Employee shall receive credit for his or her service with the Company, the Company Subsidiaries and their affiliates before the Effective Time for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under a New Plan that is a defined benefit plan, as defined in Section 3(35) of ERISA) to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan. In addition, and without limiting the generality of the foregoing:

          (i) At and after the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and

          (ii) For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, Parent and Merger Subsidiary shall cause all pre-existing condition limitations and exclusions and all actively-at-work requirements of such New Plan to be waived for such Affected Employee and his or her covered dependents (but only to the extent that such limitations, exclusions and requirements would have been waived (or inapplicable) under the comparable Old Plans), and Parent and Merger Subsidiary shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependants for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Stockholder Approval must have been obtained.

          (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, Merger Sub, the Company or any Company Subsidiary to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have or result in, individually or in the aggregate, a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, must have been obtained in form and substance reasonably satisfactory to Parent.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") is in effect preventing the consummation of the Merger or prohibiting or limiting the ownership or operation by Parent, Merger Sub, the Company or any of their respective subsidiaries of any material portion of the business or assets of Parent, Merger Sub or the Company and their respective subsidiaries taken as a whole, or compelling the Company, Parent or Merger Sub and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or Merger Sub and their respective subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or which otherwise is reasonably likely to have or result in, individually or in the aggregate, a material adverse effect on the Company or Parent, as applicable; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Form S-4. The Form S-4 must have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

          (e) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders as contemplated by this Agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.1(c) must be true and correct in all respects both when made and as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of the Company set forth herein must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company.

          (b) Performance of Obligations of the Company. The Company must have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Officer's Certificate. The Company must have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have or result in, individually or in the aggregate, a material adverse effect on Parent and Merger Sub.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Officer's Certificate. Each of Parent and Merger Sub must have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     SECTION 6.4 Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1  Termination.

     (a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval, by mutual written consent of Parent, Merger Sub and the Company.

     (b) Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval, by either Parent or the Company:

          (i) if the Merger has not been consummated by April 29, 2005 or such later date, if any, as Parent and the Company agree upon in writing (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the Merger to be consummated by such time;

          (ii) if the Stockholders Meeting (including any adjournment or postponement thereof) has concluded and the Stockholder Approval was not obtained; or

          (iii) if any Restraint having any of the effects set forth in Section 6.1(c) is in effect and has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this
     Section 7.1(b)(iii) is not available to any party whose breach of any provision of this Agreement results in or causes such Restraint.

     (c) Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval, by Parent:

          (i) if the Company (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by the Company by the Termination Date;

          (ii) if (A) the Board of Directors of the Company or any committee thereof has made a Company Adverse Recommendation Change, (B) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with the Company, Parent and Merger Sub, and the Company's Board of Directors shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer, or (C) the Company has breached the provisions of Section 4.2 or Section 5.1(b); or

          (iii) if the Company has made the Cash Election.

     (d) Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval, by the Company:

          (i) if either Parent or Merger Sub (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in
     Section 6.3(a) would not be satisfied, and, in the case of both (A) and (B) such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by Parent by the Termination Date; or

          (ii) if the Exchange Ratio would have been equal to or greater than the Maximum Exchange Ratio but for the proviso of the second sentence of
     Section 2.1(c) hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) is not available to the Company if it has made the Cash Election.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 5.4 (last sentence), Section 5.8, this Section 7.2,
Section 7.3, and Article VIII, which provisions survive such termination; provided, however, that nothing herein will relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3  Fees and Expenses.

     (a) Division of Fees and Expenses. Except as provided in this Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees).

     (b) Event of Termination. In the event that this Agreement (i) is terminated pursuant to Section 7.1(c)(ii), (ii) is terminated at any time that this Agreement is terminable pursuant to Section 7.1(c)(ii), or (iii) is terminated pursuant to Section 7.1(b)(i) (other than because of the failure of the conditions set forth in Section 6.1(d) or Section 6.1(e)), Section 7.1(b)(ii) or Section 7.1(c)(i) and (A) prior to such termination, a third party shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and (B) within 12 months of such termination the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal, then the Company shall (1) in the case of termination pursuant to clause (i) or (ii) of this
Section 7.3(b), promptly, but in no event later than two Business Days after the date of such termination, or (2) in the case of termination pursuant to clause
(iii) of this Section 7.3(b), upon the earlier to occur of the execution of such definitive agreement and such consummation, pay Parent a non-refundable fee equal to $900,000 (the "TERMINATION FEE"), payable by wire transfer of same day funds to an account designated in writing to the Company by Parent. In the event that this Agreement (x) is terminated pursuant to Section 7.1(d)(ii), (y) is terminated at any time that this Agreement is terminable pursuant to Section 7.1(d)(ii), or (z) is terminated by the Company pursuant to Section 7.1(b)(i) as a result of the failure of the satisfaction of a condition precedent in Section 6.1(d) or Section 6.1(e), then Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay the Company the Termination Fee, payable by wire transfer of same day funds to an account designated in writing to Parent by the Company. In the event that this Agreement is terminated pursuant to Section 7.1(c)(iii) and is not then otherwise terminable by Parent, then Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay the Company a non-refundable fee equal to $3,500,000, payable by wire transfer of same day funds to an account designated in writing to Parent by the Company.

     (c) Failure to Pay Transaction Fee. The parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the a party hereto fails to pay promptly the Transaction Fee due pursuant to this Section 7.3, and, in order to obtain such payment, another party hereto commences a suit that results in a judgment against the a party for the Termination Fee, the party owing the Termination Fee shall pay to the other party such party's costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except the covenants and agreements contained in Articles II and VIII and in Sections 5.6, 5.7 and 5.15, each of which will survive in accordance with its terms.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     if to the Company, to:

        SMTEK International, Inc.
        200 Science Drive
        Moorpark, California 93021
        Telecopy No.: (805) 532-1608
        Attention: President

     with a copy to:

        Perkins Coie LLP
        1620 26th Street
        Santa Monica, CA 90404-4013
        Telecopy No.: (310) 788-3399
        Attention: David J. Katz

     if to Parent, to:

        CTS Corporation
        905 West Boulevard North
        Elkhart, Indiana 46514
        Telecopy No.: (574) 294-6151
        Attention: General Counsel

     with a copy to:

        Jones Day
        North Point
        901 Lakeside Avenue
        Cleveland, Ohio 44114
        Telecopy No.: (216) 579-0212
        Attention: Lyle G. Ganske

     if to Merger Sub, to:

        Cardinal Acquisition, Inc.
        c/o CTS Corporation
        905 West Boulevard North
        Elkhart, Indiana 46514
        Telecopy No.: (574) 294-6151
        Attention: General Counsel

     with a copy to:

        Jones Day
        North Point
        901 Lakeside Avenue
        Cleveland, Ohio 44114
        Telecopy No.: (216) 579-0212
        Attention: Lyle G. Ganske

     SECTION 8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For purposes of this Agreement, (a) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns), (b) "KNOWLEDGE" of any person that is not an individual means the knowledge after due inquiry of such person's executive officers and employees with direct responsibility for the subject matter to which such knowledge relates, (c) "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise, (d) "LIENS" means all pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever, (e) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole, and the terms "material" and "materially" have correlative meanings, provided, however, that for purposes of this definition, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a material adverse effect on such entity: (i) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' earnings or other estimates or projections (excluding the underlying change, effect, event, occurrence or state of facts giving rise to such decrease or failure), (ii) any change event, violation, inaccuracy, circumstance or effect that results from (A) the public announcement or pendency of the transactions contemplated hereby, (B) changes affecting the electronic manufacturing services industry gene rally, or (C) changes generally affecting the United States economy or Thailand economy, and (f) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person.

     SECTION 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.6 Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of this
Section 8.7 will
be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

     SECTION 8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.9 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.10 Amendment. This Agreement may be amended by the parties at any time before or after the Stockholder Approval; provided, however, that, after the Stockholder Approval, there is not to be made any amendment that by Law requires further approval by the stockholders of the Company without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.11 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     SECTION 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                    (SIGNATURES ARE ON THE FOLLOWING PAGE.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          SMTEK INTERNATIONAL, INC.

                                          By:      /s/ KIRK A. WALDRON
                                            ------------------------------------
                                              Name: Kirk A. Waldron
                                            Title:   Interim President, Senior
                                                     Vice
                                                     President and Chief
                                                     Financial Officer

                                          CTS CORPORATION

                                          By:     /s/ DONALD K. SCHWANZ
                                            ------------------------------------
                                              Name: Donald K. Schwanz
                                              Title:   President and Chief
                                                       Executive Officer

                                          CARDINAL ACQUISITION, INC.

                                          By:     /s/ DONALD K. SCHWANZ
                                            ------------------------------------
                                              Name: Donald K. Schwanz
                                            Title:   President

                                                                       EXHIBIT A

                        FORM OF COMPANY AFFILIATE LETTER

CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

SMTEK International, Inc.
200 Science Drive
Moorpark, California 93021

Cardinal Acquisition, Inc.
c/o CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

Ladies and Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of November 16, 2004 (the "MERGER AGREEMENT"), by and among SMTEK International, Inc., a Delaware corporation (the "COMPANY"), Cardinal Acquisition, Inc., a Delaware corporation ("MERGER SUB") and CTS Corporation, an Indiana Corporation ("PARENT"), Merger Sub will merge with and into the Company (the "MERGER"), with the Company as the surviving corporation. As a result of the Merger, the undersigned may receive shares of common stock, no par value per share, of Parent ("PARENT COMMON STOCK") in exchange for shares owned by the undersigned of common stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK").

     The undersigned acknowledges that the undersigned may be deemed an "AFFILIATE" of the Company within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act of 1933 (the "SECURITIES ACT") by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. If in fact the undersigned is an affiliate of the Company under the Securities Act, the undersigned's ability to sell, assign or transfer Parent Common Stock received by the undersigned in exchange for any shares of the Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent is under no obligation to register the sale, assignment, transfer or other disposition of Parent Common Stock to be received by the undersigned in the Merger or to take any other action necessary in order to make compliance with an exemption from such registration available.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign, transfer or otherwise dispose of any of Parent Common Stock received by the undersigned in exchange for shares of the Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated under the Securities Act or (iii) in a transaction which, in the opinion of counsel of Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

     The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon evidence of compliance with Rule 145 under the Securities Act and, if requested by Parent, receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

     There will be placed on the certificates for Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate are issued, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, assigned, transferred or otherwise disposed of except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the sale, assignment, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Dated:           , 2005

                                                                         ANNEX B

                            STOCKHOLDER'S AGREEMENT

     This STOCKHOLDER'S AGREEMENT (this "Agreement") is made and entered into as of November 16, 2004, by and between CTS Corporation, an Indiana corporation ("Parent") and Thomas M. Wheeler Trust U/T/D 4/9/86, a stockholder of SMTEK International, Inc., a Delaware corporation (the "Company"), ("Stockholder").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Cardinal Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated the date hereof (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware. Following the Merger, the Company will continue as the surviving corporation. In the Merger, each issued and outstanding share of Company Common Stock (as defined in the Merger Agreement), other than Dissenting Shares (as defined in the Merger Agreement) and any shares of Company Common Stock owned by Parent or any direct or indirect subsidiary of Parent or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) as provided in the Merger Agreement.

     B. As of the date hereof, Stockholder is the beneficial owner of (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and has the sole right to vote and dispose of such number of shares of Company Common Stock (the "Shares") listed on Schedule A attached hereto.

     C. Stockholder is entering into this Agreement as a material inducement and consideration to each of Parent and Merger Sub to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

          1. Definitions. Capitalized terms that are used in this Agreement and are not otherwise defined herein will have the meanings ascribed to such terms in the Merger Agreement.

             (a) "Termination Date" means the earlier to occur of (i) the Effective Time; and (ii) the termination of the Merger Agreement in accordance with its terms.

             (b) "Transfer" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or dispose of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

          2. Representations and Warranties of Stockholder. Subject to the limitations and covenants on Schedule B hereto, Stockholder hereby represents and warrants to Parent as follows:

             2.1 Authority; Enforceability. Stockholder has the capacity or requisite corporate power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder, and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

             2.2 Noncontravention; Consents. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Stockholder will not, (i) conflict with the certificate of incorporation or by-laws (or comparable organizational documents) of Stockholder, if applicable, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Stockholder, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to Stockholder, or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to Stockholder, or its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not materially impair the ability of Stockholder to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required by Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby, except for the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and such consents, approvals, orders, or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not materially impair the ability of Stockholder to consummate the transactions contemplated by this Agreement.

             2.3 Shares Owned. As of the date hereof, Stockholder is the sole record and beneficial owner of the Shares free and clear of any Liens. Stockholder holds exclusive power to vote the Shares. The foregoing is subject to the limitations and covenants set forth on Schedule B hereto.

          3. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

             3.1 Authority; Enforceability. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery by the Stockholders, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

             3.2 Noncontravention; Consents. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent will not, (i) conflict with the certificate of incorporation or by-laws of Parent, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, conces-sion, franchise, license or other authorization applicable to Parent or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and
        (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and such consents, approvals, orders, or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          4. Agreement to Vote.

          4.1 Voting. (a) Subject to the limitations and covenants on Schedule B hereto, Stockholder hereby covenants and agrees that, prior to the Termination Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action taken by the written consent of stockholders of the Company without a meeting, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent or cause to be voted or consented the Shares:

             (i) in favor of the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and, to the extent that a vote is solicited in connection with this Agreement or the Merger Agreement, any other action required or desirable in furtherance hereof or thereof;

             (ii) to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent to the Closing under the Merger Agreement, against the approval of such action, agreement or proposal; and

             (iii) against approval of any action, agreement or proposal made in opposition to or in competition with the Merger, including, without limitation, any Company Takeover Proposal or Superior Proposal.

          (b) Prior to the Termination Date, Stockholder will not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with any provision of this Section 4.1.

          4.2 Irrevocable Proxy. Subject to the limitations and covenants on Schedule B hereto, contemporaneously with the execution of this Agreement, Stockholder will deliver to Parent a proxy with respect to Stockholder's Shares in the form attached hereto as Exhibit 1, which proxy will be irrevocable to the fullest extent permitted by applicable Law (the "Proxy"), except that the Proxy shall be automatically revoked upon termination of this Agreement in accordance with its terms.

          4.3 Transfer and Other Restrictions. Subject to the limitations and covenants on Schedule B hereto,

          (a) From the date hereof until the Termination Date, Stockholder agrees not to, directly or indirectly:

             (i) Transfer any or all of the Shares or any interest therein;

             (ii) grant any proxy, power of attorney, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares, except as provided in this Agreement; or

             (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

          (b) Stockholder agrees with, and covenants to, Parent that Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares.

          4.4 Adjustments. Subject to the limitations and covenants on Schedule B hereto,

             (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares, or the like, or any other action that would have the effect of changing Stockholder's ownership of the Company's capital stock or other securities or (ii) Stockholder becomes the beneficial owner of any additional capital stock of the Company or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by Stockholder immediately following the effectiveness of the events described in clause (i) or Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares of Stockholder hereunder.

             (b) Stockholder hereby agrees to promptly notify the Company and Parent of the number of any new shares of Company Common Stock or other securities of the Company acquired by Stockholder after the date hereof.

          4.5 Acquisition Proposals. Subject to the limitations and covenants on Schedule B hereto,

          (a) Stockholder, shall, and, if applicable, shall cause its subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by Stockholder or any of its subsidiaries (collectively, "Representatives") to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal.

          (b) Stockholder, shall not, nor shall it permit any of its subsidiaries and its and their Representatives to, directly or indirectly
     (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, a Company Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, or
     (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquires or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.

          (c) Stockholder shall promptly (but in any event within one calendar day) advise Parent in writing of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a Company Takeover Proposal, or any request for nonpublic information relating to any of the Company Entities by any person that informs Stockholder or its Representatives that such person is considering making, or has made, a Company Takeover Proposal, or an inquiry from a person seeking to have discussions or negotiations relating to a possible Company Takeover Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the specific terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to Parent a copy of any such written inquiry, request or proposal and copies of any information provided to or by any third party relating thereto. Stockholder agrees that it shall keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request or information requested of Stockholder, including by providing a copy of all material documentation or correspondence relating thereto.

          5. Standstill. Subject to the limitations and covenants on Schedule B hereto, Stockholder agrees that from the date hereof until the Termination Date (the "Standstill Period"), except with Parent's prior written consent, neither the Stockholder, nor any of its respective representatives or affiliates, will (a) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any securities of Parent entitled to be voted generally in the election of directors of Parent or any direct or indirect options or other rights to acquire any such securities ("Voting Securities) or (b) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities.

          6. Miscellaneous.

          6.1 Further Assurances. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate with the other party hereto, to the extent reasonably requested by such party, to enforce rights and obligations herein provided.

          6.2 Limitation. Subject to the limitations and covenants on Schedule B hereto, Stockholder will retain at all times the right to vote Stockholder's Shares, in Stockholder's sole discretion, on all matters, other than those set forth in Section 4.1, which are at any time or from time to time presented to the Company's stockholders generally.

          6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          6.5 Extension; Waiver. Either Parent, on the one hand, or Stockholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement, or (c) waive compliance by the other party with any of the agreements contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties any rights or remedies.

          6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of each other party. Any assignment in violation of this Section 6.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

          6.8 Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          6.9 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

          6.10 Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     If to Parent:

           CTS Corporation
           905 West Boulevard North
           Elkhart, Indiana 46514
           Telecopy No.: (574) 294-6151
           Attention: General Counsel

     With a copy (which shall not constitute notice) to:

           Jones Day
           North Point
           901 Lakeside Avenue
           Cleveland, Ohio 44114
           Attention: Lyle G. Ganske
           Telecopy No.: (216) 579-0212

     If to Stockholder:

           At the address (or Telecopy Number) set forth on the signature pages hereto

     With a copy (which shall not constitute notice) to:

           TMW Enterprises, Inc.
           2120 Austin Avenue
           Rochester Hills, MI 48309
           Attention: Robert T. Howard
           Telecopy No.: (248) 844-0172

          6.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

          6.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          6.13 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. In the event an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          6.14 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses.

          6.15 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreement in this Agreement will survive the Termination Date; except (a) the covenants and agreements contained in Section 4.4, Article 5 and Article 6 each of which will survive for the period set forth in Article 5 and (b) that the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement that has occurred prior to the termination of this Agreement.

                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

                                          CTS CORPORATION

                                          By:     /s/ DONALD K. SCHWANZ
                                            ------------------------------------
                                              Name: Donald K. Schwanz
                                            Title:   President and Chief
                                                     Executive Officer

                                          STOCKHOLDER

                                          By:     /s/ THOMAS M. WHEELER
                                            ------------------------------------
                                              Name: Thomas M. Wheeler
                                            Title:   Trustee, Thomas M. Wheeler
                                                Trust U/T/D 4/9/86

                                                                      SCHEDULE A

NAME                                           NUMBER OF SHARES
----                                           ----------------
Thomas M. Wheeler, as Trustee of               881,812
Thomas M. Wheeler Trust U/T/D 4/9/86

SCHEDULE B

     Stockholder is the legal owner of the Shares. However, Stockholder has granted to third parties one or more options to purchase, an aggregate of 97,000 of Stockholder's Shares ("collectively, the "Options"). As of the date of this Agreement, none of the Options have been exercised.

     The Options obligate Stockholder to deliver unencumbered shares of Company Common Stock to the Option holders upon their exercise of the Options. As a result, each of the Option holders may be a beneficial owner of that portion of Stockholder's Shares which are the subject of their applicable Option.

     With respect to Shares covered by the Options, the parties hereto agree that Stockholder may transfer and deliver any Shares subject to an Option upon an Option holder's exercise of such Option, whether before or after the record date for a stockholder's meeting (including any meeting for the same purpose after an adjournment thereof) for the purpose of voting on any subject covered by Section 4.1 of this Agreement (a "Stockholder's Meeting"); provided, however, that to the extent that Stockholder remains the holder of record for any such Shares at such Stockholders' Meeting, Stockholder shall vote such Shares in accordance with the provisions of Section 4.1 of this Agreement.

                                                                       EXHIBIT 1

                               IRREVOCABLE PROXY

     The undersigned stockholder (the "Stockholder") of SMTEK International, Inc., a Delaware corporation (the "Company") hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes those officers of CTS Corporation, an Indiana corporation ("Parent") designated by Parent in writing and each of them (collectively, the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned as of the date of this proxy, which shares are specified on Schedule A to the Stockholder's Agreement (as defined below), provided, however, that such proxy shall not apply to any shares of capital stock of the Company transferred to third parties as contemplated by Schedule B to the Stockholder's Agreement for which the Stockholder is no longer the holder of record; (ii) any and all other shares of capital stock of the Company with respect to which the undersigned shall become the record or beneficial owner or over which the undersigned shall otherwise exercise voting power after the date hereof, including, without limitation, in the event of a dividend or distribution of capital stock of the Company, or any change in the Company's capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, all shares of the Company's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of the Company's capital stock into which or for which any or all of the shares otherwise held by the undersigned may be so changed or exchanged. (The shares of the capital stock of the Company referred in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares"). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares until such time as this proxy shall be terminated in accordance with its terms.

     The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date (as defined in the Stockholder's Agreement dated as of the date hereof, between Parent and the undersigned (the "Stockholder's Agreement")) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action taken by the written consent of the stockholders of the Company without a meeting with respect to the following matters and only the following matters:

          (i) in favor of the adoption and approval of the Agreement and Plan of Merger Agreement, dated November 16, 2004, by and among Parent, the Company and Cardinal Acquisition, Inc. (the "Merger Agreement") and the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement, and, to the extent that a vote is solicited in connection with the Stockholder's Agreement or the Merger Agreement, any other action required or desirable in furtherance hereof or thereof;

          (ii) to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent to the Closing under the Merger Agreement, against the approval of such action, agreement or proposal; and

          (iii) against approval of any action, agreement or proposal made in opposition to or in competition with the Merger, including, without limitation, any Company Takeover Proposal (as defined in the Merger Agreement) or Superior Proposal (as defined in the Merger Agreement).

     The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 4.1 of the Stockholder's Agreement.

     This proxy will terminate upon the termination of the Stockholder's Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

     This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency, incapacity, death or liquidation of the undersigned and will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

                                          STOCKHOLDER

                                          By:     /s/ THOMAS M. WHEELER
                                            ------------------------------------
                                                     Thomas M. Wheeler
                                                 Trustee, Thomas M. Wheeler
                                                     Trust U/T/D 4/9/86

Dated: November 16, 2004

                                                                         ANNEX C

                            STOCKHOLDER'S AGREEMENT

     This STOCKHOLDER'S AGREEMENT (this "Agreement") is made and entered into as of November 30, 2004, by and between CTS Corporation, an Indiana corporation ("Parent") and Gene Haas Trust DTD 3-9-99, a stockholder of SMTEK International, Inc., a Delaware corporation (the "Company"), ("Stockholder").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Cardinal Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated the date hereof (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware. Following the Merger, the Company will continue as the surviving corporation. In the Merger, each issued and outstanding share of Company Common Stock (as defined in the Merger Agreement), other than Dissenting Shares (as defined in the Merger Agreement) and any shares of Company Common Stock owned by Parent or any direct or indirect subsidiary of Parent or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) as provided in the Merger Agreement.

     B. As of the date hereof, Stockholder is the beneficial owner of (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and has the sole right to vote and dispose of such number of shares of Company Common Stock (the "Shares") listed on Schedule A attached hereto.

     C. Stockholder is entering into this Agreement as a material inducement and consideration to each of Parent and Merger Sub to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

          1. Definitions. Capitalized terms that are used in this Agreement and are not otherwise defined herein will have the meanings ascribed to such terms in the Merger Agreement.

             (a) "Termination Date" means the earlier to occur of (i) the Effective Time; and (ii) the termination of the Merger Agreement in accordance with its terms.

             (b) "Transfer" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or dispose of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

          2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

             2.1 Authority; Enforceability. Stockholder has the capacity or requisite corporate power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder, and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

             2.2 Noncontravention; Consents. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Stockholder will not, (i) conflict with the certificate of incorporation or by-laws (or comparable organizational documents) of Stockholder, if applicable, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Stockholder, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to Stockholder, or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to Stockholder, or its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not materially impair the ability of Stockholder to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required by Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby, except for the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and such consents, approvals, orders, or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not materially impair the ability of Stockholder to consummate the transactions contemplated by this Agreement.

             2.3 Shares Owned. As of the date hereof, Stockholder is the sole record and beneficial owner of the Shares free and clear of any Liens. Stockholder holds exclusive power to vote the Shares.

          3. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

             3.1 Authority; Enforceability. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery by the Stockholders, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

             3.2 Noncontravention; Consents. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent will not, (i) conflict with the certificate of incorporation or by-laws of Parent, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to Parent or its properties or assets or

        (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any judgment, order, decree or Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and such consents, approvals, orders, or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          4. Agreement to Vote.

          4.1 Voting. (a) Stockholder hereby covenants and agrees that, prior to the Termination Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action taken by the written consent of stockholders of the Company without a meeting, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent or cause to be voted or consented the Shares:

             (i) in favor of the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and, to the extent that a vote is solicited in connection with this Agreement or the Merger Agreement, any other action required or desirable in furtherance hereof or thereof;

             (ii) to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent to the Closing under the Merger Agreement, against the approval of such action, agreement or proposal; and

             (iii) against approval of any action, agreement or proposal made in opposition to or in competition with the Merger, including, without limitation, any Company Takeover Proposal or Superior Proposal.

          (b) Prior to the Termination Date, Stockholder will not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with any provision of this Section 4.1.

          4.2 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder will deliver to Parent a proxy with respect to Stockholder's Shares in the form attached hereto as Exhibit 1, which proxy will be irrevocable to the fullest extent permitted by applicable Law (the "Proxy"), except that the Proxy shall be automatically revoked upon termination of this Agreement in accordance with its terms.

          4.3 Transfer and Other Restrictions.

          (a) From the date hereof until the Termination Date, Stockholder agrees not to, directly or indirectly:

             (i) Transfer any or all of the Shares or any interest therein;

             (ii) grant any proxy, power of attorney, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares, except as provided in this Agreement; or

             (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

          (b) Stockholder agrees with, and covenants to, Parent that Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares.

          4.4 Adjustments.

          (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares, or the like, or any other action that would have the effect of changing Stockholder's ownership of the Company's capital stock or other securities or (ii) Stockholder becomes the beneficial owner of any additional capital stock of the Company or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by Stockholder immediately following the effectiveness of the events described in clause (i) or Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares of Stockholder hereunder.

          (b) Stockholder hereby agrees to promptly notify the Company and Parent of the number of any new shares of Company Common Stock or other securities of the Company acquired by Stockholder after the date hereof.

          4.5 Acquisition Proposals.

          (a) Stockholder, shall, and, if applicable, shall cause its subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by Stockholder or any of its subsidiaries (collectively, "Representatives") to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal.

          (b) Stockholder, shall not, nor shall it permit any of its subsidiaries and its and their Representatives to, directly or indirectly
     (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would be reasonably likely to lead to, a Company Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, or
     (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquires or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.

          (c) Stockholder shall promptly (but in any event within one calendar day) advise Parent in writing of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a Company Takeover Proposal, or any request for nonpublic information relating to any of the Company Entities by any person that informs Stockholder or its Representatives that such person is considering making, or has made, a Company Takeover Proposal, or an inquiry from a person seeking to have discussions or negotiations relating to a possible Company Takeover Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the specific terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to Parent a copy of any such written inquiry, request or proposal and copies of any information provided to or by any third party relating thereto. Stockholder agrees that it shall keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request or information requested of Stockholder, including by providing a copy of all material documentation or correspondence relating thereto.

          5. Standstill. Stockholder agrees that from the date hereof until the Termination Date (the "Standstill Period"), except with Parent's prior written consent, neither the Stockholder, nor any of its respective representatives or affiliates, will (a) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any securities of Parent entitled to be voted generally in the election of directors of Parent or any direct or indirect options or other rights to acquire any such securities ("Voting Securities") or (b) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities.

          6. Miscellaneous.

          6.1 Further Assurances. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate with the other party hereto, to the extent reasonably requested by such party, to enforce rights and obligations herein provided.

          6.2 Limitation. Stockholder will retain at all times the right to vote Stockholder's Shares, in Stockholder's sole discretion, on all matters, other than those set forth in Section 4.1, which are at any time or from time to time presented to the Company's stockholders generally.

          6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          6.5 Extension; Waiver. Either Parent, on the one hand, or Stockholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement, or (c) waive compliance by the other party with any of the agreements contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

          6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties any rights or remedies.

          6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of each other party. Any assignment in violation of this Section 6.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

          6.8 Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          6.9 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

          6.10 Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     If to Parent:

           CTS Corporation
           905 West Boulevard North
           Elkhart, Indiana 46514
           Telecopy No.: (574) 294-6151
           Attention:  General Counsel

          With a copy (which shall not constitute notice) to:

           Jones Day
           North Point
           901 Lakeside Avenue
           Cleveland, Ohio 44114
           Attention:  Lyle G. Ganske
           Telecopy No.: (216) 579-0212

          If to Stockholder:

             At the address (or Telecopy Number) set forth on the signature pages hereto

          With a copy (which shall not constitute notice) to:

           Attention:
           Telecopy No.:

          6.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

          6.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          6.13 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. In the event an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          6.14 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses.

          6.15 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreement in this Agreement will survive the Termination Date; except (a) the covenants and agreements contained in Section 4.4, Article 5 and Article 6 each of which will survive for the period set forth in Article 5 and (b) that the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement that has occurred prior to the termination of this Agreement.

                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

                                          CTS CORPORATION

                                          By:     /s/ RICHARD G. CUTTER
                                            ------------------------------------
                                              Name: Richard G. Cutter, III
                                            Title:   Vice President, Secretary
                                                     and General Counsel

                                          STOCKHOLDER

                                          By:         /s/ GENE HAAS
                                            ------------------------------------
                                              Name: Gene Haas
                                              Title:   Trustee, The Gene Haas
                                            Trust
                                                DTD 3-9-99

                                                                      SCHEDULE A

                     NAME                                     NUMBER OF SHARES
                     ----                                     ----------------
Gene Haas                                      268,369
Trustee of the Gene Haas
Trust DTD 3-9-99

                                                                       EXHIBIT 1

                               IRREVOCABLE PROXY

     The undersigned stockholder (the "Stockholder") of SMTEK International, Inc., a Delaware corporation (the "Company") hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes those officers of CTS Corporation, an Indiana corporation ("Parent") designated by Parent in writing and each of them (collectively, the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned as of the date of this proxy, which shares are specified on Schedule A to the Stockholder's Agreement (as defined below); (ii) any and all other shares of capital stock of the Company with respect to which the undersigned shall become the record or beneficial owner or over which the undersigned shall otherwise exercise voting power after the date hereof, including, without limitation, in the event of a dividend or distribution of capital stock of the Company, or any change in the Company's capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, all shares of the Company's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of the Company's capital stock into which or for which any or all of the shares otherwise held by the undersigned may be so changed or exchanged. (The shares of the capital stock of the Company referred in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares"). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares until such time as this proxy shall be terminated in accordance with its terms.

     The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date (as defined in the Stockholder's Agreement dated as of the date hereof, between Parent and the undersigned (the "Stockholder's Agreement")) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action taken by the written consent of the stockholders of the Company without a meeting with respect to the following matters and only the following matters:

          (i) in favor of the adoption and approval of the Agreement and Plan of Merger Agreement, dated November 16, 2004, by and among Parent, the Company and Cardinal Acquisition, Inc. (the "Merger Agreement") and the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement, and, to the extent that a vote is solicited in connection with the Stockholder's Agreement or the Merger Agreement, any other action required or desirable in furtherance hereof or thereof;

          (ii) to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent to the Closing under the Merger Agreement, against the approval of such action, agreement or proposal; and

          (iii) against approval of any action, agreement or proposal made in opposition to or in competition with the Merger, including, without limitation, any Company Takeover Proposal (as defined in the Merger Agreement) or Superior Proposal (as defined in the Merger Agreement).

     The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 4.1 of the Stockholder's Agreement.

     This proxy will terminate upon the termination of the Stockholder's Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

     This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency, incapacity, death or liquidation of the undersigned and will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

                                          STOCKHOLDER

                                          By:         /s/ GENE HAAS
                                            ------------------------------------
                                            Gene Haas
                                            Trustee, The Gene Haas Trust DTD
                                              3-9-99

Dated: November 30, 2004

                                                                         ANNEX D
           --  2029 CENTURY PARK EAST, SUITE 820  --  LOS ANGELES, CA
                 90067  --  310-284-8008  --  FAX 310-284-8130

DUFF & PHELPS, LLC

November 16, 2004

Board of Directors
SMTEK International, Inc.
200 Science Drive
Moorpark, CA 93021

Ladies and Gentlemen:

     The Board of Directors of SMTEK International, Inc. ("SMTEK" or the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") as its financial advisor to provide an opinion (the "Opinion") as to the fairness to the shareholders of the Company, from a financial point of view, of the contemplated transaction described below (the "Proposed Transaction") (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

DESCRIPTION OF THE PROPOSED TRANSACTION

     It is our understanding that the Proposed Transaction can be summarized as follows:

     - The Proposed Transaction involves the Company merging with and into a wholly owned subsidiary (the "Merger Sub") of CTS Corp. ("CTS" or the "Parent") with the Company as the surviving entity;

     - Subject to approval by a majority vote of SMTEK's shareholders, SMTEK shareholders will receive between $14.20 and $15.00 for each share of SMTEK common stock. The consideration will be paid by CTS and be comprised of (i) a number of shares of CTS common stock with a market value of not less than $3.475 or greater than $4.275 (the "Stock Consideration"), and (ii) $10.725 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration");

     - If the payment of the aggregate Stock Consideration in connection with closing the Proposed Transaction would result in CTS issuing a number of shares equal to or greater than 19.9% of CTS's outstanding shares, then SMTEK may request that the value of the Stock Consideration be paid in cash rather than in the form of CTS common stock (the "All-cash Alternative");

     - Fractional share interests of CTS common stock which would be received as a portion of the Stock Consideration will be paid in cash;

     - All outstanding options and warrants that are "in the money" will become exercisable and have the right to receive cash in an amount equal to the Merger Consideration less the exercise price;

     - Certain SMTEK shareholders will enter into an agreement with CTS (the "Stockholders Agreement") which provides for, among other things, for such SMTEK shareholder to vote his shares in favor of the Proposed Transaction;

     - A break-up fee in the amount of $900,000 would apply and become payable to CTS by SMTEK, or to SMTEK by CTS, in the event that the Proposed Transaction is terminated in certain circumstances;

     - If SMTEK has elected the All-cash Alternative and the Proposed Transaction is not otherwise terminable by CTS, then CTS would have the right to terminate the Proposed Transaction and pay a break-up fee in the amount of $3,500,000 to SMTEK.

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SCOPE OF ANALYSIS

     IN CONNECTION WITH THIS OPINION, AND IN PROVIDING ONGOING FINANCIAL ADVISORY SERVICES TO THE COMPANY, WE HAVE MADE SUCH REVIEWS, ANALYSES AND INQUIRIES AS WE HAVE DEEMED NECESSARY AND APPROPRIATE UNDER THE CIRCUMSTANCES. OUR DUE DILIGENCE AND ANALYSIS ACTIVITIES INCLUDED, BUT WERE NOT LIMITED TO, THE
FOLLOWING:

     - Conducted meetings with and held telephonic conferences with members of SMTEK's senior management team, the Special Committee of the SMTEK Board of Directors and SMTEK legal counsel, including:

      - Edward Smith, President and Chief Executive Officer (resigned effective September 20, 2004)

      - Kirk Waldron, Interim President and Chief Financial Officer

      - Steven Waszak, Jim Burgess and Kimon Anemogiannis, collectively the Special Committee

      - David Katz, Evelyn Cruz Sroufe and Lance Bass, Company legal counsel, Perkins Coie LLP

     - Toured the Company's Moorpark, California facility

     - Reviewed various drafts of the AGREEMENT AND PLAN OF MERGER by and among SMTEK International, Inc., Merger Sub and CTS Corp. (the "Merger Agreement"), including the draft dated November 16, 2004

     - Reviewed a draft copy of the STOCKHOLDERS AGREEMENT by and among CTS Corp. and certain stockholders of SMTEK International, Inc.

     - Reviewed specific Company information, including:

      - Company SEC filings including annual reports of Form 10-K for the years ended June 30, 2002, 2003 and 2004 and quarterly reports on Form 10-Q for the periods ended September 30, 2003 and 2004

      - Financial projections prepared by Company Management

      - Stock option schedules provided by Company management

      - Other operating and financial information provided by Company management

     - Analyzed historical trading prices and trading volume of Cardinal common stock

     - Analyzed historical trading prices and trading volume of Gold common stock

     - Reviewed applicable industry and economic information, including

      - Financial and operating information for comparable public companies contained in SEC filings

      - Analyst reports, historical stock prices, industry analyses and other information from regularly published sources

     - Reviewed specific information on CTS Corp. contained in SEC filings

     - Reviewed the financial performance, price and trading activity for the equity securities of certain other publicly traded companies with businesses we consider relevant to our inquiry

     - Reviewed the financial terms of certain business combinations to the extent publicly available involving companies with businesses we consider relevant to our inquiry

     Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness or otherwise as tax advice or as accounting advice. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all

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procedures required by law to be taken in connection with the Proposed
Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

     In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps: (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps' Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Company management nor its Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

     In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Draft Merger Agreement without material modification or waiver.

     The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes.

     To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

     Duff & Phelps has prepared this Opinion effective as of the date of this letter. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof, or to update, revise or reaffirm this Opinion.

     This letter should not be construed as creating any fiduciary duty on Duff & Phelps' part to any party.

     It is understood that this Opinion is only for the information of the Board of Directors in connection with its consideration of the Proposed Transaction. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the terms of the Proposed Transaction are the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

     This Opinion may be included in its entirety in any proxy statement or other document distributed to shareholders of the Company in connection with the Proposed Transaction or required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, this Opinion may not be quoted or referred to, in whole or in part, in any written document, relied upon by any person other than the Board of Directors, or used for any other purpose. Notwithstanding anything to the contrary contained herein or in any other agreement between the parties hereto, both Duff & Phelps and the Company (and each of their employees, representatives or other agents) may disclose to any and all persons, entities and governmental bodies, without limitation of any kind, the "tax treatment" and "tax structure" (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein.

     In rendering this Opinion, Duff & Phelps has acted on behalf of the Board of Directors of the Company and will receive a fee from the Company for our services.

CONCLUSION

     Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the shareholders of the Company from a financial point of view, without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder.

                                          Respectfully submitted,

                                          (SIGNATURE OF DUFF & PHELPS, LLC)
                                          Duff & Phelps, llc

                                                                         ANNEX E

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
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     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   PROXY CARD
                            SMTEK INTERNATIONAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Kirk A. Waldron, Richard E. Fitzgerald and Robert Miller, and each of them, as proxies, each with the power to appoint such proxy's substitute and hereby authorizes them to represent and vote all of the shares of capital stock of SMTEK International, Inc. held by the undersigned on December 22, 2004 at the Special Meeting of Stockholders to be held on [_________], 2005 and any postponement or adjournment thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

1. Adopt the Agreement and Plan of Merger, dated November 16, 2004, by and among SMTEK International, Inc., CTS Corporation, and Cardinal Acquisition, Inc.

       |_| FOR                 |_| AGAINST                  |_| ABSTAIN


2. Adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the adoption of the Agreement and Plan of Merger, dated November 16, 2004, by and among SMTEK International, Inc., CTS Corporation, and Cardinal Acquisition, Inc.

       |_| FOR                 |_| AGAINST                  |_| ABSTAIN


3. In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND FOR THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF MAILING THE NOTICE OF SPECIAL MEETING AND THE ENCLOSED PROXY STATEMENT.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement furnished herewith and directs that his or her votes be cast by the above named proxies in the manner directed herein. All other proxies heretofore given by the undersigned to vote shares of capital stock of SMTEK International, Inc. are expressly revoked.

                                    Dated ______________________________, 200__


                                    ___________________________________________


                                    ___________________________________________
                                    Signature(s) of Stockholder

         Signature(s) are required to match the name(s) printed hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Persons signing in the capacity of an attorney should submit powers of attorney.

         Please sign and return this proxy in the enclosed envelope. The giving of this proxy will not affect your right to vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may also submit to the Secretary of SMTEK International, Inc. a later dated revocation or amendment to this proxy on any of the matters set forth above.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following summary of the material provisions of the Registrant's bylaws relating to indemnification of directors and officers, the Registrant's articles of incorporation, the Registrant's indemnification agreements with officers and directors and the Indiana Business Corporation Law is not intended to be exclusive and is qualified in its entirety by such bylaws, articles of incorporation, indemnification agreements and statutes.

     The Registrant's bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law. Chapter 37 of the Indiana Business Corporation law provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless a court determines otherwise.

     The Registrant's articles of incorporation provide that, to the fullest extent permitted by applicable law no director or officer of the Registrant will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director or officer provided, however, that such provision does not apply to any liability of a director or officer (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.

     Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified from all liabilities arising out of the activities reasonably taken in the performance of their respective duties as officers and directors of the Registrant.

     The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

     For the undertaking with respect to indemnification, see Item 22 herein.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) The opinion of Duff & Phelps, LLC is included as Annex D to the proxy statement/prospectus included as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

(a)(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i)
        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
        Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities
        Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities
        Act of 1933, each filing of each of the Registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities
        Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
        15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)(1)  The undersigned Registrant hereby undertakes as follows:
        that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph 1 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule
        415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the information statement-prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elkhart, State of Indiana, on December 9, 2004.

                                          CTS CORPORATION
                                          (Registrant)

                                          By:     /s/ DONALD K. SCHWANZ
                                            ------------------------------------
                                                     Donald K. Schwanz
                                               Chairman, President and Chief
                                                      Executive Officer

     Each person whose signature appears below hereby constitutes and appoints Donald K. Schwanz, Vinod M. Khilnani, and Richard G. Cutter, III, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                     TITLE                       DATE
                    ---------                                     -----                       ----

              /s/ DONALD K. SCHWANZ                   Chairman, President and Chief     December 9, 2004
 ------------------------------------------------    Executive Officer, and Director
                Donald K. Schwanz                     (Principal Executive Officer)


              /s/ VINOD M. KHILNANI                     Senior Vice President and       December 9, 2004
 ------------------------------------------------        Chief Financial Officer
                Vinod M. Khilnani                     (Principal Financial Officer)


               /s/ THOMAS A. KROLL                    Vice President and Controller     December 9, 2004
 ------------------------------------------------             (Controller)
                 Thomas A. Kroll


               /s/ WALTER S. CATLOW                             Director                December 9, 2004
 ------------------------------------------------
                 Walter S. Catlow


             /s/ LAWRENCE J. CIANCIA                            Director                December 9, 2004
 ------------------------------------------------
               Lawrence J. Ciancia


                /s/ THOMAS G. CODY                              Director                December 9, 2004
 ------------------------------------------------
                  Thomas G. Cody

                    SIGNATURE                                     TITLE                       DATE
                    ---------                                     -----                       ----


           /s/ GERALD H. FRIELING, JR.                          Director                December 9, 2004
 ------------------------------------------------
             Gerald H. Frieling, Jr.


             /s/ ROGER R. HEMMINGHAUS                           Director                December 9, 2004
 ------------------------------------------------
               Roger R. Hemminghaus


              /s/ MICHAEL A. HENNING                            Director                December 9, 2004
 ------------------------------------------------
                Michael A. Henning


              /s/ ROBERT A. PROFUSEK                            Director                December 9, 2004
 ------------------------------------------------
                Robert A. Profusek


             /s/ PATRICIA K. VINCENT                            Director                December 9, 2004
 ------------------------------------------------
               Patricia K. Vincent

                                 EXHIBIT INDEX

EXHIBIT NO                       EXHIBIT DESCRIPTION
----------                       -------------------
    2.1      Agreement and Plan of Merger, dated as of November 16, 2004, by and among CTS, SMTEK and Acquisition Sub (attached as
             Annex A to the proxy statement/prospectus).
    5.1      Form of Opinion of Richard G. Cutter, III, as to the
             validity of the CTS common shares being registered hereby.
   10.1      Stockholder's Agreement, dated November 16, 2004, between
             CTS and the Thomas M. Wheeler Trust U/T/D 4/9/86 (attached as Annex B to the proxy statement/prospectus).
   10.2      Stockholder's Agreement, dated November 30, 2004, between
             CTS and The Gene Haas Trust DTD 3-9-99 (attached as Annex C to the proxy statement/prospectus).
   23.1      Consent of Independent Registered Public Accounting Firm,
             PricewaterhouseCoopers LLP.
   23.2      Consent of Independent Registered Public Accounting Firm,
             PricewaterhouseCoopers LLP.
   23.3      Consent of Independent Registered Public Accounting Firm,
             KPMG LLP.
   23.4      Consent of Richard G. Cutter, III (included in Exhibit 5.1)
   24.1      Power of Attorney of Directors and officers of CTS (included in the signature page to this registration statement and
             incorporated herein by reference).